   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 5, 2000.



                                                      REGISTRATION NO. 333-44606

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          INTERSIL HOLDING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    3674                                   59-3590018
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                     (IRS EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NO.)

                            ------------------------

                            7585 IRVINE CENTER DRIVE
                                   SUITE 100
                            IRVINE, CALIFORNIA 92618
                                 (949) 341-7062
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             STEPHEN M. MORAN, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            7585 IRVINE CENTER DRIVE
                                   SUITE 100
                            IRVINE, CALIFORNIA 92618
                                 (949) 341-7040
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                With Copies to:

                 CHRISTOPHER G. KARRAS, ESQ.                                       KRIS F. HEINZELMAN, ESQ.
                           DECHERT                                                 CRAVATH, SWAINE & MOORE
                   4000 BELL ATLANTIC TOWER                                            WORLDWIDE PLAZA
                       1717 ARCH STREET                                               825 EIGHTH AVENUE
               PHILADELPHIA, PENNSYLVANIA 19103                                    NEW YORK, NEW YORK 10019
                        (215) 994-4000                                                  (212) 474-1000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 2000


                                [INTERSIL LOGO]

                               10,000,000 Shares

                          INTERSIL HOLDING CORPORATION

                              Class A Common Stock

                            ------------------------


     We are selling 3,000,000 shares and the selling shareholders named under "Principal and Selling Shareholders" are selling 7,000,000 shares of our Class A Common Stock. We will not receive any of the proceeds from shares of our Class A Common Stock sold by the selling shareholders. We have granted the underwriters an option to purchase a maximum of 500,000 additional shares and Sterling Holding Company, LLC and Citicorp Mezzanine Partners, L.P. have granted the underwriters an option to purchase a maximum of 1,000,000 additional shares to cover overallotments of shares, if any.



     Our Class A Common Stock is listed on The Nasdaq Stock Market's National Market under the symbol "ISIL." The last reported sale price of our Class A Common Stock on August 31, 2000 was $54.00 per share.



     INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 7.



                                                     UNDERWRITING                           PROCEEDS TO
                                      PRICE TO       DISCOUNTS AND        PROCEEDS            SELLING
                                       PUBLIC        COMMISSIONS        TO INTERSIL         SHAREHOLDERS
                                     -----------     -------------     ----------------     ------------
Per Share........................              $                $                   $                  $
Total............................    $               $                 $                    $


     Delivery of the shares of Class A Common Stock will be made on or about
        , 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


CREDIT SUISSE FIRST BOSTON
            ROBERTSON STEPHENS
                           CHASE H&Q
                                      LEHMAN BROTHERS
                                                     MERRILL LYNCH & CO.
                                                                      SG COWEN



               The date of this prospectus is            , 2000.

                               TABLE OF CONTENTS

                                                 Page
                                                 ----

INDUSTRY DATA..................................     i
SUMMARY........................................     1
RISK FACTORS...................................     7
FORWARD-LOOKING STATEMENTS.....................    15
USE OF PROCEEDS................................    15
DIVIDEND POLICY................................    15
PRICE RANGE OF COMMON STOCK....................    16
CAPITALIZATION.................................    16
UNAUDITED PRO FORMA COMBINED CONDENSED
  STATEMENT OF OPERATIONS......................    17
SELECTED HISTORICAL FINANCIAL DATA AND OTHER
  DATA.........................................    20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...................................    21
INDUSTRY OVERVIEW..............................    29
BUSINESS.......................................    32

                                                 Page
                                                 ----

MANAGEMENT.....................................    41
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS.................................    47
PRINCIPAL AND SELLING SHAREHOLDERS.............    49
DESCRIPTION OF CAPITAL STOCK...................    51
DESCRIPTION OF CERTAIN INDEBTEDNESS............    55
SHARES ELIGIBLE FOR FUTURE SALE................    57
UNITED STATES TAX CONSEQUENCES
  TO NON-UNITED STATES HOLDERS.................    59
UNDERWRITING...................................    61
NOTICE TO CANADIAN RESIDENTS...................    64
LEGAL MATTERS..................................    65
EXPERTS........................................    65
WHERE YOU CAN FIND MORE
  INFORMATION..................................    65
INDEX TO FINANCIAL STATEMENTS..................   F-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                                 INDUSTRY DATA

     In this document, we rely on and refer to information regarding the semiconductor market and its segments and competitors from Dataquest, International Data Corporation, Cahners In-Stat Group, Semiconductor Industry Association, Worldwide Semiconductor Trade Statistics, Venture Development Corporation, Johari Associates, market research reports, analyst reports and other publicly available sources. The listed market research firms are not aware of and have not consented to being named in this document. Although we believe that this information is reliable, we have not independently verified the accuracy and completeness of the information.

                                    SUMMARY

     This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial data and related notes, before making an investment decision.

                                    INTERSIL

     We are a systems oriented designer and manufacturer of analog and digital integrated circuits and discrete semiconductors for the communications and power management end-user markets.

     o Wireless--We are the industry leader in providing wireless local area networking semiconductor sets, which we refer to as our PRISM(R) chip set, based upon data published by Dataquest and Cahners In-Stat Group. The PRISM(R) chip set is our fastest growing product, which has applications in the wireless networking of voice, video and data for business and home and in transmitting data to and from broadband home data gateways to multiple end-user applications. The PRISM(R) chip set is also used to provide wireless connectivity to wired ethernet networks.

     o Analog & Mixed-Signal--Our analog and mixed-signal semiconductors are used in wireless and wired data and voice communications products. Our products include integrated circuits which perform multiple power management tasks, industry standard signal processing products that manage power in desktop and laptop computers and Internet servers, and a portfolio of standard analog products such as analog-to-digital and digital-to-analog converters.

     o Discrete Power--Our discrete semiconductors perform single power management functions such as switching electricity on or off or conditioning power used in communications, computing and automotive applications.

Business Strategy

     We provide systems level solutions for the growing integrated communications semiconductor market. Integrated communications semiconductors enable the convergence of voice, data and video. Within integrated communications, we are focused on several key markets including high data rate wireless connectivity, power management and wireless and wired communications infrastructure. We use our expertise in digital and analog semiconductors and radio and software design to deliver chip sets, components, software and licensable application designs for communications equipment customers. For fiscal year 2000, we allocated about 92% of our research and development investment to the development of products for the integrated communications market.

Sales and Manufacturing

     We currently sell to many industry leaders in our targeted markets including Alcatel, Asustek, Cisco, Compaq, Dell, Ericsson, Hewlett-Packard, Nokia, Siemens, Sony and 3Com. We have been doing business with many of these industry leaders for more than ten years. No single customer represents more than 5% of our total revenues. Our products are sold worldwide with about 49.2%, 22.0% and 28.8% of our revenues for fiscal year 2000 being derived from North America, Europe and Asia/Pacific, respectively. We own wafer fabrication facilities, which we refer to as fabs, that manufacture analog and discrete semiconductors in Florida, Ohio and Pennsylvania. We contract with key suppliers that use sub-micron complementary metal oxide semiconductors, or CMOS, and silicon germanium semiconductor wafer fabrication processes to produce components of our PRISM(R) chip sets.

Recent Developments


     On September 1, 2000, we entered into a binding letter of intent to acquire the capital stock and related securities of SiCOM, Inc. in exchange for about
3.7 million shares of our Class A Common Stock. Based in Scottsdale, Arizona, SiCOM is a fabless communications integrated circuit developer for fixed broadband wireless infrastructure and access solutions. We believe SiCOM modems will enable customers to maximize network capacity while minimizing total system cost. The shareholders of SiCOM will enter into a lock-up agreement which will provide that the shares of our Class A Common Stock held by them may not be disposed of for a period of 180 days after the close of the transaction. To secure us against undisclosed liabilities and breaches of terms of the transaction agreement, ten percent of the shares of Class A Common Stock will be held in escrow for one year after the closing of the purchase. Subject to successful completion of our due diligence, the escrow will be our exclusive remedy for any undisclosed liabilities or breaches of the agreement. Our obligations to consummate the transaction will be subject to reasonably satisfactory completion of our due diligence review of SiCOM, including verification of its significant relationships and technology, compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the satisfaction of other customary conditions. If we do not consummate the purchase through no fault of SiCOM, we will pay to SiCOM cash in an amount equal to 3% of the purchase price. SiCOM's revenue for calendar year 2000 will be less than one percent of our revenue and we do not expect this acquisition to have a material effect on a pro forma basis on our historical results of operations, exclusive of amortization of goodwill.


     In June 2000, we acquired No Wires Needed B.V., or NWN, in an all-stock transaction. Based in Bilthoven, The Netherlands, NWN provides high performance wireless-to-broadband access point reference designs. NWN combines the PRISM(R) chip set with its own high data rate digital controller integrated circuit to allow end users to wirelessly connect multiple computers and hand-held or Internet appliances to a wired broadband network. NWN also provides wireless encryption software which enhances the security of a wireless local area network. We believe NWN's high data rate digital controller integrated circuit will enhance the performance of future generations of our PRISM(R) chip set.

     In May 2000, we sold our assembly and test facilities in Malaysia to ChipPAC, Inc. and entered into a multi-year supply agreement with ChipPAC under which the Malaysian facility became our preferred provider of semiconductor assembly and test services.


     Our principal executive office is located at 7585 Irvine Center Drive, Suite 100, Irvine, California 92618, and our telephone number is (949) 341-7062.

                                  THE OFFERING

     The offering information provided below assumes that the underwriters' over-allotment option is not exercised and excludes:


     o shares of common stock reserved for issuance under our 1999 Equity Compensation Plan, under which options to purchase 2,967,322 shares were outstanding as of August 31, 2000 at a weighted average exercise price of $16.54 per share.



     o warrants outstanding to purchase 2,662,398 shares as of August 31, 2000 at an exercise price of $0.0015 per share (which does not include 267,981 shares issuable upon the early exercise of warrants held by Citicorp Mezzanine Partners L.P. to be sold in this offering).


     o options to purchase 40,886 shares of common stock, resulting from the conversion of options to purchase shares of our previously outstanding preferred stock.


     o options to purchase 323,493 shares of common stock issued in connection with our acquisition of NWN.



Class A Common Stock offered..............      3,000,000  shares by us
                                                7,000,000  shares by the selling shareholders
  Total offering..........................     10,000,000  shares
                                             ============

Common stock to be outstanding after this
  offering................................     51,077,057  shares of Class A Common Stock
                                               49,746,482  shares of Class B Common Stock
Total.....................................    100,823,539  shares of common stock
                                             ============

Voting rights.............................   Owners of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of our shareholders. Our Restated
                                             Certificate of Incorporation provides for cumulative voting in elections of directors. Owners of Class B Common Stock have no voting rights.

Other rights..............................   Except as to voting and conversion rights, each class of common stock has the same rights. Shares of each class of common stock are convertible on a one-for-one basis into shares of the other class of common stock at the option of the owner.

Use of proceeds...........................   We will not receive any of the proceeds from the sale of shares by the selling shareholders. We intend to use the net proceeds from the sale of shares by us for general corporate purposes, including expenditures for research and development of new products and sales and marketing efforts. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses, or to retire portions of our outstanding debt. See "Use of Proceeds."

Nasdaq National Market symbol.............   ISIL


                                  RISK FACTORS

     Investing in the Class A Common Stock involves substantial risks. See the "Risk Factors" section of this prospectus for a description of some of the risks you should carefully consider before investing in the Class A Common Stock.

                  SUMMARY HISTORICAL, PRO FORMA AND OTHER DATA

     We were formed on August 13, 1999 through a series of transactions in which we and our wholly-owned subsidiary, Intersil, acquired the semiconductor business of Harris Corporation, or Harris. Our financial statements include the results of operations of our predecessor. Our acquisition of the semiconductor business of Harris was accounted for using the purchase method of accounting. As a result, our results of operations for periods subsequent to the acquisition are not comparable to the results of operations for periods prior to the acquisition.

     The following summary historical financial data for the fiscal years ended July 3, 1998 and July 2, 1999 for Intersil Holding were derived from our predecessor's audited consolidated financial statements included elsewhere in this prospectus, except for revenue categorized by product line (Analog & Mixed-Signal, Discrete Power and Wireless), which were derived from our predecessor's books and records. The summary historical combined financial data for the fiscal year ended June 30, 2000 (six weeks ended August 13, 1999 (Predecessor) and 46 weeks ended June 30, 2000 (Successor)) have been derived from our predecessor's audited consolidated financial statements and from our audited consolidated financial statements included elsewhere in this prospectus. The summary pro forma financial information for the combined fiscal year ended June 30, 2000 (six weeks ended August 13, 1999 (Predecessor) and 46 weeks ended June 30, 2000 (Successor)) were derived from our pro forma unaudited consolidated financial statements included elsewhere in this prospectus. The pro forma adjustments give effect to the acquisition of the semiconductor business of Harris and to our subsequent initial public offering as if they had occurred on July 3, 1999.

     During the predecessor period covered by our consolidated financial statements, our activities were conducted as part of Harris' overall operations. Accordingly, our consolidated financial statements contain various allocations for costs and expenses attributable to services provided by Harris. Therefore, the Consolidated Statement of Operations may not be indicative of the results of operations that would have resulted if we had operated on a stand-alone basis.

     Since the information in the tables below is a summary, you should read the following tables in conjunction with other information contained under the captions "Unaudited Pro Forma Combined Condensed Financial Statements," "Capitalization," "Selected Historical Financial Data and Other Data," "Forward-Looking Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with our financial statements and related notes and other financial information contained elsewhere in this prospectus.


                                                               PREDECESSOR                          SUCCESSOR
                                                       ----------------------------       -------------------------------
                                                            FISCAL YEAR ENDED             FISCAL YEAR ENDED JUNE 30, 2000
                                                       ----------------------------       -------------------------------
                                                       JULY 3, 1998    JULY 2, 1999         COMBINED        PRO FORMA(1)
                                                       ------------    ------------       ------------    ---------------
                                                                   (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Analog & Mixed-Signal.............................      $390.4          $352.8             $396.8          $396.8
  Discrete Power....................................       176.4           161.6              205.9           205.9
  Wireless..........................................        10.0            18.3               51.5            51.5
                                                          ------          ------             ------          ------
Total revenue.......................................      $576.8          $532.7             $654.2          $654.2
                                                          ======          ======             ======          ======

Gross margin........................................      $207.5          $182.9             $262.0          $263.7
Research and development............................        75.1            67.0               78.0            78.0
Selling, general and administrative.................        98.2            84.0              108.1           108.4
Harris corporate expense allocation.................        10.0             9.3                1.2              --
Intangible amortization.............................         2.3             2.4               11.0            12.2
In-process research and development.................          --              --               20.2            20.2
Other...............................................          --              --                1.2             1.2
                                                          ------          ------             ------          ------
Operating income....................................        21.9            20.2               42.3            43.7
Loss on sale of Malaysian operation.................          --              --               24.8            24.8
Interest, net.......................................        (0.9)           (1.2)              38.1            13.3
                                                          ------          ------             ------          ------
Income (loss) before income taxes and extraordinary
  item..............................................        22.8            21.4              (20.6)            5.6
Income taxes (benefit)..............................         9.9            (6.0)              (0.4)            2.2
                                                          ------          ------             ------          ------
Net income (loss) before extraordinary item.........        12.9            27.4              (20.2)            3.4
Extraordinary item--loss on extinguishment of debt,
  net of tax effect.................................          --              --              (25.5)             --
                                                          ------          ------             ------          ------
Net income (loss)...................................        12.9            27.4              (45.7)            3.4
Preferred dividends.................................          --              --                5.4              --
                                                          ------          ------             ------          ------
Net income (loss) to common shareholders............      $ 12.9          $ 27.4             $(51.1)         $  3.4
                                                          ======          ======             ======          ======

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON
  SHARE(2):
  Income (loss) before extraordinary item...........                                         $(0.34)         $ 0.03
  Extraordinary item................................                                          (0.33)             --
                                                                                             ------          ------
  Net income (loss).................................                                         $(0.67)         $ 0.03
                                                                                             ======          ======

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING(2):
  Basic.............................................                                           76.7            97.8
  Diluted...........................................                                           76.7           104.8

SUPPLEMENTAL DATA:
Depreciation........................................      $ 65.0          $ 78.2             $ 59.3          $ 57.6
Capital expenditures................................        90.2            38.6               40.7            40.7

                                                                                                       AS OF
                                                                                                   JUNE 30, 2000
                                                                                               ---------------------
                                                                                                             AS
                                                                                               ACTUAL    ADJUSTED(3)
                                                                                               ------    -----------
                                                                                               (IN MILLIONS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................................................   $211.9     $   365.7
Total assets................................................................................    933.9       1,087.6
Long-term debt, including current portion...................................................    116.6         116.6
Total shareholders' equity..................................................................    679.0         832.7


------------------

 (1) The pro forma information presented is a summary only and should be read in conjunction with "Unaudited Pro Forma Combined Condensed Financial Statements" included elsewhere in the prospectus. The pro forma adjustments give effect to the acquisition of the semiconductor business of Harris and to our subsequent initial public offering as if they had occurred on July 3, 1999.

 (2) Pro forma net income per common share and weighted average common shares outstanding include 3,000,000 shares issued in connection with this offering (assuming the underwriters do not exercise their over-allotment option).


 (3) Gives effect to the issuance of 3,000,000 shares at an assumed price per share of $54.00, which was the last reported sale price on The Nasdaq National Market on August 31, 2000, net of assumed fees and expenses associated with this offering.

                                  RISK FACTORS

     You should carefully consider the risks described below before deciding to invest in the Class A Common Stock. The risks described below are not the only ones facing our company. Additional risks not now known to us or that we currently deem immaterial may also impair our business operations.

FLUCTUATION OF OPERATING RESULTS--OUR FUTURE OPERATING RESULTS ARE LIKELY TO FLUCTUATE AND THEREFORE MAY FAIL TO MEET EXPECTATIONS WHICH COULD CAUSE THE PRICE OF THE CLASS A COMMON STOCK TO DECLINE.

     Our operating results have varied widely in the past and are likely to do so in the future. In addition, our operating results may not follow any past trends. Our future operating results will depend on many factors, many of which are beyond our control, and may fail to meet our expectations for a number of reasons, including those set forth in these risk factors. Any failure to meet expectations could cause the price of the Class A Common Stock to significantly fluctuate or decline.

     Factors that could cause our operating results to fluctuate that relate to our internal operations include:

     o the need for continual and rapid introductions of new products;

     o changes in our product mix;

     o our inability to adjust our fixed costs in the face of any declines in sales; and

     o the availability of production capacity and fluctuations in the manufacturing yields at our facilities.

     Factors that could cause our operating results to fluctuate that depend on our suppliers and customers include:

     o the timing of significant product orders, order cancellations and reschedulings;

     o the availability of production capacity and fluctuations in the manufacturing yields at third parties' facilities that manufacture our devices; and

     o the cost of raw materials and manufacturing services from our suppliers.

     Factors that could cause our operating results to fluctuate that relate to our industry include:

     o the cyclical nature of the semiconductor industry;

     o the new and evolving nature of the wireless local area network market and the possibility that wireless local area network technology may not be adopted on a widespread basis or may be replaced by a competing technology; and

     o intense competitive pricing pressures.

CYCLICAL INDUSTRY--DOWNTURNS IN THE BUSINESS CYCLE COULD REDUCE THE REVENUES AND PROFITABILITY OF OUR BUSINESS.

     The semiconductor industry is highly cyclical. In 1998, the semiconductor industry experienced a downturn. Our markets may experience other, possibly more severe and prolonged, downturns in the future. We may also experience significant changes in our operating income margins as a result of variations in sales, changes in product mix, price competition for orders and costs associated with the need for continual and rapid introduction of new products.

     The markets for our products depend on continued demand for integrated communications, industrial, automotive and consumer electronics products. There can be no assurance that these end-user markets will not experience changes in demand that will adversely affect our business, financial conditions or results of operations.

NEW PRODUCT DEVELOPMENT AND TECHNOLOGICAL CHANGE--OUR INABILITY TO INTRODUCE NEW PRODUCTS COULD RESULT IN DECREASED REVENUES AND LOSS OF MARKET SHARE TO COMPETITORS; NEW TECHNOLOGIES COULD ALSO REDUCE THE DEMAND FOR OUR PRODUCTS.

     Rapidly changing technology and industry standards, along with frequent new product introductions, characterize the semiconductor industry. Our success in our markets depends on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. There can be no assurance that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner or that products or technologies developed by others will not render our products or technologies obsolete or noncompetitive. A fundamental shift in technology in our product markets could have a material adverse effect on us.

DEPENDENCE ON SOURCES OF SUPPLY--PRODUCTION TIME AND THE COST OF OUR PRODUCTS COULD INCREASE IF WE WERE TO LOSE ONE OF OUR LIMITED NUMBER OF SUPPLIERS OR IF ONE OF THOSE SUPPLIERS INCREASED THE PRICES OF RAW MATERIALS.

     Our operating results could be adversely affected if we were unable to obtain adequate supplies of raw materials in a timely manner or if the costs of raw materials increased significantly. Our manufacturing operations depend upon obtaining adequate supplies of raw materials on a timely basis. We purchase raw materials, such as silicon wafers, from a limited number of suppliers on a just-in-time basis. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors.

DEPENDENCE ON OUTSIDE FOUNDRIES--BECAUSE WE DEPEND ON THIRD PARTY FOUNDRIES TO MANUFACTURE, ASSEMBLE AND TEST SOME OF OUR PRODUCTS, WE MAY EXPERIENCE DELAYS BEYOND OUR CONTROL IN DELIVERING THOSE PRODUCTS TO OUR CUSTOMERS.

     We use outside wafer fabrication foundries for the manufacture of device types where we do not have the necessary technologies resident in house. We also use advanced manufacturing processes of outside foundries for certain components of our PRISM(R) products. We intend to continue to rely on third party foundries and other specialist suppliers for some of our manufacturing requirements and most of our assembly and testing requirements. However, these third party foundries are not obligated to supply products to us for any specific period, in any specific quantity or at any specific price, except with respect to a five-year supply agreement with ChipPAC for test and assembly services and as may be provided in a particular purchase order that has been accepted by one of them. As a result, we cannot directly control semiconductor delivery schedules, which could lead to product shortages, quality assurance problems and increases in the cost of our products. We may experience delays in the future and we cannot be sure that we will be able to obtain semiconductors within the time frames and in the volumes required by us at an affordable cost or at all. Any disruption in the availability of semiconductors or any problems associated with the delivery, quality or cost of the fabrication, assembly and testing of our products could significantly hinder our ability to deliver our products to our customers and may result in a decrease in sales of our products. If the third party foundries we currently use are unable to provide our products, we may be required to seek new foundries, and we cannot be certain that their services will be available at favorable terms or that sufficient capacity will be available.

     In addition, the manufacture of our products is a highly complex and precise process, requiring production in a highly controlled environment. Changes in manufacturing processes or the inadvertent use of defective or contaminated materials by a third party foundry could adversely affect the foundry's ability to achieve acceptable manufacturing yields and product reliability. If the third party foundries we currently use do not achieve adequate yields or product reliability, our customer relationships could suffer. This could ultimately lead to a loss of sales of our products and have a negative effect on our business, financial condition or results of operations.

DEPENDENCE ON CHIPPAC--BECAUSE WE DEPEND ON CHIPPAC TO PROVIDE US WITH ASSEMBLY AND TEST SERVICES, WE MAY BE ADVERSELY AFFECTED IF CHIPPAC FAILS TO PERFORM ADEQUATELY.

     We depend on ChipPAC for the assembly and testing of most of our semiconductors. In connection with the sale of our assembly and test facilities in Malaysia to ChipPAC, we entered into a five-year supply agreement with ChipPAC under which the Malaysian facility became our preferred provider of semiconductor assembly and test services. Any disruption in the availability of semiconductors associated with the assembly and testing of our products by ChipPAC could significantly hinder our ability to deliver our products to our customers and may result in a decrease in sales of our products. In addition, our business, financial condition or results of operations could be adversely affected if ChipPAC is unable to obtain adequate supplies of raw materials in a timely manner or if ChipPAC's costs of raw materials increase significantly. See "Certain Relationships and Related Transactions."

MANUFACTURING RISKS--DELAYS IN PRODUCTION AT NEW FACILITIES, IN IMPLEMENTING NEW PRODUCTION TECHNIQUES OR IN CURING PROBLEMS ASSOCIATED WITH TECHNICAL EQUIPMENT MALFUNCTIONS MAY LOWER YIELDS AND REDUCE OUR REVENUES.

     Our manufacturing processes are highly complex, require advanced and costly equipment and are continuously being modified in an effort to improve yields and product performance. Impurities or other difficulties in the manufacturing process can lower yields. Our manufacturing efficiency will be an important factor in our future profitability and we cannot assure you that we will be able to maintain our manufacturing efficiency or increase manufacturing efficiency to the same extent as our competitors.

     In addition, as is common in the semiconductor industry, we have from time to time experienced difficulty in beginning production at new facilities or in effecting transitions to new manufacturing processes. As a consequence, we have suffered delays in product deliveries and reduced yields. We may experience manufacturing problems in achieving acceptable yields or experience product delivery delays in the future as a result of, among other things, capacity constraints, construction delays, upgrading or expanding existing facilities or changing our process technologies, any of which could result in a loss of future revenues. Our operating results could also be adversely affected by the increase in fixed costs and operating expenses related to increases in production capacity if revenues do not increase proportionately.

CONTROLLING SHAREHOLDERS--A LIMITED NUMBER OF PERSONS INDIRECTLY CONTROL US AND MAY EXERCISE THEIR CONTROL IN A MANNER ADVERSE TO YOUR INTERESTS.

     As of June 30, 2000, Sterling Holding Company, LLC, or Sterling, and some of our key employees owned about 40% of the outstanding Class A Common Stock, our only class of voting stock, and about 91% of the outstanding Class B Common Stock, which is convertible into shares of Class A Common Stock on a one-for-one basis. By virtue of this stock ownership, they have the power to direct our affairs and will be able to determine the outcome of all matters required to be submitted to shareholders for approval, including the election of a majority of our directors, any merger, consolidation or sale of all or substantially all of our assets, and the amendment of our Restated Certificate of Incorporation. Sterling also has a significant equity investment in Fairchild Semiconductor, one of our competitors. An affiliate of Sterling is a principal shareholder of ChipPAC. Because a limited number of persons control us, transactions could be difficult or impossible to complete without the support of those persons. It is possible that these persons will exercise control over us in a manner adverse to your interests. See "Principal and Selling Shareholders."

COMPETITION--OUR BUSINESS IS VERY COMPETITIVE, AND INCREASED COMPETITION COULD REDUCE GROSS MARGINS AND THE VALUE OF AN INVESTMENT IN OUR COMPANY.

     The semiconductor industry, and the semiconductor product markets specifically, are highly competitive. Competition is based on price, product performance, quality, reliability and customer service. The gross margins realizable in our markets can differ across regions, depending on the economic strength of end-product markets in those regions. Even in strong markets, price pressures may emerge as competitors attempt to gain more market share by lowering prices. Competition in the various markets in which we participate comes from companies of various sizes, many of which are larger and have greater financial and other resources than we have and thus can better withstand adverse economic or market conditions. Competitors include manufacturers of standard semiconductors, application-specific integrated circuits and fully customized integrated circuits, as well as customers who develop their own integrated circuit products. In addition, companies not currently in direct competition with us may introduce competing products in the future.


RESTRICTIONS AND COVENANTS IN OUR DEBT INSTRUMENTS--RESTRICTIONS IMPOSED BY OUR SENIOR CREDIT FACILITIES AND THE INDENTURE GOVERNING THE 13.25% SENIOR SUBORDINATED NOTES DUE 2009 LIMIT OUR ABILITY TO ENGAGE IN OR ENTER INTO BUSINESS, OPERATING AND FINANCING ARRANGEMENTS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO TAKE ADVANTAGE OF POTENTIALLY PROFITABLE BUSINESS OPPORTUNITIES.


     The operating and financial restrictions and covenants in our debt instruments, including the senior credit facilities and the indenture governing the 13.25% Senior Subordinated Notes due 2009, or the Notes, may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest.

     Intersil's senior credit facilities require it to maintain certain financial ratios which become more restrictive over time. Intersil's ability to comply with these ratios may be affected by events beyond our control. A breach of any of these covenants or Intersil's inability to comply with the required financial ratios could result in a default under Intersil's senior credit facilities. In the event of any of these defaults, the lenders under Intersil's senior credit facilities could elect to declare all borrowings outstanding, together with accrued interest and other fees, to be due and payable, to require us to apply all of Intersil's available cash to repay these borrowings or to prevent Intersil from making debt service payments on the Notes, any of which would be an event of default under the Notes. The indenture governing the Notes restricts, among other things, the incurrence of additional debt, the payment of dividends on the Class A Common Stock and other capital stock of Intersil, investments, sales of assets and certain consolidations, mergers and transfers of assets. See "Description of Certain Indebtedness."

HOLDING COMPANY STRUCTURE--AS A HOLDING COMPANY, WE ARE TOTALLY DEPENDENT ON DIVIDENDS FROM OUR OPERATING SUBSIDIARIES TO MEET OUR DEBT OBLIGATIONS OR, SHOULD WE SO CHOOSE, PAY DIVIDENDS. TO THE EXTENT WE DO NOT RECEIVE DIVIDENDS FROM INTERSIL, WE COULD HAVE DIFFICULTY SATISFYING OUR OBLIGATIONS.

     We are a holding company whose only material asset is the capital stock of Intersil. We conduct no business (other than in connection with our ownership of the capital stock of Intersil and certain other administrative obligations), and depend on distributions from Intersil to meet our obligations. Because of Intersil's ability to incur substantial indebtedness and our dependence upon the operating performance of Intersil to generate distributions to us, there can be no assurance that any of these distributions will be adequate to fund our obligations when due. In addition, the senior credit facilities, the Notes and applicable Federal and state law impose restrictions on the payment of dividends and the making of loans by Intersil to us. As a result of the foregoing restrictions, we may be required to:

     o refinance our indebtedness;

     o seek additional debt or equity financing;

     o cause Intersil to refinance all or a portion of its indebtedness with indebtedness containing covenants allowing us to gain access to Intersil's cash flow or assets;

     o cause Intersil to obtain modifications of the covenants restricting our access to cash flow or assets of Intersil contained in Intersil's financing documents, including, without limitation, the senior credit facilities and the indenture governing the Notes;

     o merge Intersil with us, which merger would be subject to compliance with applicable debt covenants and the consents of certain lenders; or

     o pursue a combination of the foregoing actions.

     The measures we may undertake to gain access to sufficient cash flow to meet our future debt service requirements will depend on general economic and financial market conditions, as well as our financial condition and the financial condition of Intersil and other relevant factors existing at the time. No assurance can be given that any of the foregoing measures can be accomplished, and the failure to do so could have a material adverse effect on the value of the Class A Common Stock.

CURRENCY EXCHANGE RATE FLUCTUATIONS--FLUCTUATIONS IN THE EXCHANGE RATE OF THE U.S. DOLLAR AND FOREIGN CURRENCIES COULD INCREASE OPERATING EXPENSES AND NEGATIVELY AFFECT OUR FINANCIAL PERFORMANCE AND RESULTS OF OPERATIONS.

     While we and our subsidiaries transact business primarily in U.S. dollars and most of our revenues are denominated in U.S. dollars, a portion of our costs and revenues is denominated in other currencies, such as the Euro and the Japanese Yen. As a result, changes in the exchange rates of these currencies or any other applicable currencies to the U.S. dollar will affect our costs of goods sold and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted. From time to time, we have engaged in, and may continue to engage in, exchange rate hedging activities in an effort to mitigate the impact of exchange rate fluctuations. However, any hedging technique that we may implement may not be effective or may result in foreign exchange hedging losses. In the past, we have incurred foreign exchange hedging losses, including
$13.3 million during fiscal year 1998 and $11.4 million during fiscal year 1999. In fiscal year 2000, foreign exchange hedging resulted in a gain of $3.9 million.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS--OUR INTERNATIONAL OPERATIONS SUBJECT US TO RISKS NOT FACED BY DOMESTIC COMPETITORS WHICH INCLUDE UNFAVORABLE POLITICAL, REGULATORY, LABOR AND TAX CONDITIONS IN OTHER COUNTRIES.

     We cannot be certain to what extent our future operations and earnings may be adversely affected by the risks related to, or any other problems arising from, operating in international markets. We generate approximately one-half of our revenue from outside the United States. Risks inherent in doing business on an international level include:

     o economic and political instability;

     o trade restrictions;

     o foreign currency fluctuations; and

     o unexpected changes in the laws and policies of the United States and of the countries in which we manufacture and sell our products.

DEPENDENCE ON INTELLECTUAL PROPERTY--WE USE A SIGNIFICANT AMOUNT OF INTELLECTUAL PROPERTY IN OUR BUSINESS. IF WE ARE UNABLE TO PROTECT THIS INTELLECTUAL PROPERTY, WE COULD LOSE OUR RIGHT TO EXCLUSIVE USE OF KEY TECHNOLOGY, RESULTING IN DECREASED REVENUES.

     Our future success and competitive position depend in part upon our ability to obtain and maintain proprietary technology used in our principal products. We rely on intellectual property rights, including, but not limited to, rights existing under patent, trade secret, trademark, maskwork and copyright law, to protect this technology. Some of our technology is not covered by any patent or patent application, and there are risks that:

     o some of the approximately 1,250 patents that we own and other patents that we license from Harris may be invalidated, circumvented, challenged or licensed to others;

     o the license rights granted by Harris, or the patents that we own, will not provide competitive advantages to us; or

     o some of our pending or future patent applications will not be issued within the scope of the claims sought by us, if at all.

Further, others may develop technologies that are similar or superior to our technology, duplicate our technology or design around our patents. In addition, effective patent, trademark, copyright, maskwork and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

     We also seek to protect our proprietary technology, including technology that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with our collaborators, advisors, employees and consultants. There can be no assurance that these agreements will not be breached or that we will have adequate remedies for any breach.

     Some of our current licenses to use others' technology are scheduled to expire periodically over the next several years, unless extended. In particular, we have access to a portfolio of patents under cross-license agreements that begin to expire in December of the year 2000. We will need to negotiate renewals of these agreements or obtain the technology from alternative sources. There is no guarantee that we will be able to obtain renewals on substantially similar terms as those that currently exist.

DEPENDENCE ON INTELLECTUAL PROPERTY ACQUIRED FROM HARRIS--WE HAVE ACQUIRED SUBSTANTIALLY ALL OF OUR INTELLECTUAL PROPERTY FROM HARRIS. TO THE EXTENT OUR USE OF THIS INTELLECTUAL PROPERTY INFRINGES THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WE MAY BE REQUIRED TO CEASE OUR USE OR SALE OF AFFECTED PRODUCTS.

     Under our intellectual property agreement with Harris, Harris has limited, royalty-free, worldwide, nonexclusive license rights (without right to sublicense) to some of our technology. Under our patent assignment and services agreements with Harris, Harris will retain the ownership and rights to certain patents until August 13, 2002 after which time the patents will be assigned to us, provided the patents are not the subject of litigation at that time, and with the provision that any binding obligations on third parties to make royalty or other payments respecting the patents will be retained by Harris. Furthermore, the license agreements under which third parties are licensed to use our intellectual property (or intellectual property that is assigned to us) and under which Harris is cross-licensed to the third party's intellectual property, may not be assignable to us. For this situation, Harris agreed to partially indemnify us for limited periods in limited situations against claims that our activities infringe upon the intellectual property rights of others. The extent and duration of this indemnification may be insufficient to shield us from the need to make monetary payments to third parties or to facilitate the continued manufacture, use or sale of some affected products.

INTELLECTUAL PROPERTY UPON WHICH WE RELY MAY INFRINGE ON OTHER PARTIES' INTELLECTUAL PROPERTY RIGHTS--WE MAY HAVE TO PAY OTHERS FOR INFRINGING THEIR INTELLECTUAL PROPERTY RIGHTS OR DEFEND OURSELVES IN A LITIGATION, RESULTING IN SIGNIFICANT EXPENSE TO US.

     Vigorous protection and pursuit of intellectual property rights or positions characterize the semiconductor industry. This vigor and pursuit have resulted in significant and often protracted and expensive litigation. We may from time to time be notified of claims that we may be infringing third party patents or other intellectual property rights. A countersuit has been brought against Harris by Ericsson, one of its competitors and one of our customers, alleging infringement by Harris of four of Ericsson's patents relating to telephone subscriber line interface circuits. We have been joined as a defendent in this action. Because this litigation was filed prior to our acquisition of the semiconductor business of Harris, we believe our liability from this litigation, if any, is covered by Harris' agreement to provide us with limited indemnities. We do not believe that this litigation will have a material adverse effect on our business, financial condition or results of operations. It is still possible, however, that this litigation will be resolved in a manner that is materially adverse to us.

     If necessary or desirable, we may, from time to time, seek licenses to patents or other intellectual property rights. However, we cannot be certain that we will obtain these licenses or that the terms of any offered licenses will be acceptable to us, and the acquisition of any license could require expenditure of substantial time and other resources. Furthermore, some licenses or other rights to intellectual property of third parties that we use, such as software, may not be freely assignable by Harris to us. Our failure to obtain a license from a third party for technology we use could cause us to incur substantial liabilities and to suspend the manufacture or shipment of products or our use of processes requiring the technology. Litigation could result in significant expense to us, adversely affecting sales of the challenged product or technology and diverting the efforts of our technical and management personnel, whether or not the litigation is determined in our favor. In the event of an adverse outcome in any litigation, we may be required to:

     o pay substantial damages and incur significant attorneys' fees;

     o cease the manufacture, use, sale or importation of infringing products;

     o expend significant resources to develop or acquire non-infringing technology;

     o discontinue the use of some processes; or

     o obtain licenses to intellectual property covering the infringing technology.

ADDITIONAL BORROWINGS AVAILABLE--WE AND OUR SUBSIDIARIES WILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT, WHICH COULD FURTHER EXACERBATE THE RISKS
DESCRIBED BELOW.

     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture governing the Notes contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. As of June 30, 2000, Intersil's senior credit facilities provided for additional borrowings of up to $70.0 million, all of which would be permitted under the indenture governing the Notes. To the extent new debt is added to our and our subsidiaries' currently anticipated debt levels, it could:

     o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

     o increase our vulnerability to adverse general economic or industry conditions;

     o limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

     o prevent us from raising the funds necessary to repurchase all the Notes tendered to us upon the occurrence of certain changes of control in our ownership, which would constitute a default under the indenture governing the Notes; and

     o place us at a competitive disadvantage compared to our competitors that have less debt.

     See "Capitalization," "Selected Historical Financial Data and Other Data" and "Description of Certain Indebtedness."

RISKS RELATING TO FUTURE ACQUISITIONS--WE MAY NOT BE ABLE TO CONSUMMATE FUTURE ACQUISITIONS, AND THOSE ACQUISITIONS WHICH WE DO COMPLETE MAY BE DIFFICULT TO INTEGRATE AND RESULT IN INCREASED DEBT AND LIABILITIES.


     We plan to pursue acquisitions of related businesses in the near future, including the acquisition of SiCOM discussed elsewhere in this prospectus. We might not be able to consummate acquisitions, or, if we complete any acquisition, we may not realize any of the benefits anticipated from these acquisitions. Financing for acquisitions may not be available and, depending on the terms of these acquisitions, financing could be restricted by the terms of our senior credit facilities and the indenture governing the Notes. The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of our existing operations. Possible future acquisitions could result in the incurrence of additional debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on our business, financial condition or results of operations.



     We have entered into a letter of intent to acquire SiCOM. Because of the preliminary nature of this agreement, we cannot assure you that this transaction will be completed or will be completed on the terms described in this prospectus. We may be unable or choose not to enter into a definitive agreement regarding this acquisition or, if such a definitive agreement is reached, may not be able to satisfy the various conditions that such an agreement will likely contain.


ENVIRONMENTAL LIABILITIES AND OTHER GOVERNMENTAL REGULATIONS--REGULATORY MATTERS COULD FORCE US TO EXPEND SIGNIFICANT CAPITAL AND INCUR SUBSTANTIAL COSTS.

     We are subject to various environmental laws relating to the management, disposal and remediation of hazardous materials and the discharge of pollutants into the environment. We are also subject to laws relating to workplace safety and worker health which, among other things, regulate employee exposure to hazardous substances. Harris agreed to indemnify us for substantially all environmental liabilities in excess of financial reserve amounts related to events or activities occurring before our acquisition of the semiconductor business.

The nature of our ongoing operations exposes us to the risk of liabilities with respect to environmental matters, including those relating to the on- and off-site disposal and release of hazardous materials, and there can be no assurance that material costs will not be incurred in connection with such liabilities.

     Based on our experience, we believe that the future cost of compliance with existing environmental and health and safety laws (and liability for known environmental conditions) even without the Harris indemnity will not have a material adverse effect on our business, financial condition or results of operations. However, we cannot predict:

     o what environmental or health and safety legislation or regulations will be enacted in the future;

     o how existing or future laws or regulations will be enforced, administered or interpreted; or

     o the amount of future expenditures which may be required to comply with these environmental or health and safety laws or to respond to future cleanup matters or other environmental claims.

     See "Business--Environmental Matters."

RISKS RELATING TO FUTURE SALES OF OUR SHARES--ALL OF OUR OUTSTANDING SHARES OF COMMON STOCK MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE, AND FUTURE SALES OF THOSE SHARES COULD DEPRESS THE MARKET PRICE OF OUR CLASS A COMMON STOCK.


     Immediately after this offering, the public market for our Class A Common Stock will include 39,254,405 shares of freely tradable Class A Common Stock, assuming the over-allotment option is not exercised. At that time, there will be an additional 11,822,652 shares of Class A Common Stock outstanding and 49,746,482 shares of Class B Common Stock outstanding, which are convertible into shares of Class A Common Stock on a one-for-one basis.


     Our directors, executive officers and various shareholders, including the selling shareholders, have entered into lock-up agreements which generally provide that these holders will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 90 days after consummation of this offering without the prior written consent of Credit Suisse First Boston Corporation. In addition, shareholders who received our common stock in the acquisition of NWN have entered into lock-up agreements which restrict the disposition of 131,844 shares of common stock, and 79,106 shares of common stock prior to August 23, 2001 and August 23, 2002, respectively.

     Beginning August 13, 2000, warrants issued in connection with the Notes that initially entitle their holders to acquire in the aggregate 3,703,707 shares of Class A Common Stock became exercisable. We have filed a shelf registration statement to cover the warrants for resale and the issuance of the Class A Common Stock upon exercise of these warrants. This registration statement has been declared effective by the U.S. Securities and Exchange Commission. Any common stock issued in connection with these warrants will be freely tradable in the open market. Unless earlier exercised, these warrants will expire on August 15, 2009.

     Beginning August 14, 2000, some of our existing shareholders have the right to cause us to register the sale of their shares under the Securities Act and some other current shareholders may have the right to cause us to register their shares for resale if we choose to file a registration statement. Registration of the sale of these shares of our common stock would permit their sale into the market without regard to the legal restrictions on transfer mentioned above. If our existing shareholders sell a large number of shares, the market price of the Class A Common Stock could decline, as these sales may be viewed by the public as an indication of an upcoming or recently occurring shortfall in our financial performance. Moreover, the perception in the public market that these shareholders might sell shares of Class A Common Stock could depress the market price of the Class A Common Stock.


     We filed a registration statement with the Securities and Exchange Commission on April 18, 2000 under which we registered 4,000,000 shares of our Class A Common Stock for issuance in connection with future acquisitions. We issued 3,026,559 shares of Class A Common Stock under this registration statement in connection with our acquisition of NWN and also issued immediately exercisable options to acquire 323,493 shares of our common stock. The issuance of shares upon exercise of these options is registered under a registration statement. Any shares issued pursuant to this registration statement will be freely tradable without restriction under the Securities Act and will result in dilution to our existing shareholders. See "Shares Eligible for Future Sale."

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts that are not yet determinable. These statements also relate to our future prospects, developments and business strategies.

     These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and other sections of this prospectus.

     These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. These factors include, but are not limited to, the following: changes in general economic and business conditions; changes in current pricing levels; changes in political, social and economic conditions and local regulations; changes in technology and the development of new technology; foreign currency fluctuations; reductions in sales to any significant customers; changes in sales mix; industry capacity; competition; disruptions of established supply channels; manufacturing capacity constraints; and the availability, terms and deployment of capital. Our risks are more specifically described in the "Risk Factors" section of this prospectus. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

     We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

                                USE OF PROCEEDS


     The net proceeds received by us from the sale of Class A Common Stock in this offering, assuming the underwriters do not exercise their over-allotment option, and after deducting the underwriting discount and estimated offering expenses of $8.3 million, will be approximately $153.7 million, assuming an offering price of $54.00 per share (the last reported sale price on The Nasdaq National Market on August 31, 2000). We intend to use the net proceeds received by us from the sale of Class A Common Stock in this offering for general corporate purposes, including expenditures for research and development of new products and sales and marketing efforts. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses or to retire portions of our outstanding debt.


     The sale of Class A Common Stock in this offering by the selling shareholders will be for their own accounts, and we will not receive any of the proceeds from such sale.

                                DIVIDEND POLICY

     We have never paid a cash dividend and do not anticipate declaring or paying any cash dividends on shares of our common stock in the foreseeable future. In addition, any determination to declare and pay dividends will be made by our board of directors in light of our earnings, financial position, capital requirements, contractual limitations contained in our debt instruments and such other factors as the board of directors deems relevant. See "Description of Certain Indebtedness" and "Description of Capital Stock."

                          PRICE RANGE OF COMMON STOCK

     Our Class A Common Stock has been traded on the Nasdaq Stock Market's National Market since February 23, 2000 under the symbol "ISIL." Prior to that time, there was no public market for our common stock, and there is currently no public market for our Class B Common Stock. The following table sets forth, for the periods indicated, the high and low closing prices per share of our Class A Common Stock as reported in Nasdaq Stock Market trading.


                                                                                         HIGH      LOW
                                                                                        ------    ------

First quarter of 2000 (from February 23, 2000 to March 31, 2000).....................   $66.00    $46.50

Second quarter of 2000 (from April 1, 2000 to June 30, 2000).........................   $58.50    $27.50

Third quarter of 2000 (from July 1, 2000 to August 31, 2000).........................   $67.00    $42.56



     On August 31, 2000, the last reported sale price for our Class A Common Stock was $54.00 per share. As of August 11, 2000, there were about 8,900 holders of record of our Class A Common Stock.


                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2000 on an actual basis and as adjusted for the issuance of shares in this offering. This table should be read in conjunction with "Unaudited Pro Forma Combined Condensed Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements included elsewhere in this prospectus.


                                                                                    AS OF JUNE 30, 2000
                                                                                  ------------------------
                                                                                  ACTUAL    AS ADJUSTED(2)
                                                                                  ------    --------------
                                                                                       (IN MILLIONS)
Cash and cash equivalents......................................................   $211.9        $365.7
                                                                                  ======        ======
Long-term debt, including current portion:
  Senior Credit Facilities:
     Revolving Credit Facility(1)..............................................   $   --        $   --
  13.25% Senior Subordinated Notes due 2009....................................    112.4         112.4
     Other.....................................................................      4.2           4.2
                                                                                  ------        ------
          Total long-term debt.................................................    116.6         116.6
                                                                                  ------        ------
Shareholders' equity:
  Common stock.................................................................      0.9           1.0
  Additional paid-in capital...................................................    719.1         872.8
  Retained deficit.............................................................    (42.7)        (42.7)
  Accumulated other comprehensive income.......................................      1.7           1.7
                                                                                  ------        ------
          Total shareholders' equity...........................................    679.0         832.7
                                                                                  ------        ------
               Total capitalization............................................   $795.6        $949.3
                                                                                  ======        ======


------------------
(1) The Revolving Credit Facility provides for maximum borrowings of up to $70.0 million.


(2) Gives effect to the issuance of 3,000,000 shares at an assumed price per share of $54.00, which was the last reported sale price on The Nasdaq National Market on August 31, 2000, net of assumed fees and expenses associated with this offering.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

     The following Unaudited Pro Forma Combined Condensed Statement of Operations (six weeks ended August 13, 1999 (Predecessor) and 46 weeks ended June 30, 2000 (Successor)) are based on or derived from historical Consolidated Financial Statements included elsewhere in this prospectus. The acquisition of the semiconductor business of Harris was consummated on August 13, 1999.

     The Unaudited Pro Forma Combined Condensed Statement of Operations gives effect to the transactions as if they had occurred on July 3, 1999. The transactions and the related adjustments are described in the accompanying notes. The pro forma statement of operations does not purport to represent what our results of operations would actually have been had the transactions in fact occurred on July 3, 1999 nor do they purport to project the results of operations for any future period.

     The acquisition of the semiconductor business has been accounted for using the purchase method of accounting. After the acquisition of the semiconductor business, the total purchase price of the acquisition was allocated to the tangible and intangible assets and liabilities of the semiconductor business based upon their respective fair values. In the opinion of our management, all adjustments that are necessary to present fairly the pro forma data have been made.

     The Unaudited Pro Forma Combined Condensed Statement of Operations should be read in conjunction with the Consolidated Financial Statements and notes thereto as of June 30, 2000 and July 2, 1999 and for the fiscal year ended
July 2, 1999, the six weeks ended August 13, 1999, and the 46 weeks ended
June 30, 2000 included elsewhere in this prospectus. See "Forward-Looking Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                                                          FISCAL YEAR ENDED JUNE 30, 2000
                                                       ----------------------------------------------------------------------
                                                       46 WEEKS ENDED      SIX WEEKS ENDED
                                                       JUNE 30, 2000       AUGUST 13, 1999         HARRIS           INITIAL
                                                       --------------    -------------------    SEMICONDUCTOR       PUBLIC
                                                         HISTORICAL          HISTORICAL          ACQUISITION       OFFERING
                                                        (SUCCESSOR)         (PREDECESSOR)        ADJUSTMENTS      ADJUSTMENTS
                                                       --------------    -------------------    -------------    ------------
                                                                      (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Sales:
    Product sales...................................       $596.8               $57.4               $  --           $   --
Costs and Expenses:
    Cost of product sales...........................        352.5                39.7                (1.7)(a)           --
    Research and development........................         69.5                 8.5                  --               --
    Selling, general and administrative.............         97.2                10.9                 0.3 (b)           --
    Harris corporate expense allocation.............           --                 1.2                (1.2)(b)           --
    Intangible amortization.........................         10.7                 0.3                 1.2 (c)           --
    In-process research and development.............         20.2                  --                  --               --
    Other...........................................          1.2                  --                  --               --
                                                           ------               -----               -----           ------
Operating income (loss).............................         45.5                (3.2)                1.4               --
    Loss on sale of Malaysian operation.............         24.8                  --                  --               --
    Interest, net...................................         38.2                (0.1)                7.6 (d)        (32.4)(g)
                                                           ------               -----               -----           ------
Income (loss) before income taxes and extraordinary
  item..............................................        (17.5)               (3.1)               (6.2)            32.4
Income taxes (benefit)..............................         (0.3)               (0.1)               (2.4)(e)          5.0 (h)
                                                           ------               -----               -----           ------
Net income (loss) before extraordinary item.........        (17.2)               (3.0)               (3.8)            27.4
Extraordinary item--loss on extinguishment of debt,
  net of tax effect.................................        (25.5)                 --                  --             25.5 (i)
                                                           ------               -----               -----           ------
Net income (loss)...................................        (42.7)               (3.0)               (3.8)            52.9
Preferred dividends.................................          5.4                  --                 1.2 (f)         (6.6)(j)
                                                           ------               -----               -----           ------
Net income (loss) to common shareholders............       $(48.1)              $(3.0)              $(5.0)          $ 59.5
                                                           ======               =====               =====           ======
Net income per common share (k):
  Basic.............................................
  Diluted...........................................

                                             FISCAL YEAR ENDED JUNE 30, 2000
                                             -------------------------------
                                                      PRO FORMA
                                                      ---------
Sales:
    Product sales...................................   $ 654.2
Costs and Expenses:
    Cost of product sales...........................     390.5
    Research and development........................      78.0
    Selling, general and administrative.............     108.4
    Harris corporate expense allocation.............        --
    Intangible amortization.........................      12.2
    In-process research and development.............      20.2
    Other...........................................       1.2
                                                       -------
Operating income (loss).............................      43.7
    Loss on sale of Malaysian operation.............      24.8
    Interest, net...................................      13.3
                                                       -------
Income (loss) before income taxes and extraordinary
  item..............................................       5.6
Income taxes (benefit)..............................       2.2
                                                       -------
Net income (loss) before extraordinary item.........       3.4
Extraordinary item--loss on extinguishment of debt,
  net of tax effect.................................        --
                                                       -------
Net income (loss)...................................       3.4
Preferred dividends.................................        --
                                                       -------
Net income (loss) to common shareholders............   $   3.4
                                                       =======
Net income per common share (k):
  Basic.............................................   $  0.04
  Diluted...........................................      0.03

 See accompanying Notes to Unaudited Pro Forma Combined Condensed Statement of
                                  Operations.

    NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

     The unaudited pro forma combined consolidated statement of operations gives effect to the following adjustments:

(a) The total purchase price of $614.3 million was allocated to the assets and liabilities of the semiconductor business based upon their approximate fair value. The fair value of the net assets acquired exceeded the purchase price resulting in negative goodwill. This negative goodwill was allocated to property and equipment and identified intangible assets based on their relative fair value as follows:

                                                                                          ALLOCATION
                                                                       FAIR VALUE OF      OF EXCESS     ADJUSTED
                                                                       ASSETS ACQUIRED    FAIR VALUE    FAIR VALUE
                                                                       ---------------    ----------    ----------
                                                                                      (IN MILLIONS)
       Net current assets...........................................       $ 160.6         $     --       $160.6
       Other amounts................................................          17.2               --         17.2
       Property and equipment.......................................         481.0           (153.2)       327.8
       Developed technology.........................................          80.0            (23.9)        56.1
       Customer base................................................          33.0            (10.0)        23.0
       In-process research and development..........................          29.0             (8.8)        20.2
       Assembled workforce..........................................          13.5             (4.1)         9.4
                                                                           -------         --------       ------
                                                                             814.3         $ (200.0)      $614.3
                                                                                           ========       ======
       Purchase price...............................................         614.3
                                                                           -------
       Excess fair value............................................       $ 200.0
                                                                           =======

    As a result of the allocation of negative goodwill to property and equipment, the net book carrying value at August 13, 1999 of $403.7 million was reduced by $75.9 million to the fair value of $327.8 million. Therefore, for pro forma purposes, depreciation expense was reduced by $1.7 million for the six weeks ended August 13, 1999.

(b) Historically, Harris allocated corporate headquarters expenses to the semiconductor business based on the semiconductor business' net sales as a percentage of Harris' net sales. This pro forma adjustment represents the elimination of this allocation and our estimate of the cost of replacing these services as a stand-alone company, calculated as follows:

                                                                                              SIX WEEKS ENDED
                                                                                              AUGUST 13, 1999
                                                                                              ---------------
                                                                                               (IN MILLIONS)
    Harris corporate expenses allocation...................................................        $1.20
                                                                                                   -----
    Company's estimated expenses:
      Finance, legal and professional......................................................         0.20
      Human resources/benefits.............................................................         0.05
      Other................................................................................         0.05
                                                                                                   -----
         Total estimated expenses..........................................................         0.30
                                                                                                   -----
    Net reduction..........................................................................        $0.90
                                                                                                   =====

(c) Represents the adjustment to reflect additional amortization expense for the identified intangible assets. The appraisal of the acquired business, after adjustment for negative goodwill, included $108.7 million of identified intangible assets consisting of $56.1 million of developed technology, $23.0 million of customer base, $9.4 million of assembled workforce and $20.2 million of purchased in-process research and development. The purchased in-process research and development related to various products under development that had not yet reached technological feasibility and had no future alternative uses. Pursuant to Regulation S-X, the in-process research and development has been written off against retained earnings and has not been reflected in the pro forma consolidated statement of operations. The remaining identified intangibles are being amortized over the following lives:

                                                                                   SIX WEEKS ENDED
IDENTIFIED INTANGIBLE                                  AMOUNT            LIFE      AUGUST 13, 1999
---------------------------------------------------   -------------    --------    ---------------
                                                      (IN MILLIONS)                 (IN MILLIONS)
Developed technology...............................       $56.1        11 years         $ 0.6
Customer base......................................        23.0         7 years           0.4
Assembled workforce................................         9.4         5 years           0.2
                                                                                        -----
                                                                                        $ 1.2
                                                                                        =====

(d) Represents interest expense associated with the indebtedness incurred in connection with the acquisition of the semiconductor business, calculated as follows:

                                                                                              SIX WEEKS ENDED
                                                                                              AUGUST 13, 1999
                                                                                              ---------------
                                                                                               (IN MILLIONS)
    Interest on Notes (13.25% on $200.0 million)...........................................        $ 3.1
    Estimated interest on Senior Term
      Facility (10.71% on $205.0 million)..................................................          2.5
    Estimated interest on Revolving Credit Facility
      (9.96% on $15.0 million).............................................................          0.2
                                                                                                   -----
         Total cash interest expense.......................................................          5.8
    Interest on Subordinated Holding PIK Note
      (13.50% on $30.0 million)............................................................          0.5
    Interest on Seller Holding PIK Note
      (11.13% on $90.0 million)............................................................          1.1
    Deferred financing fees................................................................          0.2
                                                                                                   -----
         Total interest expense............................................................        $ 7.6
                                                                                                   =====

     Financing fees consist of $6.0 million on the Notes (amortized over ten years) and $6.2 million on the Senior Term Facility and Revolving Credit Facility (amortized over six years).

(e) Represents the adjustment of the pro forma income tax provision related to the pro forma pretax adjustments computed on a stand-alone basis at an effective tax rate of 39%.

(f) Represents the adjustment for the accretion of the 12% cumulative dividends on the 83,434 shares of the mandatorily redeemable 12% Series A Cumulative Compounding Preferred Stock, with a stated value of $1,000 per share. These shares of mandatorily redeemable 12% Series A Cumulative Compounding Preferred Stock were converted into shares of our Class A Common Stock upon the occurrence of our initial public offering.

(g) Represents the elimination of interest expense associated with debt which was repaid (the Tranche B Senior Term Facility, the 11.13% Seller Holding PIK Note, $70.0 million of the Senior Subordinated Notes, and the 13.50% Subordinated PIK Note) with the proceeds of the initial public offering.

(h) Represents the pro forma adjustment necessary to reflect the income tax required to result in a pro forma income tax provision based on an effective tax rate of 39%.

(i) Represents the elimination of the extraordinary charges associated with the early repayment of debt from the proceeds of the initial public offering. The extraordinary charges consisted of the write-off of deferred financing fees and prepayment penalties.

(j) Gives effect to the conversion of all of the outstanding shares of the 12% Series A Cumulative Compounding Preferred Stock into common stock at $1,000 per share plus accumulated and unpaid dividends, based on the per share amount received in the initial public offering.

(k) The following table sets forth the weighted average common shares outstanding as follows:

                                                                                           FISCAL YEAR ENDED
                                                                                           JUNE 30, 2000
                                                                                           --------------------
                                                                                           (IN MILLIONS, EXCEPT
                                                                                            PER SHARE AMOUNT)
       Basic:
          Shares outstanding at June 30, 2000...........................................            94.8
                                                                                                  ------
       Diluted:
          Warrants......................................................................             5.9
          Common stock options and other................................................             1.1
                                                                                                  ------
          Total diluted.................................................................             7.0
                                                                                                  ------
       Total............................................................................           101.8
                                                                                                  ======

               SELECTED HISTORICAL FINANCIAL DATA AND OTHER DATA

     The following table sets forth selected historical financial data and supplemental data for Intersil Holding and its predecessor. The historical financial data as of and for the fiscal years 1998 and 1999 and the six weeks ended August 13, 1999 are derived from our predecessor's audited Consolidated Financial Statements included elsewhere in this prospectus, except for revenue categorized by product line, which is derived from our predecessor's books and records. The historical financial data as of and for the fiscal years 1996 and 1997, which are not included elsewhere in this prospectus, are derived from our predecessor's unaudited and audited Consolidated Financial Statements, respectively. The historical financial data as of and for the 46 weeks ended June 30, 2000 are derived from our audited Consolidated Financial Statements included elsewhere in this prospectus. This information should be read in conjunction with the Consolidated Financial Statements included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                                        SUCCESSOR
                                                                           PREDECESSOR                PREDECESSOR     -------------
                                                                ---------------------------------   ---------------      46 WEEKS
                                                                          FISCAL YEARS              SIX WEEKS ENDED        ENDED
                                                                ---------------------------------   ---------------   -------------
                                                                 1996     1997     1998     1999    AUGUST 13, 1999   JUNE 30, 2000
                                                                ------   ------   ------   ------   ---------------   -------------
                                                                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenue:
     Analog & Mixed-Signal....................................  $393.6   $384.4   $390.4   $352.8       $  36.3          $ 360.5
     Discrete Power...........................................   176.6    154.5    176.4    161.6          18.0            187.9
     Wireless.................................................      --      6.4     10.0     18.3           3.1             48.4
                                                                ------   ------   ------   ------       -------          -------
Total revenue.................................................  $570.2   $545.3   $576.8   $532.7       $  57.4          $ 596.8
                                                                ======   ======   ======   ======       =======          =======
Gross margin..................................................  $227.1   $199.3   $207.5   $182.9       $  17.7          $ 244.3
Research and development......................................    69.4     75.2     75.1     67.0           8.5             69.5
Selling, general and administrative...........................   103.6     99.3     98.2     84.0          10.9             97.2
Harris corporate expense allocation...........................    10.3     10.0     10.0      9.3           1.2               --
Intangible amortization.......................................     2.3      2.3      2.3      2.4           0.3             10.7
In-process research and development...........................      --       --       --       --            --             20.2
Other.........................................................      --       --       --       --            --              1.2
                                                                ------   ------   ------   ------       -------          -------
Operating income (loss).......................................    41.5     12.5     21.9     20.2          (3.2)            45.5
Loss on sale of Malaysian operation...........................      --       --       --       --            --             24.8
Interest, net.................................................    (1.0)    (0.6)    (0.9)    (1.2)         (0.1)            38.2
                                                                ------   ------   ------   ------       -------          -------
Income (loss) before income taxes and extraordinary item......    42.5     13.1     22.8     21.4          (3.1)           (17.5)
Income taxes (benefit)........................................     2.6      1.9      9.9     (6.0)         (0.1)            (0.3)
                                                                ------   ------   ------   ------       -------          -------
Income (loss) before extraordinary item.......................    39.9     11.2     12.9     27.4          (3.0)           (17.2)
Extraordinary item--loss on extinguishment of debt, net of tax
  effect......................................................      --       --       --       --            --            (25.5)
                                                                ------   ------   ------   ------       -------          -------
Net income (loss).............................................    39.9     11.2     12.9     27.4          (3.0)           (42.7)
Preferred dividends...........................................      --       --       --       --            --              5.4
                                                                ------   ------   ------   ------       -------          -------
Net income (loss) to common shareholders......................  $ 39.9   $ 11.2   $ 12.9   $ 27.4       $  (3.0)         $ (48.1)
                                                                ======   ======   ======   ======       =======          =======
BASIC AND DILUTED LOSS PER SHARE:
  Loss before extraordinary item..............................                                                           $ (0.30)
  Extraordinary item..........................................                                                             (0.33)
                                                                                                                         -------
  Net loss....................................................                                                           $ (0.63)
                                                                                                                         =======
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted.............................................                                                              76.7
BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents.....................................  $   --   $   --   $   --   $   --       $   1.4          $ 211.9
Total assets..................................................   647.0    773.3    810.3    761.2         736.1            933.9
Long-term debt, including current portion.....................      --      1.4      4.1      4.6           4.5            116.6
Total shareholders' equity/business equity....................   520.9    646.2    699.1    658.9         657.3            679.0

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with, and is qualified in its entirety by reference to the Consolidated Financial Statements, including the notes thereto appearing elsewhere in this prospectus. Except for historical information, the discussions in this section of the prospectus contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed below.

OVERVIEW

     We are a systems oriented designer and manufacturer of analog and digital integrated circuits and discrete semiconductors for the communications and power management end-user markets. We provide systems level solutions for the growing integrated communications semiconductor market. Integrated communications semiconductors enable the convergence of voice, data and video. Within integrated communications, we are focused on several key markets including high data rate wireless connectivity, power management and wireless and wired communications infrastructure. We use our expertise in digital and analog semiconductors and radio and software design to deliver chip sets, components, software and licensable application designs for communications equipment customers. We sell over 4,500 products to more than 28,000 customers worldwide.

BASIS OF PRESENTATION

     We were formed on August 13, 1999 through a series of transactions, in which we and our wholly-owned subsidiary, Intersil, acquired the semiconductor business of Harris. Intersil and its wholly-owned domestic and foreign subsidiaries include the operations of the predecessor. Our fiscal year 2000 began on July 3, 1999 and ended on June 30, 2000.

     The total purchase price of the semiconductor business acquisition was $614.3 million, which included transaction costs of approximately $7.8 million and deferred financing costs of $12.2 million. The consideration paid by Intersil Holding was $504.3 million in cash, of which $420.0 million was financed through borrowings from the senior credit facilities, the 13.25% Senior Subordinated Notes due 2009, the 13.50% Subordinated Holding "Pay-In-Kind" (PIK) Note and the issuance of a $90.0 million 11.13% PIK Note to Harris.

     The acquisition was accounted for using the purchase method of accounting and, accordingly, the operating results of the semiconductor business have been included in Intersil's consolidated financial statements since the date of acquisition. The total purchase price was allocated to the assets and liabilities of the semiconductor business based upon their approximate fair value. The fair value of the net assets acquired exceeded the purchase price resulting in negative goodwill of $200.0 million. This negative goodwill was allocated to the identified intangibles and property and equipment based on their relative fair values. The most significant effects were to decrease property, plant and equipment and to increase certain intangibles and liabilities. Accordingly, certain financial information for the periods prior to August 13, 1999 is not comparable to periods subsequent to August 13, 1999. All statement of operations information for fiscal year 2000 represents the combined results of the semiconductor business from July 3, 1999 through August 13, 1999 and Intersil Holding from August 14, 1999 through June 30, 2000.

     On February 25, 2000, we issued 22,000,000 shares of our Class A Common Stock in a registered underwritten initial public offering at a price of $25.00 per share. See "--Liquidity and Capital Resources."

QUARTERLY RESULTS

     The following table sets forth the unaudited historical quarterly revenue and gross margin of our three product groups:

                                                                                                            COMBINED
                                       FISCAL YEAR                         FISCAL YEAR                    FISCAL YEAR
                                   ENDED JULY 3, 1998                  ENDED JULY 2, 1999             ENDED JUNE 30, 2000
                            ---------------------------------   ---------------------------------   ------------------------
                              Q1       Q2       Q3       Q4       Q1       Q2       Q3       Q4       Q1       Q2       Q3
                            ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
                                                                 (DOLLARS IN MILLIONS)
REVENUE
Analog & Mixed-Signal.....  $ 96.3   $ 93.9   $ 95.2   $105.0   $ 79.8   $ 86.2   $ 88.5   $ 98.3   $ 82.8   $ 94.0   $103.4
Discrete Power............    44.7     45.2     45.7     40.8     38.5     34.8     42.3     46.0     44.9     54.8     53.2
Wireless..................     2.9      2.2      2.6      2.3      4.2      3.1      4.6      6.4      6.3      9.3     14.3
                            ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
    Total.................  $143.9   $141.3   $143.5   $148.1   $122.5   $124.1   $135.4   $150.7   $134.0   $158.1   $170.9
                            ======   ======   ======   ======   ======   ======   ======   ======   ======   ======   ======

GROSS MARGIN PERCENTAGE
Analog & Mixed-Signal.....      36%      42%      42%      44%      41%      39%      43%      43%      42%      45%      44%
Discrete Power............      24       27       23       25       21       14       17       21       24       28       32
Wireless..................      31        5       42       57       21       26       35       50       35       39       45
    Total.................      32       37       36       39       34       31       35       36       36       39       41


                              Q4
                            ------

REVENUE
Analog & Mixed-Signal.....  $116.6
Discrete Power............    53.0
Wireless..................    21.6
                            ------
    Total.................  $191.2
                            ======
GROSS MARGIN PERCENTAGE
Analog & Mixed-Signal.....      46%
Discrete Power............      34
Wireless..................      50
    Total.................      43

     Historically, our first fiscal quarter has been the weakest due to model year changeovers in the automotive industry and summer holiday seasons, primarily in Europe. Our increasing focus on integrated communications products has resulted in a higher percentage of our sales coming from the communications markets in the second half of our fiscal year. Revenues from integrated communications products accounted for 53.1% of our total fourth quarter fiscal year 2000 sales versus 39.1% of our total fourth quarter fiscal year 1999 sales. Sales made into the communications market generally experience less seasonality than sales of our historical mix of products.

     The semiconductor industry has historically experienced declining selling prices over the past 15 years, and we expect that trend to continue in the future. We expect to realize productivity gains which will offset the decline in average selling prices and therefore we do not anticipate a significant adverse effect on our financial condition.

     Industry demand weakened significantly in the first half of fiscal 1999 due to widespread inventory adjustments which led to excess manufacturing capacity and steep declines in product prices. This trend affected all three of our product groups. Our results, and those of the industry as a whole, began to strengthen in the third fiscal quarter of 1999, with an increase in sales of 9.1% from the second quarter to the third quarter and 11.3% from the third quarter to the fourth quarter. We experienced sales growth of over 25% in each of the last three quarters of fiscal year 2000 as compared to the same periods in fiscal year 1999 due to increased demand for our communication products and an overall improvement in market conditions. Additionally, the introduction of our new PRISM II wireless product has accelerated growth in the Wireless product group.

RESULTS OF OPERATIONS

     The following table sets forth our statement of operations data for the periods indicated as a percentage of revenue:

                                                                          FISCAL YEARS ENDED
                                                           -------------------------------------------------
                                                                                                COMBINED
                                                           JULY 3, 1998      JULY 2, 1999      JUNE 30, 2000
                                                           ------------      ------------      -------------
Revenue:
  Analog & Mixed-Signal...............................          67.7%             66.2%              60.7%
  Discrete Power......................................          30.6              30.4               31.4
  Wireless............................................           1.7               3.4                7.9
                                                              ------            ------            -------
     Total............................................         100.0             100.0              100.0
                                                              ------            ------            -------
Cost and Expenses:
  Cost of goods sold..................................          64.0              65.6               59.9
  Research and development............................          13.0              12.6               11.9
  Selling, general and administrative.................          18.8              17.5               16.7
  Intangible amortization.............................           0.4               0.5                1.7
  In-process research and development.................            --                --                3.1
  Other...............................................            --                --                0.2
                                                              ------            ------            -------
     Operating income.................................           3.8               3.8                6.5
     Loss on sale of Malaysian operation..............            --                --                3.8
  Interest, net.......................................          (0.2)             (0.2)               5.9
                                                              ------            ------            -------
  Income (loss) before income taxes and extraordinary
     item.............................................           4.0               4.0               (3.2)
Income taxes (benefit)................................           1.8              (1.1)              (0.1)
                                                              ------            ------            -------
Income (loss) before extraordinary item...............           2.2               5.1               (3.1)
Extraordinary item--loss on extinguishment of debt,
  net of tax effect...................................            --                --               (3.9)
                                                              ------            ------            -------
Net income (loss).....................................           2.2%              5.1%              (7.0)%
                                                              ======            ======            =======

FISCAL YEAR 2000 COMPARED WITH FISCAL YEAR 1999

  Revenue

     Revenue for fiscal year 2000 increased 22.8% to $654.2 million from $532.7 million in fiscal year 1999. This growth is the result of increased demand for communications products and overall improved market conditions. Wireless sales growth of 181% was driven by increased market acceptance of our PRISM(R) products.

     Geographically, 49.2%, 22.0% and 28.8% of product sales were derived in North America, Europe and Asia/Pacific, respectively, during fiscal year 2000, compared to 53.5%, 24.6% and 21.9%, respectively, in fiscal year 1999. This change in mix is the result of increased demand from Asian-based customers and from other customers moving manufacturing facilities to Asia.

  Gross Margin

     Cost of goods sold consists primarily of purchased materials, labor and overhead (including depreciation) associated with product manufacturing, plus royalty, warranty and sustaining engineering expenses pertaining to products sold. Gross margin on product sales increased 43.2% to $262.0 million in fiscal year 2000 from $182.9 million in fiscal year 1999. As a percentage of sales, gross margin was 40.0% in fiscal year 2000 as compared to 34.3% in fiscal year 1999. This increase was primarily due to increased capacity utilization in all three fabrication facilities, improved product costs from yield enhancements and manufacturing cost improvement projects. Additionally, wireless products, which generally carry higher margins, increased as a percentage of our total sales. Headcount reductions and a decrease in depreciation expense resulting from a revaluation of our property and equipment due to purchase accounting also contributed to the margin improvement.

  Research and Development ("R&D")

     R&D expenses consist primarily of salaries and selected costs of employees engaged in product/process research, design and development activities, as well as related subcontracting activities, prototype development, cost of design tools and technology license agreement expenses. R&D expenses increased 16.4% to $78.0 million in fiscal year 2000 from $67.0 million in fiscal year 1999. The increase was the result of our continued investment in PRISM(R) chip sets and in power management integrated circuits, focusing in the categories of communications and computing products. As a percentage of sales, R&D expenses declined slightly to 11.9% in fiscal year 2000 from 12.6% in fiscal year 1999.

  In-Process R&D Charge

     In connection with the acquisition of the semiconductor business of Harris, we allocated $20.2 million of the purchase price to in-process R&D projects. These projects were in various stages of completion ranging from 35-90% complete. The present value of $29.0 million of in-process R&D was primarily determined by discounting 10 year after tax cash flow projections of the individual projects using a discount rate of 20%. This value was then reduced by negative goodwill resulting from the acquisition.

     At the date of acquisition, the development of these projects had not yet reached technological feasibility and the in-process R&D had no alternative future uses. Accordingly, these costs were expensed as a one-time charge to earnings in the combined fiscal year ended June 30, 2000.

     There is risk associated with the completion of the projects and there can be no assurance that any will meet with either technological or commercial success. Discussion of certain of the acquired projects can be found in the Products and Technology portion of the Business section located elsewhere in this prospectus.

  Selling, General and Administrative ("SG&A")

     SG&A costs, which include marketing, selling, general and administrative expenses, increased 17.1% to $109.3 million in fiscal year 2000 from $93.3 million in fiscal year 1999. The increase was due to additional selling costs resulting from higher sales in fiscal year 2000 and additional marketing costs associated with our new company branding initiative. Operating expenses include charges allocated by Harris to us for legal, financial and other administrative expenses of $1.2 million for the six weeks ended August 13, 1999, and $9.3 million for the twelve months ended July 2, 1999. As a percentage of sales, SG&A costs decreased to 16.7% in fiscal year 2000 from 17.5% in fiscal year 1999.

  Intangible Assets

     Certain intangible assets were recorded on the opening balance sheet of Intersil as part of purchase accounting. We also recorded goodwill in June 2000 as a result of the acquisition of No Wires Needed B.V. These assets are being amortized over their useful lives ranging from five to eleven years.

  Loss on Sale of Malaysian Operation

     On June 30, 2000, we completed the sale of our Kuala Lumpur, Malaysia-based semiconductor assembly and test operations to ChipPAC, Inc. As consideration for the sale we received approximately $52.5 million in cash and $15.8 million in ChipPAC preferred convertible stock and we recognized a non-recurring, non-cash charge of $24.8 million for loss on sale.

  Interest Expense

     In connection with the acquisition of the semiconductor business, we entered into new credit facilities. See "--Liquidity and Capital Resources." Interest expense related to this debt for Intersil Holding during the fiscal year 2000 was $41.9 million, excluding interest income of $3.8 million.

  Extraordinary Item

     On February 25, 2000, we issued 22,000,000 shares of our Class A Common Stock in a registered underwritten initial public offering. From the proceeds of the offering, we repaid approximately $419.0 million of debt incurred through the acquisition of the semiconductor business, which included certain prepayment penalties and accrued interest. In connection with the early extinguishment of debt, we recorded extraordinary charges (net of tax effect) of $25.5 million. The extraordinary charges consisted of the write-off of deferred financing fees and prepayment penalties.

  Tax Expense

     The tax benefit for the combined twelve months ended June 30, 2000 is not comparable to the twelve months ended July 2, 1999, due to the differences in our tax structure as compared to that of the semiconductor business of Harris.

  Backlog

     We had backlog at June 30, 2000 of $259.5 million compared to $174.0 million at July 2, 1999. The increase was due to increased demand for our integrated communications products and improved market conditions.

FISCAL YEAR 1999 COMPARED WITH FISCAL YEAR 1998

  Revenue

     Revenue for fiscal year 1999 decreased 7.6% to $532.7 million from $576.8 million in fiscal year 1998. This decrease was the result of continued soft market conditions and resulting adverse effects on semiconductor demand. This trend continued through the second quarter of fiscal 1999. We believe that the principal causes for the decline were initially high inventory levels of our products at our distributors, which decreased 17% from fiscal year 1998 to fiscal year 1999, as well as high levels of inventory at customers. This was followed by an overall drop in global semiconductor demand of 8.5% in calendar year 1998. Particularly hard hit were our Discrete Power products where prices of power metal oxide semiconductor field effect transistors, or MOSFETs, declined by nearly 15%. Additionally, distributors and major original equipment manufacturers reduced the amount of pipeline inventory in the channel, taking advantage of the shorter lead-times and lower prices. During the third fiscal quarter of 1999, we began to experience an increase in new orders, which resulted in a 9.1% increase in sales in the third quarter versus the preceding quarter. The positive trend continued into the fourth quarter with an increase in sales of 11.3% from the third quarter.

     Geographically, 53.5%, 24.6% and 21.9% of product sales were derived in North America, Europe and Asia/Pacific, respectively, during fiscal year 1999,
compared to 53.8%, 28.0% and 18.2% in fiscal year 1998.   Gross Margin

     Gross margin on product sales declined 11.9% to $182.9 million in fiscal year 1999 from $207.5 million in fiscal year 1998. As a percent of sales, gross margin was 34.3% in fiscal year 1999 and 36.0% in fiscal year 1998. This decrease was substantially due to price pressure worldwide for our Discrete Power products and a $13.2 million increase in our depreciation expense resulting from the additional capital expenditures that went into our 8-inch wafer fab in Mountaintop, Pennsylvania. Our gross margin decline was partially offset by a series of cost reduction initiatives which resulted in lower operating costs and improved pricing and terms with our suppliers of raw materials.

  R&D

     R&D expenses decreased 10.8% to $67.0 million in fiscal year 1999 from $75.1 million in fiscal year 1998. During fiscal year 1999, we focused our resources on targeted applications and reduced programs that did not support our emphasis. Major investment continued on the PRISM(R) chip set which addresses the wireless local area network market. R&D for products designed for the power management market was principally focused on computing and communications which led our growth of new product revenue during fiscal year 1999.

  SG&A

     SG&A costs decreased 13.8% to $93.3 million in fiscal year 1999 from $108.2 million in fiscal year 1998. The decrease in SG&A was primarily due to increased efficiencies resulting from a reorganization of the internal sales force and external sales representative firms and reduction of administrative expenses including headcount reductions. Operating expenses include allocated charges by Harris to us for legal, financial and other administrative expenses of $9.3 million for fiscal year 1999 and $10.0 million for fiscal year 1998. As a percentage of sales, SG&A costs decreased to 17.5% in fiscal year 1999 from 18.8% in fiscal year 1998.

  Tax Expenses

     The tax benefit of $6.0 million in fiscal year 1999 was primarily driven by changes in the Malaysian tax system, resulting in fiscal year 1999 income not being subject to tax.

  Backlog

     We had backlog at July 2, 1999 of $174.0 million compared to backlog of about $188.5 million at July 3, 1998. The decrease in backlog was primarily due to shorter industry lead-times.

LIQUIDITY AND CAPITAL RESOURCES

     On February 25, 2000, we issued 22,000,000 shares of Class A Common Stock at a price of $25.00 per share. We received net proceeds from this offering, after deducting underwriting discounts and commissions and other fees, of approximately $513.1 million, of which $435.2 million was subsequently used to repay debt incurred as a result of our acquisition of the semiconductor business of Harris.

     In connection with the acquisition of the semiconductor business, we entered into new credit facilities, which provided for a Revolving Credit Facility in an aggregate amount up to $70.0 million. We may request, subject to the agreement of our lenders, that the amount of the Revolving Credit Facilities be increased to as much as $150 million. The Revolving Credit Facility will mature in 2005 unless terminated earlier and was undrawn as of June 30, 2000.

     Our principal capital requirements are to fund working capital needs, to meet required debt payments and to complete planned maintenance and expansion. We anticipate that our operating cash flow and our cash on hand, together with available borrowings under the Revolving Credit Facility, will be sufficient to meet our working capital, capital expenditure and interest requirements on our debt obligations for the foreseeable future. As of June 30, 2000, our total debt and shareholders' equity was $116.6 million and $679.0 million, respectively.

     Because our business was operated as a subsidiary of Harris during fiscal year 1998 to August 13, 1999, we do not believe our prior years' cash flows are indicative of our business on a stand-alone basis. Net cash generated by operating activities for the fiscal year ended June 30, 2000 was $111.1 million. Net cash provided by investing activities for the fiscal year ended June 30, 2000 was $13.7 million. Net cash used to repay debt for the twelve months ended June 30, 2000 was $435.2 million. Our cash and cash equivalents balance at June 30, 2000 was $211.9 million.

     Our Revolving Credit Facility and the indenture governing the Notes contain financial covenants and restrictions including restrictions on our ability to pay cash dividends or to effect mergers or acquisitions, incur certain indebtedness or to make certain investments without prior approval. We are currently in compliance with such financial covenants and restrictions.

  Receivables and Inventories

     Trade accounts receivable less the allowance for collection losses totaled $111.7 million at June 30, 2000 compared to $100.7 million at July 2, 1999. This increase was due to higher product shipments from increased demand. Inventories declined 17.8% from $153.8 million at July 2, 1999 to $126.5 million at June 30, 2000. The inventory decrease was a result of the sale of our Malaysian operation and a management initiative to reduce our inventory through portfolio management and process improvements.

     Distributor reserves have fluctuated from year to year based on the level of inventory at distributors. The reserve increased 13.8% from $6.5 million at July 2, 1999 to $7.4 million at June 30, 2000 resulting from increasing inventory levels at distributors in response to higher demand and overall market improvement.

  Capital Expenditures

     Capital expenditures for the fiscal year ended June 30, 2000 were $40.7 million compared to $38.6 million in fiscal year 1999. We do not anticipate substantial capital expenditures in the foreseeable future.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. (SFAS) 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS 133." SFAS 137 amends Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," to defer its effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000.
SFAS 133 establishes accounting and reporting standards for derivative instruments including standalone instruments, as forward currency exchange contracts and interest rate swaps or embedded derivatives and requires that these instruments be marked-to-market on an ongoing basis. These market value adjustments are to be included either in the income statement or shareholders' equity, depending on the nature of the transaction. We are required to adopt SFAS 133 in the first quarter of our fiscal year 2001. We believe that SFAS 133 will not have a material adverse effect on our financial position or results of operations.

     In December 1999, the Securities and Exchange Commission issued SAB
No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. We believe that SAB No. 101 will not have a material effect on our financial position or results of operations.

     In April 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25." Among other issues, this interpretation clarifies the definition of employees for purposes of applying Opinion No. 25, the criteria for determining whether a plan qualifies as a non-compensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award and the accounting for an exchange of stock compensation awards in a business combination. This interpretation is effective July 1, 2000, but certain conclusions in the interpretations cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that this interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effect of applying this interpretation is recognized on a prospective basis from July 1, 2000. We are currently reviewing our stock grants to determine the impact, if any, that may arise from implementation of this interpretation, although we do not expect the impact, if any, to be material to our financial statements.

MARKET RISK MANAGEMENT

     In the normal course of doing business, we are exposed to the risks associated with foreign currency exchange rates and changes in interest rates. We employ established policies and procedures governing the use of financial instruments to manage our exposure to these risks.

     In August 1999, we began to use foreign exchange contracts to hedge anticipated foreign cash flow commitments of up to six months. Hedges on anticipated foreign cash flow commitments do not qualify for deferral and, therefore, gains and losses on changes in the fair market value of the foreign exchange contracts are recognized in income.

     Prior to August 1999, we used foreign exchange contracts and options to hedge both balance sheet and off-balance sheet foreign currency commitments. Specifically, these foreign exchange contracts offset foreign currency denominated inventory and purchase commitments from suppliers, accounts receivable from, and future committed sales to, customers and intercompany loans. Foreign currency financial instruments were used to reduce the risks that arise from doing business in international markets.

     At June 30, 2000, we had open foreign exchange contracts with a notional amount of $30.9 million, all of which were to hedge anticipated foreign cash flow commitments. At July 2, 1999, we had open foreign exchange contracts with a notional amount of $22.0 million, all of which were to hedge off-balance-sheet commitments. Additionally, during fiscal year 2000, we purchased and sold
$87.4 million of foreign exchange forward and option contracts, compared to $120.7 million for the prior year. See Note O "Financial Instruments" in the Notes to Consolidated Financial Statements for further information with respect to commitments to buy or sell foreign currencies. Our hedging activities provide only limited protection against currency exchange risks. Factors that could impact the effectiveness of our hedging programs include accuracy of sales estimates, volatility of currency markets and the cost and availability of hedging instruments. A 10% adverse change in currency exchange rates for our foreign currency derivatives held at June 30, 2000, would have an impact of approximately $3.8 million on the fair value of these instruments. This qualification of exposure to the market risk associated with foreign exchange financial instruments does not take into account the offsetting impact of changes in the fair value of our foreign denominated assets, liabilities and firm commitments.

     As of June 30, 2000, we also had fixed rate debt of approximately
$116.6 million consisting primarily of the 13.25% Senior Subordinated Notes due 2009. For fixed rate debt, changes in interest rates generally affect the fair market value, but not earnings or cash flows.

                               INDUSTRY OVERVIEW

     Semiconductors, which consist of integrated circuits and discrete semiconductors, are the critical components used to create an increasing variety of electronic products and systems. Integrated circuits operate at low power levels and perform multiple functions to process and convey information in electronic signal form. Integrated circuit capability is largely defined by circuit density, which increases as its components are miniaturized. In contrast to integrated circuits, discrete semiconductors perform a single function and often have multiple uses in many different end-user applications.

     Worldwide Semiconductor Trade Statistics, or WSTS, forecasts strong growth of about 17.9% for the semiconductor industry through 2003. We sell our semiconductors into high-growth segments of the market including the communications analog & mixed-signal market, which is forecast by the Semiconductor Industry Association, or SIA, to grow 34.5% in calendar year 2000 from calendar year 1999, segments of the power management market, which is forecast by SIA to grow at 70.0% in calendar year 2000 from calendar year 1999, and the wireless local area network integrated circuit market, which is forecast by Cahners In-Stat Group to grow 133.1% in calendar year 2000 from calendar year 1999.

SEMICONDUCTOR CLASSIFICATIONS

     The following table sets forth the worldwide semiconductor total available market, or TAM, for each of five product functions of the semiconductor industry according to WSTS. Our products fit within the Analog and Discrete Power classifications listed in the table.

                          WORLDWIDE SEMICONDUCTOR TAM

                                                          YEAR ENDED DECEMBER 31,
                             -----------------------------------------------------------------------------------
                             1990    1991    1992    1993     1994     1995     1996     1997     1998     1999    CAGR
                             -----   -----   -----   -----   ------   ------   ------   ------   ------   ------   ----
                                                            (DOLLARS IN BILLIONS)
Analog.....................  $ 7.8   $ 8.3   $ 8.7   $10.7   $ 13.6   $ 16.6   $ 17.0   $ 19.8   $ 19.1   $ 22.1   12.3%
Discrete Power.............    4.3     4.4     4.5     5.2      6.3      8.2      7.8      8.1      7.4      8.2    7.4
Microcomponents............    9.2    11.4    13.9    19.1     23.8     33.4     39.8     47.8     47.3     51.7   21.1
Memory.....................   11.8    12.2    14.8    21.3     32.5     53.5     36.0     29.3     23.0     32.3   11.8
Other......................   17.5    18.2    17.9    21.1     25.7     32.7     31.3     32.2     28.8     35.1    8.0
                             -----   -----   -----   -----   ------   ------   ------   ------   ------   ------
Total......................  $50.6   $54.5   $59.8   $77.4   $101.9   $144.4   $131.9   $137.2   $125.6   $149.4   12.8
                             =====   =====   =====   =====   ======   ======   ======   ======   ======   ======

     Analog integrated circuits are used to shape or condition electrical signals, to amplify electrical signal strengths, to convert electrical signals to and from digital "one or zero" levels, to regulate voltage levels and to provide interfaces between other products within an electrical system. Power semiconductors can be either discrete power devices or analog integrated circuits. Discrete devices perform a single function, such as switching electricity on and off. Analog integrated circuits perform multiple functions such as controlling and regulating currents. Microcomponents include microprocessors and microcontrollers that process data according to instructions embedded within the semiconductors themselves. These are considered the "brains" of the electronic system and are at the center of the system architecture. Memory are devices that store data and instructions. The "other" category includes all electronic devices whose functions do not include one of the four previously mentioned product functions.

ANALOG

     Analog signals are not discrete binary numerical values, but rather continuously variable electrical signals that represent continuous data variables or wave signals, such as sound waves. The analog market is split into two major segments: standard linear and mixed-signal. The standard linear market is composed of building block products such as amplifiers, voltage regulators, data conversion, interface circuits and comparators. These products are used in all end systems, from computers and telecommunications, to industrial, automotive and consumer applications. The mixed-signal market consists of more complex analog products, which also contain some digital circuitry for timing, information control and data flow. Mixed-signal products are often developed for specific applications, such as video encoding, hard disk drive control, data transmission, motor control and power management.

DISCRETE POWER

     Discrete power semiconductors, such as a transistor or diode (a device that allows current to flow in only one direction), typically contain one active element. These devices perform a single function such as efficiently switching electricity on and off. Examples of discrete power semiconductors include power metal oxide semiconductor field effect transistors, or MOSFETs, and insulated gate bipolar transistors, or IGBTs. MOSFETs are semiconductors that convert, switch or otherwise shape or condition electricity. IGBTs typically serve the switch function in power conversion applications that require higher current and voltage than power MOSFETs can handle efficiently. IGBTs combine the ease of voltage-driven power MOSFET technology with the conduction efficiency of bipolar transistor technology.

INDUSTRY TRENDS

     As the performance of semiconductor devices has increased and size and cost have decreased, demand for semiconductors has expanded beyond their original primary applications in computer systems to applications in telecommunications systems, automotive products, consumer products and industrial automation and control systems. In addition, system users and designers have driven the demand for systems with increased functionality, higher levels of performance, greater reliability and shorter design cycle times, all in smaller packages at lower costs. These demands have resulted in increased semiconductor dollar content of electronic products. The demand for electronic systems has also expanded geographically with the emergence of new markets, particularly in the Asia/Pacific region. We believe that future demand for semiconductors will be driven by the growing trend towards use of the Internet and portable electronics, including consumer electronics, computers and cellular telephones, and the resulting need for semiconductors that can manage connectivity and power for longer periods of use and that require less space.

     Today, nearly every form of communication is being revolutionized by the growing use of digital communications to move all types of data, voice and video around the world. Different technologies, protocols and media have evolved which are uniquely suited to particular applications in this rapidly evolving environment. Advances in broadband communications are accelerating the reach of cost effective, fast data highways to both homes and offices. Communications semiconductors will be used extensively in broadband communication networks/facilities, portable communications devices, and in servers and infrastructure supporting the Internet. Each of these technologies requires specific transport and access hardware devices, including handsets and base stations for wireless telephony, switches and routers for telecommunications and data networking, set-top boxes for cable and satellite communications, and digital cable and digital subscriber line, or xDSL, modems for Internet access. The advent of the Internet as a communications medium has dramatically increased business and consumer demand for high-speed access to multimedia and entertainment content.

     As business and consumers increasingly rely on the Internet and intranets, many existing networks are under significant stress. A bandwidth constraint has emerged, particularly at the "last mile" of network infrastructures, challenging users and industry participants in a number of communications segments. In response to growing network demands, telecommunications, data communications and cable network operators are making significant investments to alleviate congestion and support emerging high bandwidth, integrated data, voice and video services. Specific technologies addressing bandwidth capacity constraints include cable modems and xDSL, including asymmetric digital subscriber line, or ADSL, for residential applications, high speed digital subscriber line, or HDSL, symmetric digital subscriber line, or SDSL, and T1/E1 for high speed network access in commercial applications, and asynchronous transfer mode, or ATM, and synchronous optical network, or SONET, for network backbone transmission. The importance of the Internet as a communications medium and the increased ability to deliver access to content available through the Internet will increase the demand for home and small business networking solutions, provided these networking solutions are cost-effective.

      Wireless telephony technologies are moving towards the third generation, or 3G, of standards such as Wideband CDMA which will support more users than current standards, provide faster data transmission and mobile Internet access, and increase the ability to execute new wireless applications. Second generation, or 2G, is the current digital standard supporting IS-95 CDMA and GSM and is used widely throughout the world. Given the significant investment in infrastructure required to move from 2G to 3G, some carriers have begun to provide an intermediate technology, known as 2.5G, such as Edge and IS-95+, which enhances speed and capacity, but does not provide all the capabilities of 3G. This infrastructure buildout to 2.5G and ultimately to 3G will require the use of advanced integrated circuits that are compatible with the new digital standards.

     In addition, these developments in communications infrastructure depend on enhanced performance capabilities of advanced electronic systems. As electronic systems continue to increase in performance and sophistication, they demand more complex power management solutions. The latest generation of personal computers rely on advances in power conversion to operate at ever-lower voltages in order to reduce power consumption, increase efficiency and, in notebook personal computers, prolong battery life. Further, advanced electronic systems outside of communications applications also have greater power management requirements. All of these systems, including efficient power supplies for communications and computing networks and engine and chassis management in automobiles, require advanced power management semiconductors for more complex digital signal processors and microcontrollers and for efficient power inverters.

     The growth in Internet infrastructure, portable battery-powered computing and communication devices and continually faster microprocessors are driving the development of, and demand for, successively more efficient power management integrated circuits and discrete power semiconductors.

                                    BUSINESS

GENERAL

     We are a systems oriented designer and manufacturer of analog and digital integrated circuits and discrete semiconductors for the communications and power management end-user markets. The majority of our revenue is derived from sales of our analog and mixed-signal products. We use our proprietary technologies and design capabilities to provide systems solutions for rapidly growing wireless applications. We own over 1,250 patents and have substantial expertise in the design and manufacturing of components that perform many of the essential functions relating to the supply, distribution and regulation of electric power in electronic products. Our core competencies include the design of analog, mixed-signal, digital signal processing, radio frequency and discrete power semiconductor products. Our products include components performing complex communications functions, such as our PRISM(R) chip sets for wireless data communications, digital radios and high speed converters in cellular base stations and power management integrated circuits and discrete semiconductors used in Internet servers and computers.

OUR BUSINESS STRATEGY

     We provide systems level solutions for the growing integrated communications semiconductor market. Integrated communications semiconductors enable the convergence of voice, data and video communications. Within integrated communications, we are focused on several key markets including high data rate wireless connectivity, power management and communications integrated circuits for wireless and wired communications infrastructure. We use our expertise in digital and analog semiconductors and radio and software design in order to deliver chip sets, components, software and licensable application designs for communications equipment customers. For fiscal year 2000, we allocated about 92% of our research and development investment to the development of products for the integrated communications market.

     Our business strategy emphasizes the following key elements:

     o Focus on High Growth, Integrated Communications Markets. In light of the rapid expansion of communication applications and the increased requirement for power management in electronic systems, we focus our investments in these areas. We believe these markets have attractive growth characteristics and enable us to draw on our core competencies. Accordingly, we are pursuing opportunities in communications, wireless and power management.

     o Maintain Technology Leadership. We focus our research and development investments on integrated communications. We have 220 engineers working on innovative wireless and power management architectures. We also have significant experience in analog and mixed-signal process technology and high volume manufacturing. In conjunction with these efforts, we will continue to expand our strong intellectual property position by seeking to increase our existing portfolio of over 1,250 patents.

     o Provide Systems Level Solutions to Our Customers. We design and develop our semiconductors with a systems level approach that we believe enhances the value of our products as they are designed into and incorporated in our customers' electronic systems. This approach yields early integration of our products into our customers' products, provides opportunities for current design wins, and ultimately increases revenue as our solutions are incorporated within a targeted end application.

     o Focus on Partnering with Industry Leaders. We partner with industry leaders in each of our target end-user markets to take our strong engineering and design capabilities to commercial levels. Our customer base of industry leaders illustrates the acceptance of our products to date, and we continue to partner with these customers and others to develop and market our next generation products. Our applications and design engineers support our customers' end product development.

     o Maintain High Quality Customer Service. Quality customer service is critical to our customer retention and sales growth. Through our customer relations initiatives, we believe we distinguish ourselves from our competitors. Additionally, our sales force and authorized representatives and distributors provide customer information programs and support our comprehensive customer service efforts.

PRODUCTS AND TECHNOLOGY

     Our products are organized into three principal product groups: Analog & Mixed-Signal, Discrete Power and Wireless.

                                               ANALOG &                   DISCRETE
                                             MIXED-SIGNAL                  POWER                  WIRELESS
                                      --------------------------  ------------------------  ---------------------
FISCAL YEAR 2000 REVENUES...........  $396.8 million              $205.9 million            $51.5 million

PERCENTAGE OF REVENUES..............  60.7%                       31.4%                     7.9%

KEY CUSTOMERS.......................  Cisco                       Asustek                   Cisco
                                      Compaq                      Bosch                     Nokia
                                      Dell                        Compaq                    Siemens
                                      Intel                       Emerson                   Sony
                                      Siemens                                               3Com

ANALOG & MIXED-SIGNAL

     Our Analog & Mixed-Signal portfolio represented 60.7% of our fiscal year 2000 revenue. We deliver leading-edge analog, mixed-signal and digital signal processing semiconductors and groups of semiconductors that are designed to work together, also known as chip set solutions, for today's fastest-growing communications markets. Our design focus targets such opportunities as wired networks, subscriber line interface circuits, or SLICs, which interface analog and digital signals for telecom systems, and high-speed digital radios for cellular basestations. The two analog product lines include the following:

     Signal Processing Products. We have a portfolio of linear, mixed-signal and digital signal processing integrated circuits optimized for high-speed communications applications. Communications analog and mixed-signal integrated circuits are primarily targeted at wired and wireless voice and data communications infrastructure applications. We have developed a complete portfolio of digital radio signal processing products and a line of 8-, 12- and 14-bit high speed data acquisition converter integrated circuits for cellular basestations, wireless data links, wireless local loop and broadband wireless access, which we refer to as the wireless infrastructure market. These products, designated CommLink(TM), enable our customers to increase the amount of data that can be transmitted, enabling the addition of high speed data transmission to cellular communications networks. These integrated circuits enable faster wireless data links between remote basestations and also enable more efficient cable "headends"--the ground station for the satellite links and broadband wireless access--which is sometimes called Wireless Cable or LMDS. Our products support cellular standards including 2G Digital such as IS-95 CDMA and GSM, 2.5G such as Edge and IS-95+, and 3G such as Wideband CDMA. We utilize both systems level engineering and integrated circuit expertise to offer superior products for wireless communications systems. This combination of expertise enabled us to introduce the industry's first digital signal processing-based single chip, the HSP50016, which increased the efficiency of signal chain implementation through component reductions. We continue that leadership with the HSP50216 Quad programmable down converter for use in 2.5G cellular basestation designs.

     New generations of high performance digital signal processing communications integrated circuits require ever increasing performance from the analog-to-digital and digital-to-analog converters that convert between digital signals and analog radio frequency signals for wireless applications. We currently market a family of 6- to 14-bit, CMOS analog-to-digital and digital-to-analog converters in multiple speed ranges and functional combinations in order to complement our digital radio wireless infrastructure solutions.

     With more than 15 years of experience in their design and development, we continue to expand our portfolio of SLICs. SLICs, which are used in many telephone applications, serve two primary functions. First, they interface analog voice signals with digital processors. Second, they serve the simple, yet essential, function of ringing a telephone to signal an incoming call. Recently, we introduced an advanced ringing SLIC, which combined both functions into a single SLIC. Thus, the ringing SLIC acts as both an interface into the telephone and also rings the telephone. Our newest ringing SLIC product, a voice over internet protocol, or VoIP, product, enables the use of analog phones in the emerging Internet telephony market. Our SLIC portfolio of advanced telecom linecard solutions are ideal for today's universal telecom exchange systems, including Plain Old Telephone Service, or POTS, Private Branch Exchanges, Central Office, Loop Carrier, Fiber in the Loop and Wireless Local Loop.

     Included in our legacy base product portfolio are operational amplifiers, which are referred to as op amps, interface integrated circuits, industrial and video integrated circuits and digital products which serve both defense and commercial systems, with microprocessor, memory and data communications products. These products typically have long life cycles and are designed into our customers' products. These include the industry standard BiCMOS high speed op amp and the low power instrumentation converter. This portfolio is sold to a broad range of customers in industrial, medical, computer, avionics and test and measurement instrumentation markets, primarily through distribution partners. These products typically have long life cycles and are designed into our customers' products thereby supporting long-term sales. Our end-user markets include wireless communications, video and image processing, high-speed satellite communications, test/measurement equipment and medical instrumentation.

     We supply our communications products to Cisco, Dell, IBM, Lucent, Siemens and other customers.

     Power Management Integrated Circuits. We develop power system architectures and provide a portfolio of computer products, file server/storage system products, networking and VoIP products. Our power management products for computing applications operate in a voltage range of 1 to 30 volts and are designed into desktop personal computers, file servers and workstations. We have also developed new power management circuits for 24x7 server networks supporting e-commerce on the Internet.

     Our highly successful HIP6000 family of pulse width modulator controller integrated circuits are used in about 30% of all personal computers that use Pentium, Pentium II and Pentium III class processors. We are currently working with motherboard manufacturers to have our pulse width modular controller integrated circuits designed into motherboards utilizing the recently introduced Pentium 4 processor. We expect to begin shipping products for Pentium 4 motherboards as Pentium 4 processors begin to ship in greater volumes in the near term. Based on our current design wins, we believe that we also will have a substantial share of the volume of pulse width modulator controller integrated circuits used in motherboards utilizing Athlon processors.

     We have introduced an advanced architecture which delivers multiphase power to higher speed microprocessors. This is a requirement for Intel and AMD microprocessors above 800 MHz. This new platform of products consists of three controllers (HIP6301, HIP6302 and HIP6303) and three gate drivers (HIP6601, HIP6602 and HIP6603). We also offer a complete advanced configuration power interface solution for instant on and sleep mode capability used to save energy in personal computers.

     We provide complete power solutions for the file server and redundant array of independent disks, or RAID, market. Internet growth, especially e-commerce, is driving the need for high reliability/availability in these applications. Our family of hot plug products allows repair and maintenance of a file server and RAID without a complete shutdown of the file server.

     We are currently expanding our space-qualified portfolio by offering our Starpower(TM) family of radiation hardened power management products for commercial satellite applications. We are developing what we believe will be an industry-leading radiation hardened DC/DC Converter power module line to provide highly reliable power management in communications satellites. Our radiation hardened integrated circuit product portfolio includes logic, memories, signal processing components, microprocessors and custom devices, providing system designers with a full complement of products for radiation hardened systems used in commercial space and defense applications.

     Our power management integrated circuits are also used in industrial control and automotive engine management systems.

     We supply our power management products to Asustek, Compaq, Dell, IBM, Intel and other customers.

     DISCRETE POWER

     Our Discrete Power portfolio represented 31.4% of our revenue for fiscal year 2000. Discrete Power products, coupled with our power management integrated circuits, provide unique power management solutions for the integrated communications market. Our MOSFETs have been designed in conjunction with our multiphase power integrated circuits for faster, next generation computers. We also manufacture efficient power MOSFETs used in servers supporting the Internet. We are investing in new, efficient trench power devices for cellular phones and portable information appliances.

     In 1980, we invented IGBTs, or insulated gate bipolar transistors, and hold some of the fundamental patents that cover their production. We introduced our 600V SMPS, or switch mode power supply Series IGBT family of high-speed, high efficiency IGBTs specifically tailored for operation in today's switched mode power supplies. Our portfolio also includes radiation hardened N- and P-channel metal oxide semiconductor field effect transistors, or MOSFETs, for high-reliability applications such as communications satellites.

     In addition, our IGBTs, MOSFETs and rectifiers are used in automotive and industrial applications. These include motor management, automotive ignition, welding, instrumentation and other industrial applications. Like our base analog and mixed-signal products, our base power MOSFETs are designed into our customers' products with life cycles spanning several years.

     We supply our Discrete Power products to Asustek, Bosch, Compaq, Emerson and Siemens and other customers who use our products for personal computer motherboard power, diesel fuel injection, body and chassis controls and industrial power supplies.

     WIRELESS

     Our Wireless portfolio represented 7.9% of our revenue for fiscal year 2000. We are the leading developer of semiconductor solutions for the emerging wireless local area networking market. Our PRISM(R) family of chip sets addresses the growing demand for wireless networking for use in both the home and business providing cost effective, wireless access to high data rate broadband communications networks. We believe we are the only supplier of an integrated wireless networking product solution, including reference designs, software and all integrated circuits necessary for wireless data communications at data rates of 11 megabits-per-second.

     The PRISM II chip set is composed of five highly integrated semiconductors. They are the 2.4GHz power amplifier, RF/IF up and down converter, IF/BV quadrature modulator/demodulator, baseband processor and the medium access controller. These integrated circuits represent design and manufacturing competence in radio frequency, or RF, mixed-signal and digital technologies. The 2.4GHz power amplifier, RF/IF up and down converter, and the quadrature modular/demodulator are designed and manufactured using a high performance RF silicon germanium process technology. The baseband processor and medium access controller are designed and manufactured using submicron complementary metal oxide semiconductor, or CMOS, process technologies.

     Because we design all of the components of our wireless chip set, including reference designs and software, we believe we provide our customers with the best available performance and value. Providing our customers with a turnkey wireless data radio solution enables them to have the fastest time to market for their systems which we believe is a critical competitive advantage in this emerging market. More than 40 companies, including Cisco, Compaq, Nokia, Samsung and Sony, have adopted use of the PRISM(R) chip set in their products. Our PRISM II chip set is our second-generation chip set capable of delivering high-speed wireless networking at data rates of 11 megabits-per-second. The PRISM II chip set incorporates advanced integrated circuit design with silicon germanium process technology which makes the PRISM II chip set five times faster while reducing power consumption by 50% compared to the original PRISM(R) chip set. Since the introduction of the PRISM II chip set, we have been developing relationships with original equipment manufacturers, including Cisco, Compaq, Nokia, Nortel, Siemens, Sony, Symbol and 3Com, for use of the PRISM II chip set in a variety of wireless local area network applications for home and business.


     As of May 29, 2000, we acquired privately held No Wires Needed B.V., or NWN, for 3.35 million shares (which includes 323,493 shares issuable upon the exercise of options) of our Class A Common Stock. Based in Bilthoven, The Netherlands, NWN provides high performance wireless-to-broadband access point reference designs. NWN utilizes the PRISM(R) chip set together with its own high data rate digital controller integrated circuits allowing end users to wirelessly connect multiple computers and hand-held or Internet appliances to a wired broadband network. NWN also provides wireless encryption software which enhances the security of a wireless local area network. Additionally, NWN has designed a high data rate digital controller integrated circuit, which is a component we believe will enhance the performance of future generations of our PRISM(R) chip set. The NWN digital integrated circuit, which we refer to as a medium access controller, or MAC, is compliant with the IEEE802.11b standard and can support data rates of up to 54 megabits per second, which is vital for multi-channel voice and digital video in homes and offices. The acquisition of NWN added 52 new employees.


CUSTOMERS AND APPLICATIONS

     We seek to capitalize on our core competencies by focusing on the integrated communications market. Within the integrated communications market, our products include communication integrated circuits, power management semiconductors and PRISM(R) wireless local area network chip sets.

                           END MARKETS                       APPLICATIONS                    KEY CUSTOMERS
                     ------------------------   --------------------------------------    -------------------
Communications       Wireless local area        Wireless local area networks providing    Cisco, Compaq,
                     networks,                  network wireless access to broadband      Dell, IBM, Lucent,
                     communications,            (cable, ethernet, xDSL, ISDN)             Nokia, Nortel,
                     telecommunications         networks, video, wired and wireless       Samsung, Siemens,
                                                telephony, home gateways, networking      Sony, Symbol, 3Com

Power Management     Networking and computing   File servers, PC motherboards,            Asustek, Compaq,
                                                printers, workstations                    Dell, IBM, Intel

     Outside of our targeted end markets, our remaining category is industrial products. Applications in this category include automotive applications such as fuel injection and ignition circuits, industrial applications including power supplies and defense applications such as smart munitions and tactical and strategic missiles. We sell to, among others, DaimlerChrysler, Siemens, Boeing, Lockheed Martin and Emerson.

SALES, MARKETING AND DISTRIBUTION

     In fiscal years 2000 and 1999, we derived about 60% and 66%, respectively, of our sales from original equipment manufacturer, or OEM, customers through our global sales organizations and 40% and 34%, respectively, of our sales through distributors. We operate sales organizations in the Americas, Europe and the Asia/Pacific region. Our sales organizations are supported by logistics organizations. Product orders flow to our manufacturing facilities or to one of our foundries where the product is made. Products are then shipped to the customer either directly or indirectly via our warehouses in the United States, Europe and Asia.

     We have dedicated direct sales organizations operating in the Americas, Europe and Asia/Pacific regions that serve our major OEM customers. We have strategically located our sales offices near these major OEM customers. We also have a large network of distributors and manufacturers' representatives to distribute our products around the world. To serve our customer base, we maintain a small, highly focused, direct sales force selling products for each of our targeted product areas, combined with an extensive network of distributors and manufacturers' representatives. Our sales force is segmented by end-user markets, thereby ensuring each salesperson has an end-user market expertise and focus. We also maintain a dedicated marketing organization, which supports each product area on a regional basis.

     Typically, distributors handle a wide variety of products, including products that compete with our products, and fill orders for many customers. Some of our sales to distributors are made under agreements allowing for market price fluctuations and/or the right of return on some unsold merchandise. Virtually all distribution agreements contain an industry standard stock rotation provision allowing for minimum levels of inventory returns. In our experience, these inventory returns can usually be resold. Manufacturers' representatives generally do not offer products that compete directly with our products, but may carry complementary items manufactured by others. Manufacturers' representatives do not maintain a product inventory; instead, their customers place large quantity orders directly with us and are referred to distributors for smaller orders.

RESEARCH AND DEVELOPMENT

     We believe that the continued introduction of new products in our target markets is essential to our growth. We believe that we must continue to innovate, enhance and expand our products and services to maintain our leadership position, and we intend to achieve this through in-house research and development efforts and selective acquisitions. As of June 30, 2000, we had 571 employees engaged in research and development efforts. Our research and development efforts are focused on new product development and improvements in process technology in our growth areas of communications and power management. For fiscal year 2000, we allocated about 92% of our research and development investment towards development of products for the integrated communications market.

     Our expenditures for research and development in fiscal years 1998, 1999 and 2000 were $75.1 million, $67.0 million and $78.0 million, respectively. Each of our product areas maintains independent research and development organizations. We work closely with our major customers in many research and development situations to increase the likelihood that our products will be designed directly into the customers' products and achieve rapid and lasting market acceptance.

MANUFACTURING

     We fabricate wafers at three locations in the United States--Mountaintop, Pennsylvania, Palm Bay, Florida, and Findlay, Ohio. We also use a number of outside wafer fabrication foundries for the manufacture of device types where we do not have the necessary technologies resident in house. We also utilize advanced manufacturing processes of outside foundries for certain components of our PRISM(R) products.

     We recently sold our principal assembly and test facility, located in Kuala Lumpur, Malaysia, to ChipPAC and entered into a multi-year supply agreement with ChipPAC under which the Malaysian facility became our preferred provider of semiconductor assembly and test services. We also have limited assembly and test capability in Palm Bay, Florida. We use a number of assembly and test subcontractors for device types and packages that cannot be assembled and tested at ChipPAC's facility in Kuala Lumpur.

     Our wafer fabs are among the most productive and efficient in the industry. We believe we can continue to maintain competitive cost, further increase productivity and enhance our process efficiency by investing in people and assets, where necessary.

     We utilize an extensive set of manufacturing processes to fabricate our products, including technologies such as: ULTRAFET(R), IGBT, BiCMOS, Power BiCMOS, High Frequency Bipolar, CMOS and Rad Hard Processes. The table below sets forth some information regarding our manufacturing facilities, products, wafer diameter and annual wafer capacity:

                             FABRICATION FACILITIES

                                                                                                 ANNUAL CAPACITY
      LOCATION                         PRODUCTS/FUNCTIONS                    WAFER DIAMETER     (6" EQUIVALENT WAFERS)
---------------------  --------------------------------------------------   ----------------    ---------------------------
Mountaintop,           MOSFETs, IGBTs, rectifiers                                 6", 8"                  420,000
 Pennsylvania

Findlay, Ohio          Standard linear/interface integrated circuits,                 5"                  120,000
                       power integrated circuits

Palm Bay, Florida      Power integrated circuits, telecom SLICs, rad hard         4", 6"                  175,000
                       integrated circuits

     Our manufacturing processes use many raw materials, including silicon wafers and various chemicals and gases. We obtain our raw materials and supplies from a large number of sources on a just-in-time basis. Although supplies for the raw materials used by us are currently adequate, shortages could occur in various essential materials due to interruption of supply or increased demand in the industry.

BACKLOG

     Our sales are made pursuant to purchase orders that are generally booked from one to six months in advance of delivery. Backlog is influenced by several factors including market demand, pricing and customer order patterns in reaction to product lead times. Although quantities actually purchased by customers may vary between booking and delivery to the extent customer needs or industry conditions change, our backlog has historically been a reliable indicator of our future revenues. Our backlog was about $188.5 million at July 3, 1998, $174.0 million at July 2, 1999 and $259.5 million at June 30, 2000. We expect to ship the backlog at June 30, 2000 within twelve months of that date.

SEASONALITY

     A lower percentage of our products is sold to the computer end-user or into the computer market than is sold by other semiconductor manufacturers. Sales in the computer market fluctuate more than in other semiconductor markets. As a result, we experience less seasonal fluctuation than the semiconductor industry as a whole. Historically, our first quarter has been the weakest due to model year changeovers in the automotive industry and summer holiday seasons, primarily in Europe. Our increasing focus on integrated communications products has resulted in a higher percentage of our sales coming from the communications markets in the second half of our fiscal year. Sales made into the communications market generally experience less seasonality than sales of our historical mix of products.

COMPETITION

     We compete in different markets to various degrees on the basis of price, technical performance, product features, product system compatibility, customized design, availability, quality and sales and technical support. Our ability to compete successfully depends on elements both within and outside of our control, including successful and timely development of new products and manufacturing processes, product performance and quality, manufacturing yields, product availability, intellectual property protection obtained by us and our competitors, customer service, pricing, industry trends and general economic trends.

     The following chart sets forth our principal competitors by business unit:

BUSINESS UNIT               PRINCIPAL COMPETITORS
--------------------------  ----------------------------------------------------------------------------
Analog & Mixed-Signal       Analog Devices, Linear Technology, Semtech, Texas Instruments

Discrete Power              International Rectifier, STMicroelectronics, Vishay

Wireless                    Lucent, Philips, Texas Instruments

TRADEMARKS AND PATENTS

     We own rights to a number of trademarks and patents that are important to our business. Among others, we consider Intersil, PRISM(R), ULTRAFET(R) and CommLink to be trademarks that are material to our operations.

     Our corporate policy is to protect proprietary products by obtaining patents for these products when practicable. We currently possess about 1,250 patents.

EMPLOYEES

     Our worldwide workforce consisted of 2,930 employees (full- and part-time) as of June 30, 2000, of whom 730 were represented by collective bargaining arrangements. Of our employees, 1,715 were engaged in manufacturing, 571 were engaged in engineering, 394 were engaged in marketing and sales, 145 were engaged in administration and 105 were engaged in operating our management information systems. Of our employees, 1,786 were employed in the Analog & Mixed-Signal area; 882 were employed in the Discrete Power area; and 262 were employed in the Wireless area. We believe that our relations with our employees are good.

PROPERTIES

     In the United States, we lease our corporate headquarters in Irvine, California. Additional manufacturing, warehouse and office facilities are housed in about 846,000 square feet, 445,000 square feet and 270,000 square feet of space in properties owned by us in Palm Bay, Florida, Mountaintop, Pennsylvania and Findlay, Ohio, respectively.

     Our primary engineering activity takes place in Palm Bay, Florida and at our other manufacturing facilities. In addition, we have engineering activities taking place in our corporate headquarters and in leased facilities in Durham, North Carolina (Research Triangle Park), Branchburg, New Jersey,
San Antonio, Texas, Seattle, Washington and Bilthoven, The Netherlands.

     We maintain regional sales offices in Orange County, California, Palm Bay, Florida; Burlington, Massachusetts; Dallas, Texas; San Jose, California; Munich, Germany; Milan, Italy; Camberly, United Kingdom; and Taipei, Taiwan and other sales offices around the world. All our offices are leased generally under short term leases, except our offices in Palm Bay, Florida.

     We believe that our facilities around the world, whether owned or leased, are well-maintained. Our manufacturing facilities contain sufficient production capacity to meet our needs for the foreseeable future.

ENVIRONMENTAL MATTERS

     Our operations are subject to environmental laws in the countries in which we operate that regulate, among other things, air, ground and water emissions at our manufacturing facilities; the management and disposal of hazardous substances; and the investigation and remediation of environmental contamination. As with other companies engaged in like businesses, the nature of our operations exposes us to the risk of environmental liabilities or claims. We believe, however, that our operations are in substantial compliance with applicable environmental requirements. Our costs to comply with environmental regulations were about $6.3 million, $7.4 million and $4.8 million in each of fiscal years 1998, 1999 and 2000, respectively.

     Our facilities in Findlay, Ohio have ongoing remediation projects to respond to releases of hazardous substances that occurred prior to the acquisition of Harris' semiconductor business. Our facilities in Mountaintop, Pennsylvania have groundwater and subsurface soil contamination from past operations, some of which occurred prior to Harris' acquisition of those facilities, for which remediation has been conducted, and additional remediation may be required. In addition, Harris' facilities in Palm Bay, Florida, a portion of which includes our business, are listed on the National Priorities List for clean-up under the Comprehensive Environmental Response, Compensation, and Liability Act ("Superfund"). Remediation activities are ongoing in Palm Bay in accordance with consent decrees entered into by Harris with the United States Environmental Protection Agency. Harris has agreed to indemnify us for the cost of these projects at all of our facilities, including at Findlay, Ohio, Mountaintop, Pennsylvania and Palm Bay, Florida and our former facility at Kuala Lumpur, Malaysia to the extent these costs exceed financial reserve amounts at the time of our acquisition of the semiconductor business of Harris. Based on the historical costs of these projects and because the remediation projects are in advanced stages, we do not believe that the future cleanup costs will be material, even without the indemnity.

     In connection with the closure of a waste storage pad at our former Kuala Lumpur facility in Malaysia, a June 2000 environmental investigation identified evidence of potential releases to the groundwater of hazardous substances that were previously stored on the pad. Based on the composition of the groundwater impacts, it appears that the hazardous substances were those used by Harris or its predecessors, and not us. Harris has agreed to indemnify us for addressing environmental conditions created prior to our ownership, and accordingly we put Harris on notice of the potential environmental claim. We sold the business which operates out of the Kuala Lumpur, Malaysia facility to ChipPAC in June 2000 (See Business--Manufacturing) and we gave ChipPAC a similar indemnity. ChipPAC provided us with a claim for indemnification by letter dated August 1, 2000. We do not have adequate information to determine the extent of the impacts to groundwater, but we do not believe future cleanup costs, if needed, will be material even without the Harris indemnity.

     Future laws or regulations and changes in existing environmental laws or regulations may subject our operations to different, additional or more stringent standards. While historically the cost of compliance with environmental laws has not had a material adverse effect on our business, financial condition or results of operations, we cannot predict with certainty our future costs of compliance because of changing standards and requirements. We cannot assure you that material costs will not be incurred in connection with the future compliance with environmental laws or with future cleanup costs related to currently unknown contamination.

LEGAL PROCEEDINGS

     From time to time we are involved in legal proceedings arising in the ordinary course of business. We are presently co-defendants with Harris in a suit brought by Ericsson alleging patent infringement, which is pending in the Sherman Division of the United States District Court for the Eastern District of Texas. Ericsson alleges infringement of four of its patents relating to telephone subscriber line interface circuits. The suit was initially directed against Harris; we were joined as defendants in this action on September 1, 1999. Ericsson seeks an injunction (requiring the co-defendants to stop making, using or selling telephone subscriber line interface circuits which utilize Ericsson's patents) plus damages, including lost profits and/or a reasonable royalty, costs of suit, treble damages, prejudgment interest and attorneys' fees. However, to the extent our liability for damages from this litigation, if any, arises out of the conduct of the semiconductor business by Harris prior to closing, this liability will be covered by Harris' agreement in connection with the acquisition of the semiconductor business to provide us with certain indemnities.

     In addition, Harris is a defendant in an action brought by Geisting & Associates seeking to recover commissions and receivables allegedly lost as a result of the termination of Geisting as a sales representative for our PRISM chip set. The action is pending in the United States District Court for the Middle District of Florida-Orlando. While Intersil has not been named as a defendant, we could be liable for any judgment entered against Harris on the pending claims, and we are conducting the defense of the action. Geisting seeks damages, including lost profits, and attorneys' fees.

     We believe that there is no litigation pending that could have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the persons who are members of our Board of Directors, key employees or executive officers. With the exception of Messrs. Conn, Peeters and Pokelwaldt, who joined as directors on April 19, 2000, each of our directors has served as director since our formation on June 2, 1999. Our directors will continue to hold office until the next annual meeting of shareholders or until a successor has been elected and qualified. With one exception, each of our officers has served as an officer since our formation, and each of our officers will hold office until the first meeting of directors after its next annual meeting of shareholders or until a successor has been elected and qualified.

NAME                                         AGE                                TITLE
------------------------------------------   ---   ---------------------------------------------------------------
Gregory L. Williams.......................   47    Chief Executive Officer, Director
Daniel J. Heneghan........................   44    Vice President, Chief Financial Officer and Assistant Secretary
Larry W. Sims.............................   43    Vice President, Marketing and Sales
Lawrence J. Ciaccia.......................   41    Vice President, General Manager, PRISM(R) Wireless
W. Russell Morcom.........................   54    Vice President, General Manager, Discrete Power
Stephen M. Moran..........................   43    Vice President, General Counsel and Secretary
Julie B. Forbes...........................   43    Vice President, Human Resources
Robert W. Conn............................   58    Director
Gary E. Gist..............................   53    Director
Jan Peeters...............................   49    Director
Robert N. Pokelwaldt......................   64    Director
James A. Urry.............................   45    Director

     Gregory L. Williams, Chief Executive Officer, Director. Mr. Williams is our Chief Executive Officer and one of our directors. From October 1998 to August 1999, Mr. Williams was President of the semiconductor business at Harris. From January 1998 to October 1998, Mr. Williams was Vice President and General Manager of the Power Products Division at Harris. From 1984 to 1998,
Mr. Williams also served as Vice President and Assistant General Manager of the Semiconductor Components Group, Vice President and General Manager of the Power Products Division, and Vice President and Director of Automotive World Marketing at Motorola Semiconductor, and from 1977 to 1984, Mr. Williams served with General Electric Company.

     Daniel J. Heneghan, Vice President, Chief Financial Officer and Assistant Secretary. Mr. Heneghan is our Vice President, Chief Financial Officer and Assistant Secretary. From 1996 to August 1999, Mr. Heneghan was Vice President and Controller of the semiconductor business at Harris. From 1994 to 1996, Mr. Heneghan was Vice President of Digital Products of the semiconductor business at Harris. Mr. Heneghan also served at various times as Division Controller of the semiconductor business at Harris, Director of Planning at Harris, Director of Finance at Harris and Senior Financial Analyst with Royal Crown Cola.

     Larry W. Sims, Vice President, Marketing and Sales. Mr. Sims is our Vice President, Marketing and Sales. From August 1998 to August 1999, Mr. Sims was Vice President, Sales of the semiconductor business at Harris. From 1979 to 1998, Mr. Sims served in various sales management positions at Motorola Semiconductor.

     Lawrence J. Ciaccia, Vice President, General Manager, PRISM(R) Wireless. Mr. Ciaccia is our Vice President and General Manager, PRISM(R) Wireless Products Business Unit. From February 1998 to December 1999, Mr. Ciaccia was Vice President and Director of Engineering for the PRISM(R) Wireless Products business at Harris. From 1997 to 1998 Mr. Ciaccia was Director of Strategic and Product Marketing for the Multimedia Products business at Harris. Mr. Ciaccia also served at various times from 1993 to 1997 as Director of Engineering for several different semiconductor businesses at Harris.

     W. Russell Morcom, Vice President, General Manager, Discrete
Power. Mr. Morcom is our Vice President and General Manager, Discrete Power. From 1997 to August 1999, Mr. Morcom was Vice

President and General Manager, Operations and Quality of the semiconductor business at Harris. From 1991 to 1997, Mr. Morcom was Vice President and General Manager, Semiconductor Products Division of the semiconductor business of Harris.

     Julie B. Forbes, Vice President, Human Resources. Ms. Forbes joined our company as Vice President, Human Resources in August 1999. Prior to joining us, Ms. Forbes was the Vice President and Director of Human Resources for the Satellite Communications Group of Motorola from 1998 to 1999. From 1992 until 1998, Ms. Forbes served in various other Human Resources positions in the Semiconductor Products Sector of Motorola.

     Stephen M. Moran, Vice President, General Counsel and Secretary. Mr. Moran joined our company as Vice President, General Counsel, and Secretary in January of 2000. Prior to joining us, Mr. Moran served with Toshiba America, Inc. from September 1996 until January 2000 and served as the Vice President and General Counsel for Toshiba America Electronic Components, Inc. (Toshiba America's Semiconductor Company) from January 1998 to January 2000. From March 1992 until September 1996, Mr. Moran was the General Counsel of ITT Cannon, Inc., an ITT Industries corporation.

     Robert W. Conn, Director. Dr. Conn is one of our directors. Dr. Conn has been the Dean of the Jacobs School of Engineering, University of California, San Diego, and the Walter J. Zable Endowed Chair in Engineering since 1994. Prior to joining University of California, San Diego, Dr. Conn served as Professor of Engineering and Applied Sciences and founding Director of the Institute of Plasma and Fusion Research at the University of California, Los Angeles. Dr. Conn has been editor of the journal Fusion Engineering and Design, since 1986. Dr. Conn recently served as a member of the President's Committee of Advisors on Science and Technology Panel on Energy R&D Policy for the 21st Century, which service ended in 1998.

     Gary E. Gist, Director. Mr. Gist is one of our directors. Mr. Gist has served as the President and Chief Executive Officer of Palomar Technological Companies since 1995, a corporation made up of a diverse group of companies that focus on designing and manufacturing electronic products including the following companies: HID Corporation, AML Wireless Systems, Inc., Palomar Display Products, Inc., Palomar Products, Inc. and Palomar Technologies, Inc. Prior to 1995, he was Division Manager of the Technology Products Division of Hughes Industrial Electronics Company.

     Jan Peeters, Director. Mr. Peeters is one of our directors. Mr. Peeters is the founder, Chairman, President, Chief Executive Officer and a major shareholder of Olameter Inc., a communications and data management service provider which he formed in 1998. Mr. Peeters was a founder, Vice-Chairman, President and Chief Executive Officer of Fonorola Inc. where he held the position of President and Chief Executive Officer since 1990 and the position of Vice-Chairman since 1994, until that company was sold to Call-Net Enterprises in June 1998. Mr. Peeters serves on the Board of Directors of Call-Net Enterprises and Cogeco, Inc.

     Robert N. Pokelwaldt, Director. Mr. Pokelwaldt is one of our directors. Mr. Pokelwaldt retired as the Chairman and Chief Executive Officer of YORK International Corporation, an independent supplier of heating, ventilating, air conditioning, and refrigeration products in the U.S. and internationally in November 1999. He became President and Chief Executive Officer of YORK in 1991, and Chairman of YORK in January 1993. Mr. Pokelwaldt joined YORK as President of Applied Systems Worldwide, a YORK Division, in 1988, and two years later was appointed President and Chief Operating Officer of YORK International. Mr. Pokelwaldt serves on the Board of Directors of Mohawk Industries, Susquehanna Pfaltzgraff, Inc. and Carpenter Technology.

     James A. Urry, Director. Mr. Urry is one of our directors. Mr. Urry has been with Citibank, N.A. since 1981 serving as a Vice President since 1986. He has been a Vice President of Citicorp Venture Capital Ltd., which is an affiliate of ours, since 1989. He is also a Director of Airxcel, Inc., Hancor Holding Corporation, IKS Corporation, Palomar Technological Companies and York International Corporation.

     Our Board of Directors currently consists of six directors, determined as follows: our chief executive officer, one individual designated by Sterling, up to two independent directors designated by Sterling (to the extent permitted by applicable law as determined in Sterling's sole discretion) and, in the event the Board includes two independent directors designated by Sterling, one additional individual designated by Sterling.

The holders of a majority of the outstanding shares of Class A Common Stock (including any shares of Class A Common Stock held by Sterling) have the right to veto the election of any independent directors designated by Sterling. Under our Shareholders' Agreement, each of our shareholders prior to the initial public offering (owning in the aggregate 18,554,703 shares, or approximately 41%, of the outstanding Class A Common Stock, our only class of voting stock, and 49,746,482 shares, or 100%, of Class B Common Stock which are convertible into shares of Class A Common Stock on a one-to-one basis) agrees to take all action necessary (including voting his, her or its shares, calling special meetings and executing and delivering written consents) to ensure our Board of Directors will be composed at all times as described in this paragraph.

DIRECTOR COMPENSATION AND ARRANGEMENTS

     Those directors who are employed by us or by Citicorp Venture Capital Ltd. do not receive compensation for their services as directors. All other directors receive cash in the amount of $10,000 per year and $1,500 and $1,000, respectively, per board and committee meeting attended and non-cash compensation of a one-time appointment grant of options to purchase 7,500 shares of our Class A Common Stock and an annual grant of options to purchase 5,000 shares of our Class A Common Stock. All directors will be reimbursed for travel and other expenses incurred in attending meetings of the Board of Directors or its committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; AUDIT COMMITTEE

     James A. Urry and Gary E. Gist are the members of our Compensation Committee. Jan Peeters, Gary E. Gist, and Robert N. Pokelwaldt are the members of our Audit Committee.

     EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation received by our five most highly compensated officers for services rendered in fiscal years 1999 and 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                                 ---------------------------
                                                                                    AWARDS
                                              ANNUAL COMPENSATION                -------------     PAYOUTS
                                   ------------------------------------------    SECURITIES       ----------
       NAME AND          FISCAL                            OTHER ANNUAL          UNDERLYING         LTIP         ALL OTHER
  PRINCIPAL POSITION     YEAR       SALARY     BONUS(1)    COMPENSATION(2)(3)    OPTIONS(4)       PAYOUTS       COMPENSATION(5)
----------------------   ------    --------    --------    ------------------    -------------    ----------    ---------------

Gregory L. Williams       2000     $399,615    $ 49,559         $430,052            140,000         $    0          $29,312
  Chief Executive         1999      318,615      20,531            6,925                  0              0           12,207
  Officer

Larry W. Sims             2000      239,231      41,698          421,239             63,334              0            6,666
  Vice President,         1999      185,769     117,953           47,174                  0              0            1,889
  Marketing and Sales

George L. Gidzinski       2000      190,769      22,173                0             63,334         19,620           10,899
  Vice President and      1999      133,269      46,683            3,264                  0         28,350           15,128
  General Manager,
  Analog and
  Mixed-Signal

W. Russell Morcom         2000      186,923      51,360                0             63,334         49,050           16,099
  Vice President and      1999      170,000     113,623           10,798                  0         70,875           57,114
  General Manager,
  Discrete Power

Daniel J. Heneghan        2000      179,712      44,287                0             63,334         17,249           10,405
  Vice President,         1999      121,980      44,121            1,920                  0         24,924           23,774
  Chief Financial
  Officer and
  Assistant Secretary

------------------
(1) This category includes Annual Incentive Plan bonus for all officers and a sales incentive compensation bonus for Mr. Sims. It also includes a disruption bonus for Mr. Heneghan in the amount of $25,000 in fiscal year 2000 and a disruption and signing bonus for Mr. Sims in the amount of $65,000 in fiscal 1999.

(2) Except for Mr. Williams and Mr. Sims, none of the executive officers named in the Summary Compensation Table received personal benefits in excess of $50,000 or 10% of annual salary and bonus for fiscal year 2000.
    Mr. Williams' and Mr. Sims' personal benefits for fiscal year 2000 included relocation expenses and applicable taxes associated with their relocation to the corporate office in Irvine, California.

(3) Except for Mr. Sims, none of the executive officers named in the Summary Compensation Table received personal benefits in excess of the lesser of $50,000 or 10% of annual salary and bonus for fiscal year 1999. Mr. Sims' personal benefits for fiscal year 1999 included relocation expenses and applicable taxes associated with his relocation to Melbourne, Florida. The other amounts reported represent dividend equivalent payments on outstanding performance shares granted under Harris' Stock Incentive Plan for which the performance period had not expired.

(4) All stock options were granted under the Intersil Holding Corporation 1999 Equity Compensation Plan. The stock option grants terminate ten years from the date of grant and vest over a five year period--20% upon each of the first five anniversary dates of the grant.

(5) Amounts reported reflect contributions and allocations to defined contribution retirement plans and the value of insurance premiums for term life insurance and disability insurance.

     The following table provides information concerning stock options granted to the executive officers named in the Summary Compensation Table during fiscal year 2000.

                                                                                                         POTENTIAL REALIZABLE
                                                   OPTIONS GRANTED IN LAST FISCAL YEAR                         VALUE AT
                                       ------------------------------------------------------------      ASSUMED ANNUAL RATES
                                                      PERCENTAGE OF                                            OF STOCK
                                                      ALL OPTIONS                                         PRICE APPRECIATION
                                       NUMBER OF      GRANTED TO                                              FOR OPTION
                                       SECURITIES     ALL EMPLOYEES                                            TERM (4)
                                       UNDERLYING     IN FISCAL            EXERCISE      EXPIRATION    ------------------------
                NAME                   OPTIONS (1)     YEAR (2)             PRICE         DATE (3)         5%           10%
------------------------------------   -----------    -----------------    ----------    ----------    ----------    ----------
Gregory L. Williams.................     140,000             4.4%            $25.00       2/24/2010    $2,201,131    $5,578,099
Larry W. Sims.......................      63,334             2.0              25.00       2/24/2010       995,760     2,523,452
George L. Gidzinski.................      63,334             2.0              25.00       2/24/2010       995,760     2,523,452
W. Russell Morcom...................      63,334             2.0              25.00       2/24/2010       995,760     2,523,452
Daniel J. Heneghan..................      63,334             2.0              25.00       2/24/2010       995,760     2,523,452

------------------
(1) These options vest in twenty-percent increments on the first five anniversaries of the grant date of February 24, 2000.
(2) A total of 3,177,184 options were granted to Intersil employees under the Intersil Stock Option Plan in fiscal year 2000.
(3) The options will expire ten years after the grant date of February 24, 2000.
(4) Represents the potential realizable value of the underlying shares of Intersil common stock at the expiration date based on an assumed annual appreciation rate of 5% and 10%, set by the Securities and Exchange Commission. The amounts shown are not intended to forecast future appreciation in the price of our Class A Common Stock.

     The following table sets forth information regarding the number and value of options held by the executive officers named in the Summary Compensation Table at the end of fiscal year 2000.

                    OPTION VALUES AT END OF LAST FISCAL YEAR

                                                                 NUMBER OF SECURITIES                NET VALUE OF
                                                                UNDERLYING UNEXERCISED         UNEXERCISED IN-THE-MONEY
                                                                 OPTIONS AT YEAR-END            OPTIONS AT YEAR-END(1)
                                                             ----------------------------    ----------------------------
                                                             EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                                             -----------    -------------    -----------    -------------
Gregory L. Williams.......................................         --          140,000             --        $ 4,068,400
Larry W. Sims.............................................         --           63,334             --          1,840,486
George L. Gidzinski.......................................         --           63,334             --          1,840,486
W. Russell Morcom.........................................         --           63,334             --          1,840,486
Daniel J. Heneghan........................................         --           63,334             --          1,840,486

------------------
(1) Reflects net pre-tax amounts determined by subtracting the exercise price from $54.06 per share, the fair market value of common stock at the end of fiscal year 2000.

EMPLOYMENT AGREEMENTS

     We and Intersil entered into an employment agreement with Mr. Williams for him to serve as our Chief Executive Officer and a member of our Board of Directors. His employment agreement provides for an annual base salary of $425,000, subject to increases and annual performance bonuses at the discretion of the Board of Directors. The agreement also provides for Mr. Williams to receive our standard benefits. The term of the agreement is 60 months from August 13, 1999, subject to automatic renewal for successive one year terms, unless either we give or Mr. Williams gives prior notice of non-renewal.
Mr. Williams is subject to a noncompetition covenant during the term of his agreement and for a period of one year following termination or expiration of the agreement.

RETIREMENT AND SAVINGS PROGRAM

     We provide retirement benefits to substantially all employees primarily through a retirement plan having profit-sharing and savings elements. Contributions by us to the retirement plan are based on profits and employees' savings with no other funding requirements. We are able to make additional contributions to the fund at our discretion. We also have non-contributory defined benefit pension plans which are fully funded.

     Retirement benefits also include an unfunded limited healthcare plan for U.S.-based retirees and employees on long-term disability. We accrue the estimated cost of these medical benefits, which are not material, during an employee's active service life.

1999 EQUITY COMPENSATION PLAN

     We adopted the 1999 Equity Compensation Plan, effective August 13, 1999, which we refer to as the Plan. Under the Plan, we may grant awards covering up to 7,500,000 shares of Class A Common Stock to key employees, directors and consultants of the company and our subsidiaries. Options to acquire 2,954,184 shares of Class A Common Stock are the only awards which have been granted under the Plan as of June 30, 2000. The Plan authorizes us to grant either (1) options intended to constitute incentive stock options under the Internal Revenue Code of 1986, as amended, (2) non-qualified stock options, (3) shares of restricted stock, (4) stock appreciation rights or (5) phantom share awards. Under the Plan, a committee of the Board of Directors will determine the exercise price of each option granted, provided that the minimum exercise price for an incentive stock option will be the fair market value of the underlying stock on the date the option is granted. The maximum term of any option will be ten years from the date of grant. Options granted will be exercisable at the determination of the committee of the Board of Directors. Within any calendar year, an employee may not receive options to purchase more than 666,667 shares of Class A Common Stock.

     A grant of restricted stock represents the right to become the owner of that stock upon the lapse of restrictions, which will usually require the performance of substantial additional services by the recipient of the grant. If the restrictions are not satisfied, the restricted stock is forfeited. If the restrictions are satisfied, the individual in question becomes the owner of those shares. In the interim, the individual is entitled to any dividends that may be paid on the restricted shares and is allowed to vote them. The individual cannot, however, sell, assign or otherwise transfer the subject shares.

     A stock appreciation right entitles the recipient to a payment, in cash or in shares of Class A Common Stock of an amount equal to the excess of the fair market value of Class A Common Stock on the date the stock appreciation right is exercised over the "exercise price" of the stock appreciation right, which will usually be the fair market value of the Class A Common Stock on the date the stock appreciation right is granted.

     A phantom stock award entitles the recipient to a payment in cash or in shares of Class A Common Stock of an amount equal to the value of the underlying Class A Common Stock as of the date of settlement specified in the award or appreciation in the value of the underlying Class A Common Stock over the period from the grant of the phantom share award to the date of settlement specified in the award.

     The terms and conditions of grants of restricted stock, stock appreciation rights and phantom stock awards will be governed by the Plan and by the terms of the agreement making the grant or award, as determined by the committee of the Board of Directors.

     Any Class A Common Stock awarded as restricted stock, awarded upon exercise of an option or a stock appreciation right or awarded in settlement of a phantom stock award will count against the 7,500,000 share overall limit under the Plan.

EMPLOYEE STOCK PURCHASE PLAN

     In connection with our initial public offering, we adopted the Intersil Holding Corporation Employee Stock Purchase Plan, which we refer to as the Employee Stock Purchase Plan. Pursuant to the Employee Stock Purchase Plan, our employees and employees of related participating employers such as Choice-Microsystems, Inc. have an opportunity to purchase up to 1,333,334 shares of our Class A Common Stock at a discount. All such employees who render more than 20 hours of service per week for more than five months per calendar year, other than those who own 5% or more of our outstanding securities, are eligible to participate in the Employee Stock Purchase Plan. The Employee Stock Purchase Plan will expire 10 years from its effective date. The Employee Stock Purchase Plan is intended to comply with the provisions of Section 423 of the Internal Revenue Code of 1986.

     Employees purchase shares pursuant to the Employee Stock Purchase Plan by electing to have a percentage of their base compensation withheld from their paychecks for the duration of a six month purchase period. We hold such compensation in notional accounts for the benefit of the participating employees. At the end of each purchase period, the money that has accumulated in each employee's notional account will be used to buy shares of our Class A Common Stock at a price equal to no less than 85% of the lesser of the fair market value of the stock on the first day of the purchase period and the fair market value of the stock on the last day of the purchase period. Within any one calendar year, an employee may not purchase more than $25,000 worth of our Class A Common Stock under the Employee Stock Purchase Plan, and no more than 16,667 shares may be purchased by an employee on any purchase date.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Citicorp Mezzanine Partners, L.P. contributed $30.0 million in cash to us in exchange for the 13.5% Subordinated PIK Note due 2010 and warrants to purchase 3,703,707 shares of our Class A Common Stock. The 13.5% Subordinated PIK Note due 2010 was repaid in full with the proceeds of our initial public offering and, as a result of early repayment, the number of shares subject to such warrants was reduced to 2,222,224 shares. We contributed the $30.0 million from Citicorp Mezzanine Partners, L.P. to Intersil as a capital contribution. The general partner of Citicorp Mezzanine Partners, L.P. is an affiliate of Citicorp Venture Capital Ltd. Citicorp Venture Capital Ltd. owns an interest in Sterling, one of our principal shareholders. In connection with this offering, we permitted the partial early exercise of warrants to purchase the 267,981 shares of our Class A Common Stock that Citicorp Mezzanine Partners, L.P. is selling in this offering.


     Sterling, Harris and certain members of our senior management entered into a Shareholders' Agreement containing certain agreements among the shareholders regarding our capital stock and corporate governance. We exercised our option under the Shareholders' Agreement to repurchase from Sterling Holding Company, LLC a total of 1,833,333 shares of Class A Common Stock for an aggregate purchase price of $137,500 to reissue to our employees. See "Description of Capital Stock--Shareholders' Agreement."

     We purchased from Harris selected portions of the semiconductor business. Harris entered into with us various agreements, including the Intellectual Property Agreement, the Patent Assignment and Services Agreement, the License Assignment Agreement, the Secondary Trademark Assignment and License Agreement, the Harris Trademark License Agreement and the Royalty Agreement.

     o The Intellectual Property Agreement provides for the assignment by Harris to us of its entire ownership, right, title and interest in some intangible property rights owned by Harris and specific to the semiconductor business.

     o The Patent Assignment and Services Agreement provides for the assignment by Harris to us, subject to pre-existing license rights, of about 1,300 patent rights. Harris has retained the rights to some patents for up to three years before assigning their entire right, title and interest therein to us (provided that the patents are not in litigation at the time, and no royalties are owed on licenses to the patents). During the interim preceding the assignment of these retained patents, Harris has granted us a worldwide, royalty-free, non-exclusive license to these patents, without the right to sublicense.

     o The License Assignment Agreement provides for the assignment by Harris to us of certain license agreements that may be assigned without the consent of third party licensors and licensees and also provides that Harris will provide us with the economic benefit of certain other material license agreements that may not be assigned without the consent of third party licensors and licensees.

     o The Secondary Trademark Assignment and License Agreement provides for the assignment by Harris to us of some trademarks related to products of the semiconductor business and provides that we grant back to Harris worldwide, non-exclusive, royalty-free licenses recognizing transitional use of some visible trademarks assigned by Harris to us.

     o The Harris Trademark License Agreement provides for the grant by Harris to us of non-exclusive, royalty-free licenses recognizing transitional use of some visible trademarks and product-embedded trademarks, which embedded trademarks will not be eliminated until the relevant product is discontinued.


     o The Royalty Agreement provides for our payment to Harris of 2% of the revenue generated by the sales of the PRISM(R)chip sales until August 13, 2004. As of August 31, 2000, we had paid Harris $593,670 in connection with the Royalty Agreement.


     In June 2000, we sold our assembly and test facilities in Malaysia along with related intellectual property to ChipPAC in exchange for $52.5 million in cash and preferred stock of ChipPAC that has an aggregate liquidation preference of $17.5 million. We also assigned to ChipPAC patents, copyrights and technical information used exclusively in or associated exclusively with our assembly and test facilities in Malaysia and granted ChipPAC a worldwide, nonexclusive, royalty-free license under other of our patents, copyrights and technical information that is also used in or related to the operation of the assembly and test facilities in Malaysia. Any intellectual property rights in the bonding diagrams, test programs, mask works and test boards uniquely related to our products for which ChipPAC will provide packaging and test services under the supply agreement are licensed to ChipPAC only for use in providing those services. We also entered into a long term joint services agreement with ChipPAC in connection with the sale under which each party is required to assist the other in a smooth transition of each party's operations following the sale.

     Under our supply agreement with ChipPAC, we have agreed to continue to use the Malaysian facility to provide 100% (until June 30, 2003), 90% (from July 1, 2003 to June 30, 2004) and 80% (from July 1, 2004 to June 30, 2005) of our semiconductor package configuration assembly and test requirements for all products assembled and tested at the Malaysian facility on the date of the supply agreement and any new or additional products we may develop after that date. In addition, ChipPAC will ensure that we are allocated 100% of the utilized capacity that was in place on the date of the supply agreement.

     One of the principal shareholders of ChipPAC is an affiliate of Sterling, our principal shareholder.

     The terms of the agreements listed above were the result of arms-length negotiations and in our opinion are no less favorable to us than those that could be obtained from non-affiliated parties.

                       PRINCIPAL AND SELLING SHAREHOLDERS


     The following table sets forth information regarding the beneficial ownership of each holder of 5% or more of the outstanding shares of our Class A Common Stock (the only voting class of stock) and Class B Common Stock, each director and each executive officer named in the Summary Compensation Table, and all directors and officers as a group, as of June 30, 2000 and each selling shareholder offering shares of Class A Common Stock in this offering. The table does not include shares of our Class A Common Stock issuable upon conversion of the warrants issued in connection with (i) the 13.5% Subordinated Holding
PIK Note due 2010 and (ii) the 13.25% Senior Subordinated Notes due 2009.


     The number of shares deemed outstanding after this offering includes the shares of Class A Common Stock that we are offering for sale in this offering but assumes no exercise by the underwriters of their over-allotment option. Unless otherwise indicated, the address of each person owning more than 5% of our outstanding shares is c/o Intersil Holding Corporation, 7585 Irvine Center Drive, Suite 100, Irvine, California 92618.

                                                                              CLASS A COMMON STOCK(1)
                                                  -------------------------------------------------------------------------------
                                                      SHARES OWNED         SHARES                    SHARES OWNED
                                                   PRIOR TO OFFERING      OFFERED(2)               AFTER OFFERING(3)
                                                  --------------------    ---------   -------------------------------------------
NAME OF BENEFICIAL OWNER                            NUMBER     PERCENT     NUMBER         NUMBER                PERCENT
------------------------------------------------- ----------   -------    ---------   --------------------   --------------------
Sterling Holding Company, LLC(6)(7) ............. 10,738,026    23.84%    5,950,554         4,787,472                 9.96%
Citicorp Mezzanine Partners, L.P.(8).............    267,981       --       267,981                --                   --
Harris Corporation(9) ...........................    892,806     1.98%           --           892,806                 1.85%
  1025 W. NASA Boulevard
  Melbourne, Florida 32919
Gregory L. Williams(10) .........................  2,090,056     4.64%      299,967         1,790,089                 3.72%
W. Russell Morcom(11) ...........................    573,570     1.27%       85,350           488,220                 1.01%
Larry W. Sims(12) ...............................    541,750     1.20%       57,913           483,837                 1.00%
George L. Gidzinski(13) .........................    461,098     1.02%           --           461,098                    *
Daniel J. Heneghan(14) ..........................    392,685        *        58,902           333,783                    *
Karl McCalley(15) ...............................    285,006        *        53,514           231,492                    *
Ray D. Odom(16) .................................    357,074        *        53,106           303,968                    *
Julie B. Forbes(17) .............................    277,486        *        40,714           236,772                    *
Lawrence J. Ciaccia(18) .........................    355,238        *        50,000           305,238                    *
Stephen M. Moran.................................     33,334        *            --            33,334                    *
James A. Urry(19) ...............................     32,024        *            --            32,024                    *
Gary E. Gist(20) ................................      4,708        *            --             4,708                    *
Robert W. Conn...................................         --       --            --                --                   --
Jan Peeters......................................      3,034        *            --             3,034                    *
Robert N. Pokelwaldt.............................         --       --            --                --                   --
All directors and executive officers as a group
  (15 persons) ..................................  5,407,063    12.08%      699,466         4,707,597                 9.85
The Gregory L. Williams and Linda
  H. Williams Trust dated 1/28/00 FBO
  A Family Member. ..............................     66,667        *        13,333            53,334                    *
The Gregory L. Williams and Linda
  H. Williams Trust dated 1/28/00 FBO
  A Family Member. ..............................     66,667        *        13,333            53,334                    *
The Gregory L. Williams and Linda
  H. Williams Trust dated 1/28/00 FBO
  Certain Family Members. .......................     26,667        *         5,333            21,334                    *
W. Russell Morcom Irrevocable Trust
  dated 12/23/99 FBO A Family Member ............     66,667        *        10,000            56,667                    *
W. Russell Morcom Irrevocable Trust
  dated 12/23/99 FBO A Family Member ............     66,667        *        10,000            56,667                    *
LS Parents Trust No. 00-1 .......................     13,334        *        13,334                --                   --
ES Parents Trust No. 00-1 .......................     13,334        *        13,334                --                   --
Phillip McCalley ................................     21,272        *         2,000            19,272                    *
Irrevocable Trust U/T/D 12/29/99 for the benefit
  of a family member of Mr. Odom ................     13,334        *           666            12,668                    *
Irrevocable Trust U/T/D 12/29/99 for the benefit
  of a family member of Mr. Odom ................     13,334        *           666            12,668                    *


                                                                                                 PERCENT OF ALL
                                                             CLASS B COMMON STOCK(4)             COMMON STOCK
                                                   -------------------------------------------   OWNED AFTER
NAME OF BENEFICIAL OWNER                               NUMBER                PERCENT             OFFERING(3)(5)
-------------------------------------------------  --------------------   --------------------   ---------------
Sterling Holding Company, LLC(6)(7) .............       45,214,491                90.89%              51.13%
Citicorp Mezzanine Partners, L.P.(8).............               --                   --                   *
Harris Corporation(9) ...........................        4,531,584                 9.11%               5.54%
  1025 W. NASA Boulevard
  Melbourne, Florida 32919
Gregory L. Williams(10) .........................               --                   --                1.83%
W. Russell Morcom(11) ...........................               --                   --                   *
Larry W. Sims(12) ...............................               --                   --                   *
George L. Gidzinski(13) .........................               --                   --                   *
Daniel J. Heneghan(14) ..........................               --                   --                   *
Karl McCalley(15) ...............................               --                   --                   *
Ray D. Odom(16) .................................               --                   --                   *
Julie B. Forbes(17) .............................               --                   --                   *
Lawrence J. Ciaccia(18) .........................               --                   --                   *
Stephen M. Moran.................................               --                   --                   *
James A. Urry(19) ...............................               --                   --                   *
Gary E. Gist(20) ................................               --                   --                   *
Robert W. Conn...................................               --                   --                  --
Jan Peeters......................................               --                   --                   *
Robert N. Pokelwaldt.............................               --                   --                  --
All directors and executive officers as a group
  (15 persons) ..................................               --                   --                4.83%
The Gregory L. Williams and Linda
  H. Williams Trust dated 1/28/00 FBO
  A Family Member. ..............................               --                   --                   *
The Gregory L. Williams and Linda
  H. Williams Trust dated 1/28/00 FBO
  A Family Member. ..............................               --                   --                   *
The Gregory L. Williams and Linda
  H. Williams Trust dated 1/28/00 FBO
  Certain Family Members. .......................               --                   --                   *
W. Russell Morcom Irrevocable Trust
  dated 12/23/99 FBO A Family Member ............               --                   --                   *
W. Russell Morcom Irrevocable Trust
  dated 12/23/99 FBO A Family Member ............               --                   --                   *
LS Parents Trust No. 00-1 .......................               --                   --                  --
ES Parents Trust No. 00-1 .......................               --                   --                  --
Phillip McCalley ................................               --                   --                   *
Irrevocable Trust U/T/D 12/29/99 for the benefit
  of a family member of Mr. Odom ................               --                   --                   *
Irrevocable Trust U/T/D 12/29/99 for the benefit
  of a family member of Mr. Odom ................               --                   --                   *


------------------
*   Less than 1%.
 (1) Does not include shares of Class A Common Stock issuable upon conversion of Class B Common Stock. A holder of Class B Common Stock may convert any or all of his shares into an equal number of shares of Class A Common Stock, provided that such conversion would be permitted only to the extent that the holder of shares to be converted would be permitted under applicable law to hold the total number of shares of Class A Common Stock which would be held after giving effect to the conversion.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

 (2) Does not include shares of Class B Common Stock issuable upon conversion of Class A Common Stock. A holder of Class A Common Stock may convert any or all of his shares into an equal number of shares of Class B Common Stock.
 (3) Percentages are derived using (i) the number of shares of Class A Common Stock and common stock outstanding as of June 30, 2000 and (ii) the 3,000,000 shares we expect to issue in connection with this offering.
 (4) All shares to be sold in this offering will be shares of Class A Common Stock.
 (5) Represents the percentage of the total number of shares of Class A Common Stock and Class B Common Stock combined.
 (6) An affiliate of Credit Suisse First Boston Corporation owns an interest in Sterling and could have the right to acquire up to 1,070,177 shares of Class A Common Stock.

 (7) Citicorp Venture Capital Ltd. owns an interest in Sterling and could have the right to acquire up to 41,870,193 shares of Class A or Class B Common Stock. CCT Partners VI, L.P., a partnership and an affiliate of Citicorp Venture Capital Ltd., owns an interest in Sterling and could have the right to acquire up to 7,474,527 shares of our Class A or Class B Common Stock. Prior to the closing of this offering, we expect that Sterling will be liquidated and accordingly, Citicorp Venture Capital Ltd. and CCT Partners VI, L.P. will own these shares directly. After this offering and Sterling's liquidation, Citicorp Venture Capital Ltd. and CCT Partners VI, L.P. will respectively own 36,009,046 and 6,428,214 shares directly. Citicorp Mezzanine Partners, L.P., the general partner of which is an affiliate of Citicorp Venture Capital, contributed $30.0 million in cash to our company in exchange for the 13.5% Subordinated Holding PIK Note due 2010 and warrants to purchase 3,703,707 shares of our Class A Common Stock. We contributed the $30.0 million to Intersil as a capital contribution. Upon repayment of the 13.5% Subordinated PIK Note due 2010, the number of shares issuable upon exercise of these warrants was reduced to 2,222,224 shares.


 (8) Includes 267,981 shares issued in connection with the exercise of warrants. Upon consummation of this offering, Citicorp Mezzanine Partners, L.P. will hold warrants to purchase 1,954,243 shares of common stock. These warrants become exercisable on August 13, 2001.


 (9) The shares reported by Harris are owned by Manatee Investment Corporation, a wholly owned subsidary of Harris. Harris may be deemed to beneficially own these shares.


(10) Includes 2,053,116 shares owned by Gregory L. Williams and Linda H. Williams. Does not include 66,667 shares owned by the Gregory L. Williams and Linda H. Williams Trust dated 1/28/00 FBO a family member, 66,667 shares held by the Gregory L. Williams and Linda H. Williams Trust dated 1/28/00 FBO a family member and 26,667 shares owned by the Gregory L. Williams and Linda H. Williams Trust dated 1/28/00 FBO certain family members for which Mr. Williams disclaims beneficial ownership. Includes 21,798 shares owned by DLJSC, as Trustee for Gregory L. Williams IRA Account. Includes currently exercisable options to purchase 15,142 shares of our Class A Common Stock.


(11) Includes 569,027 shares owned by W. Russell Morcom Revocable Trust. Does not include 66,667 owned by W. Russell Morcom Irrevocable Trust FBO a family member dated 12/23/99 and 66,667 shares owned by W. Russell Morcom Irrevocable Trust FBO a family member dated 12/23/99 for which Mr. Morcom disclaims beneficial ownership. Includes currently exercisable options to purchase 4,543 shares of our Class A Common Stock.


(12) Includes 437,207 shares owned by Larry W. Sims and Elizabeth Sims, 100,000 shares owned by Lesgrat No. 00-1, a trust holding shares on behalf of its beneficial owners. Does not include 13,334 shares owned by Larry and Elizabeth Sims, LS Parents Trust No. 00-1 for which Mr. Sims disclaims beneficial ownership and 13,334 shares owned by ES Parents Trust No. 00-1 for which Mr. Sims disclaims beneficial ownership. Includes currently exercisable options to purchase 4,543 shares of our Class A Common Stock.



(13) Includes currently exercisable options to purchase 4,543 shares of our Class A Common Stock.


(14) Includes 389,656 shares owned by Daniel J. Heneghan and Barbara Heneghan. Includes currently exercisable options to purchase 3,029 shares of our Class A Common Stock.


(15) Does not include 21,272 shares held by Phillip McCalley or the 63,816 shares held by Cinsy McCalley Krehbiel, of which Karl McCalley disclaims beneficial ownership.


(16) Does not include 13,334 shares owned by an Irrevocable Trust U/T/D 12/29/99 for the benefit of a family member and 13,334 shares owned by an Irrevocable Trust U/T/D 12/29/99 for the benefit of a family member for which Mr. Odom disclaims beneficial ownership. Includes currently exercisable options to purchase 3,029 shares of our Class A Common Stock.


(17) Includes 126,259 shares owned by Julie B. Forbes Trust D/T/D 3/23/00, 126,258 shares owned by the Peter K. Forbes Trust D/T/D 3/23/00, 9,456 shares owned by the Peter K. Forbes and Julie B. Forbes Trust dated 1/20/00 FBO a family member and 9,456 shares owned by Peter K. Forbes and Julie B. Forbes Trust dated 1/20/00 FBO a family member. Includes currently exercisable options to purchase 6,057 shares of our Class A Common Stock.


(18) Includes 288,570 shares owned by Lawrence J. Ciaccia and Marcia R. Ciaccia and 66,668 shares owned by the Lawrence J. Ciaccia and Marcia R. Ciaccia Trust dated 1/20/00.


(19) James A. Urry, who is one of our directors, is affiliated with Sterling in the capacities described under "Management--Directors and Executive Officers" and footnote (6) above. All shares reported for Mr. Urry are held by Sterling, but do not include all shares held by Sterling, which Mr. Urry may be deemed to beneficially own as a result of his affiliation with Sterling. Mr. Urry disclaims beneficial ownership of all shares held by Sterling, except for those shares reported for Mr. Urry, which Mr. Urry has the right to acquire in exchange for an ownership interest in Sterling.


(20) Gary E. Gist owns an interest in Sterling and could have the right to exchange that interest for up to 38,186 shares of our common stock.

                               ------------------

     Sterling, our principal shareholder, also owns 7.1% of Class A Common Stock and 100% of Class B Common Stock of Fairchild Semiconductor International, Inc., one of our competitors. Fairchild Semiconductor Corporation is a wholly owned subsidiary of Fairchild Semiconductor International, Inc.

                            DESCRIPTION OF CAPITAL STOCK


     Our capital stock consists of 600,000,000 authorized shares of common stock, par value $.01 per share, divided into two classes consisting of (a) 300,000,000 shares of Class A Common Stock, of which 48,077,057 shares are outstanding and (b) 300,000,000 shares of Class B Common Stock, of which 49,746,482 shares are outstanding. Our capital stock also consists of 100,000 authorized shares of preferred stock, par value $.01 per share, none of which is issued or outstanding.


     The following description of the terms and provisions of our capital stock is not complete, and you should read our Bylaws and Restated Certificate of Incorporation, which have been filed as exhibits to the Registration Statement of which this prospectus is a part.

CLASS A COMMON STOCK


     The holders of Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders other than elections of directors. Our Restated Certificate of Incorporation provides for cumulative voting for directors. With cumulative voting, at each election for directors, each holder of Class A Common Stock is entitled to as many votes as would equal the number of shares he or she holds multiplied by the number of directors to be elected. The holder may cast all of his or her votes for a single candidate or may distribute them among any number of candidates. Under cumulative voting, a minority holder has a greater possibility of influencing the election of directors because, for example, the minority holder can increase the number of votes such holder may cast for an individual director. The holders of Class A Common Stock will be entitled to such dividends as may be declared at the discretion of our Board of Directors out of funds legally available for that purpose. The holders of Class A Common Stock will be entitled to share ratably with holders of Class B Common Stock in the net assets of our company upon liquidation after payment or provision for all liabilities. A holder of Class A Common Stock may convert any or all of his shares into an equal number of shares of Class B Common Stock. We have never paid and we do not anticipate declaring or paying any cash dividends on shares of our Class A Common Stock in the foreseeable future. As of August 11, 2000 there were 8,900 holders of record of our Class A Common Stock.


CLASS B COMMON STOCK

     Except as required by law, the holders of Class B Common Stock have no voting rights. The holders of Class B Common Stock will be entitled to such dividends as may be declared at the discretion of our Board of Directors out of funds legally available for that purpose. The holders of Class B Common Stock will be entitled to share ratably with holders of Class A Common Stock in the net assets of our company upon liquidation after payment or provision for all liabilities. A holder of Class B Common Stock may convert any or all of his shares into an equal number of shares of Class A Common Stock, provided that such conversion would be permitted only to the extent that the holder of such shares to be converted certifies to us in writing that the holder would be permitted under applicable law to hold the total number of shares of Class A Common Stock which would be held after giving effect to the conversion. We have never paid and we do not anticipate declaring or paying any cash dividends on shares of our Class B Common Stock in the foreseeable future. As of June 30, 2000, there were 2 holders of record of our Class B Common Stock.

PREFERRED STOCK

     Under our Restated Certificate of Incorporation, our Board of Directors has the authority to issue up to 100,000 shares of preferred stock, but only in connection with the adoption of a shareholder rights plan. A shareholder rights plan may only be adopted by our Board of Directors with the approval of holders of a majority of outstanding shares of Class A Common Stock or with the unanimous consent of our Board of Directors, unless Sterling and its affiliates hold less than 15% of our outstanding common stock, in which case approval by a majority of our Board of Directors is required. See "--Other Provisions of Our Restated Certificate of Incorporation." If our Board of Directors has such requisite authority, it will be authorized to issue preferred stock in connection with a shareholder rights plan in one or more series, and to fix the voting powers, designations, preferences, and relative, participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series. The ability of our Board of Directors to issue preferred stock could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of our outstanding Class A Common Stock. Our Board of Directors' ability to establish the preferences and rights of the shares of any series of preferred stock may also afford holders of any preferred stock preferences, powers and rights (including voting rights) senior to the rights of holders of our Class A Common Stock. We have no present plans to issue any shares of preferred stock.

OTHER PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION

     Our Restated Certificate of Incorporation contains provisions affecting the rights of our shareholders and the powers of our Board of Directors, including the following:

     o We are not subject to the provisions of Section 203 of the General Corporation Law of Delaware regulating takeovers. Section 203 generally makes it more difficult for a third party to take control of a company by prohibiting a third party owning more than 15% of the company's stock from entering into transactions with the company unless the board of directors or shareholders unaffiliated with the third party approve either the third party or the transaction at issue, before the third party becomes a 15% owner or the third party acquires at least 85% of the company's stock.

     o A shareholder rights plan can be adopted only with the consent of holders of a majority of outstanding Class A Common Stock or with the unanimous consent of our Board of Directors, except that if Sterling's and its affiliates' ownership is less than 15% of our outstanding common stock, then a shareholder rights plan can be adopted with the consent of a majority of our Board of Directors. A shareholder rights plan generally makes it more difficult for a hostile bidder to take control of a company by providing existing shareholders with special rights which would make it uneconomical for the third party to acquire additional interests. If our Board of Directors is authorized to and decides to implement a shareholder rights plan, the plan adopted by the Board may deter acquisitions which you might deem to be in your best interests.

     o Our Board of Directors must have no fewer than three and no more than seven members and may not be divided into classes. The term of each member of the Board of Directors expires at each annual shareholders' meeting. Having a minimum number of Directors ensures that cumulative voting will operate to protect the interests of minority shareholders, since with a smaller Board it would take a greater percentage of votes to elect one director. Similarly, by prohibiting a classified Board, our Restated Certificate of Incorporation ensures that shareholders may replace the entire Board at each annual election.

     o Shareholders may act by written consent, without a meeting and without notice or a vote. This provision enables shareholders to act on matters subject to a shareholder vote without waiting until the next annual or special meeting of shareholders.

     o Each of the provisions of our Restated Certificate of Incorporation described above, and the provision described above under "Preferred Stock" that limits the Board of Directors' ability to issue preferred stock other than in connection with a shareholder rights plan, may be amended only with the approval of holders of 75% of our outstanding Class A Common Stock. Amending other provisions requires approval by holders of a majority of our outstanding Class A Common Stock. The provision requiring a supermajority vote also cannot be amended without the consent of holders of 75% of the Class A Common Stock. If a third party--that is, a person or entity other than our principal shareholders or members of our management--acquires more than 40% of the Class A Common Stock, then the holders of a majority of the Class A Common Stock could amend the foregoing provisions. If, after any transfer by Sterling or its affiliates, Sterling and its affiliates together own less than 15% of our outstanding common stock, then holders of a majority of the Class A Common Stock can amend the supermajority provisions. The effect of each supermajority provision is that holders of 25% or more of our Class A Common Stock could block amendments to our Restated Certificate of Incorporation affecting the provisions described above.

WARRANTS RELATING TO THE ISSUANCE OF THE UNITS

     We originally issued and sold warrants, referred to as the Warrants, to Credit Suisse First Boston Corporation, J.P. Morgan Securities, Inc. and Salomon Smith Barney Inc. pursuant to a private placement by Intersil Holding and Intersil of 200,000 units, each unit consisting of $1,000 principal amount of 13.25% Senior Subordinated Notes due 2009 and one Warrant to purchase 18.5185 shares of Class A Common Stock at an exercise price (the "Exercise Price") of $0.0015. The Exercise Price and the number of shares of Common Stock issuable upon exercise of a Warrant may be subject to adjustment. The Warrants initially entitle the holders to acquire, in the aggregate 3,703,707 shares of Class A Common Stock.

     The Warrants may be exercised at any time after August 13, 2000; provided, however, that the holder of Warrants will be able to exercise the Warrants only if a shelf registration statement relating to the Class A Common Stock underlying the Warrants is effective or the exercise of those Warrants is exempt from the registration requirements of the Securities Act of 1933, or the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which such holders reside. We have filed a shelf registration statement to cover the Warrants for resale and the issuance of the Class A Common Stock upon exercise of the Warrants, and the Securities and Exchange Commission has declared it effective. Unless earlier exercised, the Warrants will expire on August 15, 2009 (the "Expiration Date"). We will give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If we fail to give the expiration notice, the Warrants will nevertheless expire and become void on the Expiration Date.

WARRANTS RELATING TO THE 13.5% SUBORDINATED HOLDING PIK NOTE


     In connection with our issuance of the 13.5% Subordinated Holding PIK Note, we issued to Citicorp Mezzanine Partners, L.P. warrants to purchase Class A Common Stock. These warrants entitle the holder to purchase up to 1,954,243 shares of our Class A Common Stock upon exercise of the warrants beginning on August 13, 2001 and ending on August 15, 2009 at an exercise price of $0.0015 per share, subject to anti-dilution adjustments. In connection with this offering, Citicorp Mezzanine Partners, L.P. exercised warrants to purchase 267,981 shares of our Class A Common Stock which it will sell in this offering.


SHAREHOLDERS' AGREEMENT

     Prior to our initial public offering, the then-existing shareholders of our company entered into a Securities Purchase and Holders Agreement, which we refer to as the Shareholders' Agreement, containing agreements among the shareholders with respect to our capital stock and corporate governance.

     The Shareholders' Agreement contains provisions which restrict Citicorp Venture Capital Ltd., or CVC, and its permitted transferees from effecting a transfer of 50% or more of the shares of common stock owned by them without offering the other parties to the Shareholders' Agreement an equal opportunity to participate in the transaction or transactions. In addition, CVC and its affiliates have the right to have observers present at meetings of our Board of Directors if they are not represented on our Board of Directors as long as they own at least 5% of the common stock then outstanding. The Shareholders' Agreement continues to subject some of our executive officers' common stock to a risk of repurchase by the Company.

REGISTRATION RIGHTS AGREEMENT

     In connection with their entry into the Shareholders' Agreement, the then-existing shareholders of our company also entered into a Registration Rights Agreement (the "Registration Rights Agreement"). According to the Registration Rights Agreement, upon the written request of CVC and subject to our option to defer action for 180 days, we will prepare and file a registration statement with the Securities and Exchange Commission concerning the distribution of all or part of the shares held by CVC and use our best efforts to cause such registration statement to become effective. If at any time we file a registration statement for our common stock because of a request by CVC or otherwise, we will use our best efforts to allow the other parties to the Registration Rights Agreement to have their shares of our common stock (or a portion of their shares under circumstances set forth in the Registration Rights Agreement) included in the registered offering. We are not bound by this requirement if we file a registration statement on Form S-8, Form S-4 or any similar form in connection with an exchange offer or an offering solely to our employees or existing shareholders, or a registration statement registering a unit offering consisting of a public offering of our debt and equity securities in which (i) not more than twenty percent of the gross proceeds received from the sale of those securities is attributed to the equity securities and (ii) after the public offering, we do not have a class of equity securities required to be registered under the Securities Exchange Act of 1934. Most registration expenses of the selling shareholders will be paid by us. We will not pay expenses relating to underwriting commissions, brokerage fees and transfer taxes applicable to the shares sold by the shareholders or in certain cases the fees and expenses of any accountants or other representatives retained by a selling shareholder.

TRANSFER AGENT AND REGISTRANT

     The Transfer Agent and Registrar for the Class A Common Stock is Equiserve Trust Company.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS


     The following is a summary of certain indebtedness of Intersil Corporation, or Intersil, and of Intersil Holding. To the extent such summary contains descriptions of documents relating to the notes, the senior credit facilities and other loan documents, such descriptions do not purport to be complete and are qualified in their entirety by reference to such documents, which are available upon request to us.


NOTES

     On August 13, 1999, Intersil and Intersil Holding issued 200,000 units, each unit consisting of $1,000 principal amount of the Notes of Intersil and one warrant to purchase 18.518535 shares of Class A Common Stock, in connection with the unit offering for gross proceeds of approximately $200.0 million. The Notes were issued under an indenture dated as of August 13, 1999 (the "Indenture") between Intersil and United States Trust Company of New York, as Trustee. The warrants were issued under the Warrant Agreement between us and United States Trust Company of New York, as warrant agent. The net proceeds of the unit offering, together with the net proceeds of certain other funds, were used to pay the cash consideration for the acquisition of the semiconductor business from Harris and pay related fees and expenses. Under the terms of the Notes, we were permitted, but were not required, to redeem up to $70.0 million principal amount of the Notes with the net cash proceeds of our initial public offering at a price of 113.25% of the principal amount of the Notes, plus accrued and unpaid interest on the Notes. The amount repaid with the proceeds of our initial public offering included $70.0 million of the principal amount of the Notes plus a prepayment premium and accrued and unpaid interest thereon.

     The Notes were initially in the principal amount of $200.0 million and mature on August 15, 2009. Interest on the Notes accrues at 13.25% per annum and is payable semiannually in arrears on February 15 and August 15, commencing February 15, 2000. Subject to certain covenants set forth in the Indenture, Intersil may issue more Notes under the Indenture in an unlimited principal amount. Any additional Notes that are actually issued will be treated as issued and outstanding Notes (and as the same class as the initial Notes) for most purposes. The Notes are unsecured senior subordinated obligations of Intersil, are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture) of Intersil, and are senior in right of payment to all future Subordinated Indebtedness (as defined in the Indenture) of Intersil. The Notes are guaranteed by Intersil Holding and each Subsidiary Guarantor (as defined in the Indenture). The Guaranties are senior subordinated obligations of Intersil Holding and the relevant Subsidiary Guarantor.

     On or after August 15, 2004, the Notes may be redeemed at the option of Intersil, in whole or in part, at the following redemption prices (expressed as percentages of principal amount at maturity), plus accrued and unpaid interest, if redeemed during the 12 months beginning August 15 of the years indicated below:

YEAR                                                                                 PERCENTAGE
----------------------------------------------------------------------------------   ----------
2004..............................................................................     106.625%
2005..............................................................................     104.969
2006..............................................................................     103.313
2007..............................................................................     101.656
2008 and thereafter...............................................................     100.000

     Upon a Change of Control (as defined in the Indenture), each holder of Notes may require Intersil to repurchase all or any portion of the holder's Notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest to the date of purchase.

     The Indenture contains certain covenants that, among other things, limit
(i) the incurrence of additional debt by Intersil and certain of its subsidiaries, (ii) the payment of dividends on capital stock of Intersil and the purchase, redemption or retirement of capital stock or subordinated indebtedness, (iii) investments, (iv) certain transactions with affiliates, (v) sales of assets, including capital stock of subsidiaries, and (vi) certain consolidations, mergers and transfers of assets. The Indenture also prohibits certain restrictions on distributions from certain subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

SENIOR CREDIT FACILITIES

     General. Intersil entered into senior credit facilities with a syndicate of certain financial institutions, as lenders, Credit Suisse First Boston, New York branch, as the Administrative Agent, Salomon Smith Barney Inc., as Syndication Agent, and Morgan Guaranty Trust Company of New York, as Documentation Agent. The description below is only a summary of the principal terms of the senior credit facilities and related loan documents.

     Intersil has available up to $70.0 million of aggregate borrowing capacity, consisting of a secured $70.0 million revolving line of credit (the "Revolving Credit Facility"). Intersil may request, subject to lender approval, that the amount of the Revolving Credit Facility be increased to an amount not to exceed $150.0 million.

     Guaranties; Security. Intersil's obligations under the senior credit facilities are unconditionally guaranteed, jointly and severally, by Intersil Holding and each of Intersil's existing and subsequently acquired or organized domestic subsidiaries. Intersil's obligations and those of the guarantors under the senior credit facilities are secured by a pledge of all of Intersil's capital stock and by substantially all of the assets of Intersil Holding, Intersil and each of Intersil's existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences will result, foreign) subsidiaries. No foreign subsidiary is required to guarantee the senior credit facilities and less than two-thirds of the capital stock of certain foreign subsidiaries is required to be pledged to secure the senior credit facilities.

     Amortization; Interest; Fees; Maturity. The Revolving Credit Facility is available until 2005 unless terminated earlier under the terms of the senior credit facilities.

     Borrowings under the senior credit facilities bear interest at a rate equal to, at Intersil's option, either (i) the base rate (which is based on the prime rate most recently announced by the Administrative Agent or the Federal Funds rate plus one-half of 1%) or (ii) the applicable London interbank offered rate, in each case plus the applicable margin. In addition, the senior credit facilities are subject to a commitment fee of 0.50% per annum of the undrawn portion of the Revolving Credit Facility, and letter of credit fees regarding each letter of credit outstanding under the senior credit facilities equal to
(i) the applicable margin over the Adjusted LIBOR Rate (as defined in the Credit Agreement) in effect for loans under the Revolving Credit Facility and
(ii) 0.25% per annum on the face amount of all outstanding letters of credit.

     Prepayments. Voluntary prepayments may be made in whole or in part without premium or penalty.

     Covenants and Events of Default. The senior credit facilities contain, among other things, covenants restricting Intersil's ability and its subsidiaries' ability to dispose of assets, merge, pay dividends, repurchase or redeem capital stock and indebtedness (including the notes), incur indebtedness or guaranties, create liens, enter into agreements with negative pledge clauses, make certain investments or acquisitions, enter into sale and leaseback transactions, enter into transactions with affiliates, change Intersil's business or make fundamental changes, and otherwise restrict corporate actions. The senior credit facilities also contain a number of financial maintenance covenants.

     The senior credit facilities also include events of default usual for these types of credit facilities and transactions, including but not limited to nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties, cross defaults and cross acceleration, bankruptcy, material judgments, ERISA, actual or asserted invalidity of the guaranties or the security documents and certain changes of control of Intersil. The occurrence of any event of default could result in the acceleration of Intersil's and the guarantors' obligations under the senior credit facilities, which could materially and adversely affect holders of Class A Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon consummation of this offering, 51,077,057 shares of Class A Common Stock will be outstanding (excluding shares issuable upon exercise of employee stock options, of which options to purchase 2,967,322 shares, were issued and outstanding as of August 31, 2000) and 49,746,482 shares of Class B Common Stock will be outstanding. Class A and Class B shares are convertible into the other on a one-for-one basis. 39,254,405 shares of Class A Common Stock, which includes the 10,000,000 shares sold in this offering (assuming the underwriters do not exercise their over-allotment option), the 23,000,000 shares sold in our initial public offering, 2,995,552 shares issued in connection with the exercise of warrants (which does not include 267,981 shares issuable upon the early exercise of warrants held by Citicorp Mezzanine Partners, L.P.), the 232,294 shares issued in connection with the exercise of options and 3,026,559 shares issued in connection with the acquisition of NWN will be freely tradable without further registration under the Securities Act, unless held by an "affiliate" of our company as that term is defined in Rule 144. All of the remaining 11,822,652 shares of Class A Common Stock and the 49,746,482 shares of Class B Common Stock, are "restricted securities," as such term is defined under Rule 144 promulgated under the Securities Act of 1933. These shares are restricted securities because they were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rule 144 or another exemption from registration under the Securities Act and will be available for resale under Rule 144, as described below. In addition, we can currently issue up to 649,948 shares of our Class A Common Stock under an effective registration statement in connection with future acquisitions, all of which will be freely tradable upon issuance.


LOCK-UP AGREEMENTS


     Our directors, executive officers and various shareholders, including the selling shareholders, have entered into lock-up agreements which generally provide that these holders will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 90 days after consummation of the offering without the prior written consent of the representatives of the underwriters. The lock-up agreements executed by our employees and directors also cover any shares they may acquire upon the exercise of options. Shares subject to lock-up agreements may not be sold until these agreements expire or are waived by Credit Suisse First Boston Corporation. In addition, shareholders who received our common stock in the acquisition of NWN have entered into lock-up agreements which restrict the disposition of 131,844 shares of common stock and 79,106 shares of common stock prior to August 23, 2001 and August 23, 2002, respectively. A total of 296,540 shares of common stock received in the acquisition are held by us in escrow until May 29, 2001.



RULE 144

     In general, under Rule 144 as currently in effect, if a minimum of one year has elapsed since the later of the date of acquisition of the restricted securities from the issuer or from an affilate of the issuer, a person (or persons whose shares of Class A Common Stock are aggregated), including persons who may be deemed our affiliates, would be entitled to sell within any three-month period a number of shares of Class A Common Stock that does not exceed the greater of:


     o one percent of the then-outstanding shares of Class A Common Stock, which will equal approximately 510,771 shares immediately after this offering; or


     o the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

     Sales under Rule 144 are also subject to restrictions as to the manner of sale, notice requirements and the availability of current public information about our company. In addition, under Rule 144(k), if a period of at least two years has elapsed since the later of the date restricted securities were acquired from our company or the date they were acquired from an affiliate of our company, a shareholder who is not an affiliate of our company at the time of sale and who has not been an affiliate of our company for at least three months prior to the sale would be entitled to sell shares of Class A Common Stock in the public market immediately without compliance with the foregoing requirements under Rule 144, unless otherwise restricted. Rule 144 does not require the same person to have held the securities for the applicable periods.


     61,569,134 shares of Class A Common Stock (including shares of Class A Common Stock issued upon conversion of the 49,746,482 outstanding shares of Class B Common Stock) will be "restricted securities" and will be available for sale in the open market, subject to the expiration of the 90-day lock-up period described above as well as to the volume and other limitations under Rule 144.


REGISTRATION RIGHTS


     Some of our shareholders have the right to cause us to register the sale of their shares under the Securities Act and our other current shareholders may have the right to have their shares covered by the registration statement. See "Description of Capital Stock--Registration Rights Agreement."


EMPLOYEE PLANS

     We filed a registration statement under the Securities Act to register 8,833,334 shares to be issued pursuant to our employee benefit plans. As a result, any shares issued pursuant to the exercise of options or rights under the 1999 Equity Compensation Plan or the Intersil Holding Corporation Employee Stock Purchase Plan will also be freely tradable in the public market. However, shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144.


     As of August 31, 2000, we had granted options to purchase 3,227,484 shares of common stock (of which 232,294 had been exercised), and we had reserved 7,239,838 shares of common stock for possible future issuance pursuant to the exercise of stock options issued under the 1999 Equity Compensation Plan.


     We have also reserved 1,333,334 shares of common stock for possible future issuance under our Employee Stock Purchase Plan. See "Risk Factors--Risks Relating to Future Sales," "Management--1999 Equity Compensation Plan" and "Management--Employee Stock Purchase Plan."

          UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of the Class A Common Stock applicable to Non-United States Holders of such Class A Common Stock. A "Non-United States Holder" is any holder that for United States federal income tax purposes is not a United States person. For purposes of this discussion, the term "United States person" means: (i) a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof; (iii) an estate the income of which is included in gross income for United States federal income tax purposes regardless of its source; or (iv) a trust if its administration is subject to the primary supervision of a United States court and one or more United States persons have the authority to control all substantial decisions of the trust. If a partnership holds our Class A Common Stock, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding our Class A Common Stock should consult their tax advisors.

     This discussion does not address all aspects of United States federal income and estate taxation that may be relevant in light of such Non-United States Holder's particular facts and circumstances (such as being a U.S. expatriate) and does not address any tax consequences arising under the laws of any state, local or non-United States taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code") and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

     We have not and will not seek a ruling from the Internal Revenue Service with respect to the United States federal income and estate tax consequences described below, and as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth in this discussion.

     Investors are urged to consult their own tax advisors with respect to the tax consequences of the ownership and disposition of our common stock, including the application and effect of the laws of any state, local, foreign or other taxing jurisdiction.

DIVIDENDS

     We have never paid, and do not have any current plans to pay cash dividends on our Class A Common Stock. Cash dividends would constitute dividends for United States tax purposes to the extent paid from our current and accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those dividends exceeded our current and accumulated earnings and profits, the dividends will constitute a return of capital and would first reduce a Holder's basis, but not below zero, and then would be treated as gain from the sale of stock. Should we ever pay a cash dividend, any dividend paid to a Non-United States Holder of Class A Common Stock generally would be subject to United States withholding tax at the then-effective U.S. withholding tax rate (currently 30% of the gross amount of the dividend) or such lower rate as may be specified by an applicable tax treaty. Dividends received by a Non-United States Holder that are effectively connected with a United States trade or business conducted by such Non-United States Holder or, if a tax treaty applies, attributable to a United States permanent establishment of such Non-United States Holder, would be exempt from such withholding tax, provided such Non-United States Holder complies with applicable certification and disclosure requirements. However, any such effectively connected or attributable dividends, net of deductions and credits, would be taxed at the same graduated rates that apply to United States persons (all or a portion of those dividends, in the case of a corporate Non-United States Holder, may be subject to the branch profits tax at the rate of 30% (or a lower treaty rate, if applicable)).

     Dividends may be subject to backup withholding at the rate of 31% unless the Non-United States Holder certifies to required information in accordance with United States Treasury Regulations applicable to withholding and information reporting. Currently, backup withholding does not apply to dividends paid to a Non-United States Holder at an address outside the United States. However, under final regulations regarding withholding and information reporting, which will generally be effective for payments made after December 31, 2000, payment of dividends to a Non-United States Holder at an address outside the United States may be subject to backup withholding unless such Non-United States Holder satisfies applicable certification requirements. Backup withholding, if applied, is not an additional tax. Rather, the tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

     Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make such reports available to tax authorities in the recipient's country of residence.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-United States Holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of its common stock unless: (i) the gain is effectively connected with a United States trade or business of the Non-United States Holder (all or a portion of which gain, in the case of a corporate Non-United States Holder, may be subject to the branch profits tax at the rate of 30% (or lower treaty rate, if applicable)), (ii) the Non-United States Holder is an individual who holds the common stock as a capital asset (within the meaning of Section 1221 of the Code) and who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and other conditions are met, or (iii) we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the Non-United States Holder's holding period of its common stock. We have determined that we are not, and do not believe that we are likely to become, a "United States real property holding corporation" for United States federal income tax purposes. However, no assurance can be provided that we will not become a United States real property holding corporation. If we were to become a United States real property holding corporation, gains realized by a Non-United States Holder that did not directly or indirectly own more than 5% of our common stock at any time during the shorter of the five-year period preceding the disposition or the Holder's holding period generally would not be subject to United States federal income tax as a result of the status of our company as a United States real property holding corporation, provided that our common stock was regularly traded on an established securities market.

     The payment of the proceeds of a sale of common stock to or through the United States office of a broker is currently subject to both information reporting and backup withholding at the rate of 31% unless the Non-United States Holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of proceeds of a disposition by a Non-United States Holder of common stock outside the United States to or through a foreign office of a broker will not be subject to backup withholding. However, such payments will be subject to information reporting if the broker is a United States person or has certain other connections to the United States unless the Non-United States Holder establishes an exemption in accordance with United States Treasury Regulations regarding withholding and information reporting, as applicable.

     The final regulations regarding withholding and information reporting as to payments made after December 31, 2000 unify current certification procedures and forms and clarify reliance standards. Except as noted above with respect to foreign brokers that are partnerships, the final regulations generally do not significantly alter the substantive withholding and information reporting requirements but do alter the procedures for claiming the benefits of an income tax treaty and change the certification procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of common stock. Non-United States Holders should consult their own tax advisors regarding the effect, if any, of the final regulations on their particular situations.

ESTATE TAX

     Common stock owned or treated as owned at the time of death by an individual who is not a citizen or resident of the United States for federal estate tax purposes will be included in such individual's estate for United States federal estate tax purposes, unless an applicable estate tax treaty applies other rules, and as a result may be subject to United States federal estate tax.

                                    UNDERWRITING


     Under the terms and subject to the conditions contained in an underwriting
agreement dated               , 2000, we and the selling shareholders have
agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, FleetBoston Robertson Stephens Inc., Chase Securities Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and SG Cowen Securities Corporation are acting as representatives, the following respective numbers of shares of common stock:



                                                                                           NUMBER
           UNDERWRITER                                                                   OF SHARES
           -----------                                                                   ----------
Credit Suisse First Boston Corporation................................................
FleetBoston Robertson Stephens Inc....................................................
Chase Securities Inc..................................................................
Lehman Brothers Inc...................................................................
Merrill Lynch, Pierce, Fenner & Smith Incorporated....................................
SG Cowen Securities Corporation.......................................................

                                                                                         ----------
     Total............................................................................   10,000,000
                                                                                         ==========


     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.


     We and Sterling have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 500,000 additional shares from us and 1,000,000 additional shares from Sterling and Citicorp Mezzanine Partners, L.P. at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.


     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $        per share. The
underwriters and selling group members may allow a discount of $        per
share on sales to other broker/dealers. After the public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we and the selling shareholders will pay.

                                                              PER SHARE                        TOTAL
                                                      --------------------------     --------------------------
                                                        WITHOUT         WITH           WITHOUT         WITH
                                                         OVER-          OVER-           OVER-          OVER-
                                                       ALLOTMENT      ALLOTMENT       ALLOTMENT      ALLOTMENT
                                                      -----------    -----------     -----------    -----------
Underwriting Discounts and Commissions paid by
  us...............................................   $              $               $              $
Expenses payable by us.............................   $              $               $              $
Underwriting Discounts and Commissions paid by
  selling shareholders.............................   $              $               $              $
Expenses payable by the selling shareholders.......   $              $               $              $

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus, except issuances pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date hereof, grants of employee stock options pursuant to the terms of a plan in effect on the date hereof, issuances pursuant to the exercise of such options, the filing of registration statements on Form S-8 and amendments thereto in connection with those stock options or our employee stock purchase plans in existence on the date hereof and the issuance of shares or options in acquisitions in which the acquiror of such shares agrees to the foregoing restrictions.

     Our officers, directors and various shareholders, including the selling shareholders, have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus.

     We and, to a limited extent, the selling shareholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     Our Class A Common Stock is traded on The Nasdaq Stock Market's National Market, under the symbol "ISIL."


     Credit Suisse First Boston, New York branch, an affiliate of Credit Suisse First Boston Corporation, is a lender and the Administrative Agent under our senior credit facilities. An affiliate of Credit Suisse First Boston Corporation owns an interest in Sterling Holding Company LLC, our principal shareholder, and could have the right to exchange that interest for up to 1,070,177 shares of our common stock as of June 30, 2000. Certain funds associated with Merrill Lynch, Pierce, Fenner & Smith Incorporated also are lenders under our senior credit facilities. BankBoston, N.A., an affiliate of FleetBoston Robertson Stephens Inc., also is a lender under our senior credit facilities. An affiliate of Chase Securities Inc. has, in the past, owned shares of our Class A Common Stock for its own account. No underwriter has the right, directly or indirectly, to designate any member of our board of directors.



     Several of the underwriters and their affiliates have provided and will continue to provide investment banking and other financial services, including the provision of credit facilities and financial advisory services, for us and certain of our affiliates in the ordinary course of business for which they have received and will receive customary compensation.


     In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

     o Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     o Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.


     o Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option-a naked short position-that position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     o Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

     o In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling shareholders and the dealer from whom the purchase confirmation is received that:

     o the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

     o where required by law, that the purchaser is purchasing as principal and not as agent, and

     o the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein and the selling shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed for common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                    LEGAL MATTERS

     The validity of the Class A Common Stock will be passed upon for us by Dechert, Philadelphia, Pennsylvania. Dechert beneficially owns 80,300 shares of our Class A Common Stock. Members of Dechert who provided legal advice in connection with this offering beneficially own 2,500 shares of our Class A Common Stock. The underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the Intersil Holding Corporation (Successor) consolidated financial statements at June 30, 2000, and for the 46 weeks then ended and the consolidated financial statements of the Harris Semiconductor Business (Predecessor) at June 2, 1999, and for each of the two years in the period ended July 2, 1999 and the six weeks in the period ended August 13, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any reports or other information filed by us at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of this material can be obtained from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information contained in the public reference room. Our filings with the Securities and Exchange Commission will also be available to the public from commercial document retrieval services and at the Securities and Exchange Commission's Web site at "http://www.sec.gov."

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act, covering the shares of Class A Common Stock to be offered pursuant to this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the Class A Common Stock offered by this prospectus, please reference the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

     Copies of the registration statement, including all related exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at the address set forth above. In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number: Intersil Holding Corporation, 7585 Irvine Center Drive, Suite 100, Irvine, California 92618; the telephone number at that address is (949) 341-7062.

                         INDEX TO FINANCIAL STATEMENTS

                          INTERSIL HOLDING CORPORATION



                                                                           PAGE
                                                                           ----

Independent Certified Public Accountants' Report..........................  F-2

Consolidated Statements of Operations and Comprehensive Income............  F-3

Consolidated Balance Sheets...............................................  F-4

Consolidated Statements of Cash Flows.....................................  F-5

Consolidated Statement of Shareholders' Equity............................  F-6

Notes to Consolidated Financial Statements................................  F-7

                INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT

The Board of Directors
Intersil Holding Corporation

We have audited the accompanying consolidated balance sheet of Harris Semiconductor Business (Semiconductor Business) (Predecessor), which was wholly owned by Harris Corporation, as of July 2, 1999 and the related statement of operations, comprehensive income and cash flows for each of the two fiscal years in the period ended July 2, 1999 and the six weeks ended August 13, 1999, respectively. We have also audited the accompanying consolidated balance sheet of Intersil Holding Corporation (Successor) as of June 30, 2000 and the related statements of operations, comprehensive income, shareholders' equity, and cash flows for the 46 weeks ended June 30, 2000. Our audits also included the financial statement schedule listed at Item 16. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Predecessor consolidated financial statements were prepared on the basis of presentation as described in Note A. The results of operations are not necessarily indicative of the results of operations that would be recorded by Semiconductor Business on a stand-alone basis.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Intersil Holding Corporation as the Successor and Predecessor companies at June 30, 2000 and July 2, 1999 and the consolidated results of their operations and their cash flows for each of the two years in the period ended July 2, 1999 and for the six weeks and 46 weeks ended August 13, 1999 and June 30, 2000, respectively, on the basis described in Note A, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Jacksonville, Florida                                          Ernst & Young LLP
July 21, 2000

                          INTERSIL HOLDING CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                          PREDECESSOR               PREDECESSOR        SUCCESSOR
                                                                  ----------------------------    ---------------    --------------
                                                                       FISCAL YEAR ENDED          SIX WEEKS ENDED    46 WEEKS ENDED
                                                                  ----------------------------    ---------------    --------------
                                                                  JULY 3, 1998    JULY 2, 1999    AUGUST 13, 1999    JUNE 30, 2000
                                                                  ------------    ------------    ---------------    --------------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REVENUE
  Product sales................................................     $576,836        $532,718         $  57,336          $596,849

COSTS AND EXPENSES
  Cost of product sales........................................      369,332         349,776            39,681           352,513
  Research and development.....................................       75,125          67,079             8,499            69,456
  Selling, general and administrative..........................       98,184          83,998            10,908            97,227
  Harris corporate expense allocation..........................        9,962           9,303             1,164                --
  Intangible amortization......................................        2,292           2,414               326            10,686
  In-process research and development..........................           --              --                --            20,239
  Other........................................................           --              --                --             1,178
                                                                    --------        --------         ---------          --------
Operating income (loss)........................................       21,941          20,148            (3,242)           45,550
  Loss on sale of Malaysian operation..........................           --              --                --            24,825
  Interest expense.............................................           43             129                --            41,924
  Interest income..............................................         (957)         (1,360)             (111)           (3,720)
                                                                    --------        --------         ---------          --------
  Income (loss) before income taxes and
     extraordinary item........................................       22,855          21,379            (3,131)          (17,479)
  Income taxes (benefit).......................................        9,944          (6,027)             (102)             (289)
                                                                    --------        --------         ---------          --------
  Net income (loss) before extraordinary item..................       12,911          27,406            (3,029)          (17,190)
  Extraordinary item--loss on extinguishment of debt, net of
     tax effect................................................           --              --                --           (25,518)
                                                                    --------        --------         ---------          --------
NET INCOME (LOSS)..............................................       12,911          27,406            (3,029)          (42,708)
Preferred dividends............................................           --              --                --             5,391
                                                                    --------        --------         ---------          --------
Net income (loss) to common shareholders.......................     $ 12,911        $ 27,406         $  (3,029)         $(48,099)
                                                                    ========        ========         =========          ========
BASIC AND DILUTED LOSS PER SHARE:
  Loss before extraordinary item...............................                                                         $  (0.30)
  Extraordinary item...........................................                                                         $  (0.33)
                                                                                                                        --------
  Net loss.....................................................                                                         $  (0.63)
                                                                                                                        ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (IN MILLIONS):
  Basic and diluted............................................                                                             76.7
                                                                                                                        ========

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                          PREDECESSOR               PREDECESSOR        SUCCESSOR
                                                                  ----------------------------    ---------------    --------------
                                                                       FISCAL YEAR ENDED          SIX WEEKS ENDED    46 WEEKS ENDED
                                                                  ----------------------------    ---------------    --------------
                                                                  JULY 3, 1998    JULY 2, 1999    AUGUST 13, 1999    JUNE 30, 2000
                                                                  ------------    ------------    ---------------    --------------
                                                                                  (IN THOUSANDS)
Net income (loss)..............................................     $ 12,911        $ 27,406          $(3,029)          $(42,708)
Other comprehensive income (loss):
  Currency translation adjustments.............................       (1,851)           (574)           2,475              1,636
                                                                    --------        --------          -------           --------
Comprehensive income (loss)....................................     $ 11,060        $ 26,832          $  (554)          $(41,072)
                                                                    ========        ========          =======           ========

                See Notes to Consolidated Financial Statements.

                          INTERSIL HOLDING CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                                                     PREDECESSOR       SUCCESSOR
                                                                                                     ------------    -------------
                                                                                                     JULY 2, 1999    JUNE 30, 2000
                                                                                                     ------------    -------------
                                                                                                            (IN THOUSANDS)
ASSETS
Current Assets
  Cash and cash equivalents.......................................................................     $     --        $ 211,940
  Trade receivables, less allowances for collection loss ($582 as of July 2, 1999 and $1,341 as of
    June 30, 2000)................................................................................      100,674          111,695
  Inventories.....................................................................................      153,822          126,481
  Prepaid expenses................................................................................        3,725           10,645
  Income tax receivable...........................................................................        1,527            1,254
  Deferred income taxes...........................................................................        3,476           25,768
                                                                                                       --------        ---------
       Total Current Assets.......................................................................      263,224          487,783
Other Assets
  Property, plant and equipment, less allowance for depreciation ($582,616 as of July 2, 1999 and
    $36,699 as of June 30, 2000)..................................................................      410,530          225,484
  Intangibles, less accumulated amortization ($19,929 as of July 2, 1999 and $10,686
    as of June 30, 2000)..........................................................................       45,368          190,150
  Other...........................................................................................       42,057           30,521
                                                                                                       --------        ---------
       Total Other Assets.........................................................................      497,955          446,155
                                                                                                       --------        ---------
Total Assets......................................................................................     $761,179        $ 933,938
                                                                                                       ========        =========
LIABILITIES AND SHAREHOLDERS' EQUITY/BUSINESS EQUITY
Current Liabilities
  Trade payables..................................................................................     $ 31,068        $  36,991
  Retirement plan accruals........................................................................       13,640            6,228
  Accrued compensation............................................................................       19,283           32,398
  Accrued interest and sundry taxes...............................................................        3,193           10,512
  Other accrued items.............................................................................       16,418           22,734
  Distributor reserves............................................................................        6,542            7,366
  Unearned service income.........................................................................          567              129
  Long-term debt--current portion.................................................................          360              404
                                                                                                       --------        ---------
       Total Current Liabilities..................................................................       91,071          116,762
Other Liabilities
  Deferred income taxes...........................................................................        7,022           21,992
  Long-term debt..................................................................................        4,207          116,188
Shareholders' Equity/Business Equity
  Preferred Stock, $1,000 par value, 100,000 shares authorized, no shares issued or outstanding at
    June 30, 2000.................................................................................           --               --
  Class A Common Stock, $.01 par value, voting; 300,000,000 shares authorized, 44,773,152 shares
    issued and outstanding at June 30, 2000.......................................................           --              448
  Class B Common Stock, $.01 par value, non-voting; 300,000,000 shares authorized, 49,746,482
    shares issued and outstanding at June 30, 2000................................................           --              497
  Additional paid-in capital......................................................................           --          719,123
  Business equity.................................................................................      661,388               --
  Retained deficit................................................................................           --          (42,708)
  Accumulated other comprehensive (loss) income...................................................       (2,509)           1,636
                                                                                                       --------        ---------
       Total Shareholders' Equity/Business Equity.................................................      658,879          678,996
                                                                                                       --------        ---------
       Total Liabilities and Shareholders' Equity/Business Equity.................................     $761,179        $ 933,938
                                                                                                       ========        =========

                See Notes to Consolidated Financial Statements.

                          INTERSIL HOLDING CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          PREDECESSOR               PREDECESSOR
                                                                  ----------------------------    ---------------
                                                                                                    SIX WEEKS
                                                                       FISCAL YEAR ENDED               ENDED
                                                                  ----------------------------    ---------------
                                                                  JULY 3, 1998    JULY 2, 1999    AUGUST 13, 1999
                                                                  ------------    ------------    ---------------
                                                                                  (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss)............................................     $ 12,911        $ 27,406         $  (3,029)

Adjustments to reconcile net income (loss) to net cash provided by operating activities
    Depreciation...............................................       65,036          78,217             8,747
    Amortization...............................................        2,295           2,414               326
    Provisions for inventory obsolescence......................        7,317           3,894             1,919
    Write-off of in-process research and development...........           --              --                --
    Write-off of unearned compensation.........................           --              --                --
    Loss on sale of Malaysian operation........................           --              --                --
    Non-current deferred income taxes..........................         (461)          1,896            (4,756)
  Changes in assets and liabilities:
    Trade receivables..........................................        1,270          10,001            14,532
    Inventories................................................      (17,176)         22,516            (3,568)
    Prepaid expenses...........................................          506             933               674
    Trade payables and accrued liabilities.....................      (14,399)        (13,950)          (18,705)
    Unearned service income....................................          (32)            319                --
    Income taxes...............................................       (3,866)         (4,486)            4,430
    Other......................................................       (5,070)        (17,911)            2,812
                                                                    --------        --------         ---------
      Net cash provided by operating activities................       48,331         111,249             3,382

INVESTING ACTIVITIES:
Proceeds from sale of Malaysian operation......................           --              --                --
Cash paid for acquired business................................           --          (1,335)               --
Property, plant and equipment..................................      (90,184)        (38,563)           (1,887)
                                                                    --------        --------         ---------
      Net cash provided by (used in) investing activities......      (90,184)        (39,898)           (1,887)

FINANCING ACTIVITIES:
  Proceeds from offering.......................................           --              --                --
  Proceeds from exercise of stock options......................           --              --                --
  Proceeds from borrowings.....................................        2,750             800                --
  Payments of borrowings.......................................          (83)           (302)              (32)
  Net cash transfer and billings from (to) parent..............       41,844         (67,030)           (1,198)
                                                                    --------        --------         ---------
      Net cash provided by (used in) financing activities......       44,511         (66,532)           (1,230)
  Effect of exchange rates on cash and cash equivalents........       (2,658)         (4,819)            1,177
                                                                    --------        --------         ---------
      Net increase in cash and cash equivalents................           --              --             1,442
      Cash and cash equivalents at the beginning of the
         period................................................           --              --                --
                                                                    --------        --------         ---------
      Cash and cash equivalents at the end of the period.......     $     --        $     --         $   1,442
                                                                    ========        ========         =========
SUPPLEMENTAL DISCLOSURES--NON-CASH ACTIVITIES:
  Exchange of preferred stock for common stock...................................................................
  Common Stock issued in acquisition of No Wires Needed B.V......................................................
  Additional paid-in capital from tax benefit on
    exercise of non-qualified stock options......................................................................


                                                                     SUCCESSOR
                                                                 -----------------
                                                                  46 WEEKS ENDED
                                                                 -----------------
                                                                 JUNE 30, 2000
                                                                 -----------------

OPERATING ACTIVITIES:
  Net income (loss)............................................      $ (42,708)

Adjustments to reconcile net income (loss) to net cash provided by operating activities
    Depreciation...............................................         50,602
    Amortization...............................................         10,686
    Provisions for inventory obsolescence......................         23,906
    Write-off of in-process research and development...........         20,239
    Write-off of unearned compensation.........................            878
    Loss on sale of Malaysian operation........................         24,825
    Non-current deferred income taxes..........................         (4,680)
  Changes in assets and liabilities:
    Trade receivables..........................................        (24,991)
    Inventories................................................         (5,668)
    Prepaid expenses...........................................         (7,737)
    Trade payables and accrued liabilities.....................         43,036
    Unearned service income....................................           (437)
    Income taxes...............................................          2,290
    Other......................................................         20,898
                                                                     ---------
      Net cash provided by operating activities................        111,139

INVESTING ACTIVITIES:
Proceeds from sale of Malaysian operation......................         52,500
Cash paid for acquired business................................             --
Property, plant and equipment..................................        (38,813)
                                                                     ---------
      Net cash provided by (used in) investing activities......         13,687

FINANCING ACTIVITIES:
  Proceeds from offering.......................................        513,114
  Proceeds from exercise of stock options......................          1,985
  Proceeds from borrowings.....................................             --
  Payments of borrowings.......................................       (435,204)
  Net cash transfer and billings from (to) parent..............             --
                                                                     ---------
      Net cash provided by (used in) financing activities......         79,895
  Effect of exchange rates on cash and cash equivalents........           (158)
                                                                     ---------
      Net increase in cash and cash equivalents................        204,563
      Cash and cash equivalents at the beginning of the
         period................................................          7,377
                                                                     ---------
      Cash and cash equivalents at the end of the period.......      $ 211,940
                                                                     =========
SUPPLEMENTAL DISCLOSURES--NON-CASH ACTIVITIES:
  Exchange of preferred stock for common stock.................      $  89,400
                                                                     =========
  Common Stock issued in acquisition of No Wires Needed B.V....      $ 111,348
                                                                     =========
  Additional paid-in capital from tax benefit on
    exercise of non-qualified stock options....................      $   2,132
                                                                     =========

                See Notes to Consolidated Financial Statements.

                          INTERSIL HOLDING CORPORATION

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                                          ACCUMULATED
                                                            COMMON STOCK       ADDITIONAL                    OTHER
                                                         ------------------     PAID-IN      RETAINED    COMPREHENSIVE
                                                         CLASS A    CLASS B     CAPITAL      DEFICIT        INCOME          TOTAL
                                                         -------    -------    ----------    --------    -------------    --------
                                                                                      (IN THOUSANDS)
Initial capitalization at August 14, 1999.............    $ 158      $ 509      $  5,935     $     --       $    --       $  6,602
Net (loss)............................................       --         --            --      (42,708)           --        (42,708)
Shares issued in initial public offering..............      220         --       512,894           --            --        513,114
Shares issued under Stock Option Plan.................        2         --         4,115           --            --          4,117
Shares sold to certain executives and foreign
  employees...........................................       --         --           878           --          (878)            --
Write-off of unearned compensation....................       --         --            --           --           878            878
Shares issued for acquisition of No Wires Needed
  B.V.................................................       30         --       111,318           --            --        111,348
Exchange of preferred stock...........................       26         --        89,374           --            --         89,400
Exchange of common stock..............................       12        (12)           --           --            --             --
Preferred dividends...................................       --         --        (5,391)          --            --         (5,391)
Foreign currency translation..........................       --         --            --           --         1,636          1,636
                                                          -----      -----      --------     --------       -------       --------
Balance at June 30, 2000..............................    $ 448      $ 497      $719,123     $(42,708)      $ 1,636       $678,996
                                                          =====      =====      ========     ========       =======       ========

                See Notes to Consolidated Financial Statements.

                          INTERSIL HOLDING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  YEARS ENDED JULY 3, 1998 AND JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,

                        AND 46 WEEKS ENDED JUNE 30, 2000


NOTE A--ORGANIZATION AND BASIS OF PRESENTATION

ORGANIZATION

     Intersil Holding Corporation (Intersil Holding or Successor) was formed on August 13, 1999 through a series of transactions in which Intersil Holding and its wholly-owned subsidiary, Intersil Corporation (Intersil), acquired the semiconductor business (semiconductor business or Predecessor) of Harris Corporation (Harris) (the acquisition). Intersil Holding currently has no operations but holds common stock related to its investment in Intersil. Intersil and its wholly-owned domestic and foreign subsidiaries include the operations of the Predecessor.

BASIS OF PRESENTATION

     The accompanying Successor consolidated financial statements subsequent to August 13, 1999 include the accounts of Intersil Holding and Intersil (collectively, the Company). All material intercompany transactions have been eliminated in consolidation. The consolidated balance sheet as of July 2, 1999 and the consolidated statements of operations, comprehensive income and cash flows for the fiscal years ended July 3, 1998 and July 2, 1999 and the six weeks ended August 13, 1999 include the accounts of the semiconductor business, the Predecessor company.

     Accordingly, the consolidated financial statements include the power, communications, space and defense product lines of Harris' Semiconductor Business that were purchased in the transaction. The transaction did not include Harris' semiconductor suppression business or photomask operations or certain patents in the memory field that were retained by Harris. The semiconductor business, which was wholly-owned by Harris, designs, manufactures and sells discrete semiconductors and standard and custom integrated circuits to the semiconductor markets. The semiconductor business' manufacturing facilities perform manufacturing operations related to other Harris Semiconductor Product Lines. The semiconductor business was not a separate legal entity and the assets and liabilities associated with the semiconductor business were components of a larger business.

     The Predecessor's consolidated statements of operations include all revenues and costs attributable to the semiconductor business. For cost of sales, material costs are directly attributable to a product line and are charged accordingly. Indirect costs are assigned using activity based costing. Operating expenses (engineering, marketing, and administration & general) have been allocated to the product lines based on sales or labor, as appropriate. Harris corporate expense allocations were based on a percentage of the semiconductor business' net sales. Interest expense was provided on direct borrowings of the semiconductor business. Interest expense of Harris has not been allocated to the Semiconductor Business.

     All of the allocations and estimates in the Predecessor's combined statements of operations are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the Semiconductor Business had been operated on a stand alone basis.

     The semiconductor business sells products to other affiliated operations of Harris. Sales to these operations are not material.

ACQUISITION OF HARRIS' SEMICONDUCTOR BUSINESS

     The total purchase price of the semiconductor business acquisition was $614.3 million, which included transaction costs of approximately $7.8 million and deferred financing costs of $12.2 million (Note H). The consideration paid by Intersil Holding was $504.3 million in cash of which $420.0 million was financed

                          INTERSIL HOLDING CORPORATION

  YEARS ENDED JULY 3, 1998 AND JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                        AND 46 WEEKS ENDED JUNE 30, 2000


NOTE A--ORGANIZATION AND BASIS OF PRESENTATION--(CONTINUED)

through borrowings from the senior credit facilities, the 13.25% Senior Subordinated Notes and 13.5% Subordinated Holding "Pay-In-Kind" (PIK) Note and the issuance of a $90.0 million PIK Note note to Harris.

     The acquisition was accounted for using the purchase method of accounting and, accordingly, the operating results of the Semiconductor Business have been included in Intersil's consolidated financial statements since the date of acquisition. The total purchase price was allocated to the assets and liabilities of the Semiconductor Business based upon their approximate fair values. The fair values of the net assets acquired exceeded the purchase price resulting in negative goodwill. This negative goodwill was allocated to the identified intangibles and property and equipment based on their relative fair values as follows (in millions).

Purchase price:

  Cash paid to Harris...........................       $ 504.3
  13.5% Subordinated PIK Note...................          90.0
  Transaction costs and fees....................          20.0
                                                       -------
Total purchase price............................       $ 614.3
                                                       =======

                                                                      ALLOCATION OF
                                                    FAIR VALUE OF      EXCESS FAIR        ADJUSTED
                                                   ACQUIRED ASSETS        VALUE          FAIR VALUE
                                                   ---------------    -------------    -------------
Net current assets..............................       $ 160.6           $    --          $ 160.6
Other...........................................          17.2                --             17.2
Property and equipment..........................         481.0            (153.2)           327.8
Developed Technology............................          80.0             (23.9)            56.1
Customer base...................................          33.0             (10.0)            23.0
In-process research and development.............          29.0              (8.8)            20.2
Assembled workforce.............................          13.5              (4.1)             9.4
                                                       -------           -------          -------
                                                       $ 814.3           $(200.0)         $ 614.3
                                                       =======           =======          =======
Excess fair value of net assets acquired over
  purchase price................................       $ 200.0
                                                       =======

     The appraisal of the acquired semiconductor business included $20.2 million of purchased in-process research and development, which was related to various products under development. This valuation represents the 10 year after-tax cash flow of this in-process technology using a discount rate of 20%. The acquired technology had not yet reached technological feasibility and had no future alternative uses. Accordingly, it was written off at the time of the acquisition. The remaining identified intangibles (developed technology, customer base and assembled workforce) are being amortized over 5 to 11 years.

     In connection with the acquisition of the semiconductor business, Intersil formulated a restructuring plan that included the termination of the employment of 372 employees of the semiconductor business. At

                          INTERSIL HOLDING CORPORATION

  YEARS ENDED JULY 3, 1998 AND JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                        AND 46 WEEKS ENDED JUNE 30, 2000


NOTE A--ORGANIZATION AND BASIS OF PRESENTATION--(CONTINUED)

August 13, 1999, Intersil recorded $11.0 million in severance benefits and this is included in the allocation of the acquisition cost. The severance includes the following:

                                                                         NO. OF
                              LOCATION                                  EMPLOYEES       AMOUNTS
---------------------------------------------------------------------   ---------    -------------
                                                                                     (IN MILLIONS)
Europe...............................................................       17           $ 5.6
Malaysia.............................................................      262             1.9
North America........................................................       93             3.5
                                                                           ---           -----
                                                                           372           $11.0
                                                                           ===           =====

      For the 46 weeks ended June 30, 2000, approximately $10.1 million of these restructuring costs had been paid out. As of June 30, 2000, the restructuring liability was $0.9 million. Intersil Holding will complete the restructing plan by the end of August 2000.

NOTE B--SIGNIFICANT ACCOUNTING POLICIES

     FISCAL YEAR--The 1998 fiscal year includes the 53 weeks ended July 3, 1998; fiscal year 1999 includes the 52 weeks ended July 2, 1999; and fiscal year 2000 includes the six weeks ended August 13, 1999 and the 46 weeks ended June 30, 2000.

     CASH AND CASH EQUIVALENTS--Intersil Holding considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     INVENTORIES--Inventories are carried at the lower of standard cost, which approximates actual cost, determined by the First-In-First-Out (FIFO) method, or market.

     PROPERTY, PLANT AND EQUIPMENT--Machinery and equipment are carried on the basis of cost. The estimated useful lives of buildings range between 5 and 50 years. The estimated useful lives of machinery and equipment range between 3 and 10 years. Depreciation is computed by the straight-line method using the estimated useful life of the asset.

     REVENUE RECOGNITION--Revenue is recognized from sales to all customers, including distributors, when a product is shipped. Sales to distributors are made under agreements which provide the distributors rights of return and price protection on unsold merchandise they hold. Accordingly, sales are reduced for estimated returns from distributors and estimated future price reductions of unsold merchandise held by distributors. Product sales to two distributors for the fiscal years ended July 3, 1998 and July 2, 1999, and the six weeks ended August 13, 1999 and 46 weeks ended June 30, 2000 amounted to 19.0%, 16.6%, 29.3% and 15.7%, respectively, of total product sales.

     RESEARCH AND DEVELOPMENT--Research and development costs, consisting of the cost of designing, developing, and testing new or significantly enhanced products, are expensed as incurred.

     RETIREMENT BENEFITS--Intersil Holding provides retirement benefits to substantially all employees primarily through a retirement plan having profit-sharing and savings elements. Contributions by Intersil Holding to the retirement plan are based on profits and employees' savings with no other funding requirements. Intersil Holding may make additional contributions to the fund at its discretion.

                          INTERSIL HOLDING CORPORATION

  YEARS ENDED JULY 3, 1998 AND JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                        AND 46 WEEKS ENDED JUNE 30, 2000


NOTE B--SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     The savings element of the retirement plan is a defined contribution plan, which is qualified under Internal Revenue Service Code Section 401(k). All employees of the Company may elect to participate in the 401(k) retirement plan (the "401(k) plan"). Under the 401(k) plan, participating employees may defer a portion of their pretax earnings up to certain limits prescribed by the Internal Revenue Service. The Company provides matching contributions under the provisions of the plan. Employees fully vest in the Company's matching contributions upon the completion of 7 years of service.

     Retirement benefits also include an unfunded limited healthcare plan for U.S.-based retirees and employees on long-term disability. Intersil Holding accrues the estimated cost of these medical benefits, which are not material, during an employee's active service life.

     Retirement plans expense was $15.6 million in 1998, $14.8 million in 1999, $1.4 million for the six weeks ended August 13, 1999 and $10.4 million for the 46 weeks ended June 30, 2000.

     INCOME TAXES--For the Predecessor financial statements, the semiconductor business was included with its parent, Harris, in a consolidated federal income tax return. Harris required each of its businesses to provide for taxes on financial statement pre-tax income or loss at applicable statutory tax rates. United States local amounts receivable or payable for current and prior years' income taxes were treated as intercompany transactions and were recorded in the Semiconductor Business equity. Intersil Holding follows the liability method of accounting for income taxes. International current income taxes payable and deferred income taxes resulting from temporary differences between the financial statements and the tax basis of assets and liabilities of Intersil Holding's international subsidiaries are separately classified on the balance sheet.

     ASSET IMPAIRMENT--Intersil Holding accounts for long-lived asset impairment under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. Fair value is estimated based on discounted future cash flows. Long-lived assets to be disposed of are recorded at the lower of their carrying amount or estimated fair value less cost to sell.

     INTANGIBLES--Intangibles resulting from acquisitions are being amortized by the straight-line method over five to 11 years. Recoverability of intangibles is assessed using estimated undiscounted cash flows of related operations. Intangibles that are not expected to be recovered through future undiscounted cash flows are charged to expense when identified. Amounts charged to expense are amounts in excess of the fair value of the intangible asset. Fair value is determined by calculating the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved.

     FUTURES AND FORWARD CONTRACTS--When Intersil Holding sells products outside the United States or enters into purchase commitments, the transactions are frequently denominated in currencies other than U.S. dollars. To minimize the impact on revenue and cost from currency fluctuations, Intersil Holding enters into currency exchange agreements that qualify for hedge accounting treatment. It is Intersil Holding's policy not to speculate in foreign currencies. Currency exchange agreements are designated as, and are effective as, hedges of foreign currency commitments. In addition, these agreements are consistent with the designated currency of the underlying transaction and mature on or before the underlying transaction. Gains and losses on currency exchange agreements that qualify as hedges are deferred and recognized as an adjustment of the carrying amount of the hedged asset, liability or commitment. Gains and losses on currency exchange

                          INTERSIL HOLDING CORPORATION

  YEARS ENDED JULY 3, 1998 AND JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                        AND 46 WEEKS ENDED JUNE 30, 2000


NOTE B--SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

agreements that do not qualify as hedges are recognized in operations based on changes in the fair market value of the currency exchange agreement.

     FOREIGN CURRENCY TRANSLATION--The functional currency for the Malaysian subsidiary was the U.S. dollar, and for other international subsidiaries it is the local currency. Assets and liabilities are translated at current rates of exchange, and income and expense items are translated at the weighted average exchange rate for the year. The resulting translation adjustments are recorded as a separate component of shareholders' equity (Business Equity in the Predecessor's financial statements). Cumulative translation gains (losses) were $(0.6) million and $1.6 million at July 2, 1999 and June 30, 2000, respectively.

     LOSS PER SHARE--Loss per share is computed and presented in accordance with SFAS No. 128, "Earnings per Share" and the Securities and Exchange Commission Staff Accounting Bulletin No. 98. Net loss per common share is presented for the 46 weeks ended June 30, 2000 only because it is not meaningful for earlier periods since the Company did not have common stock outstanding for any of the earlier periods.

     USE OF ESTIMATES--These statements have been prepared in conformity with accounting principles generally accepted in the United States and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     RECLASSIFICATIONS--Certain prior year amounts have been reclassified to conform with current year classifications.

NOTE C--ACCOUNTING PRONOUNCEMENTS

     In June 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. (SFAS) 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS 137 amends SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," to defer its effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments including standalone instruments, such as forward currency exchange contracts and interest rate swaps or embedded derivatives and requires that these instruments be marked-to-market on an ongoing basis. These market value adjustments are to be included either in the income statement or shareholders' equity, depending on the nature of the transaction. The Company is required to adopt SFAS 133 in the first quarter of its fiscal year 2001. We believe that SFAS 133 will not have a material adverse effect on the Company's financial position or results of operations.

     In December 1999, the Securities and Exchange Commission issued SAB
No. 101. "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosures of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. We believe that SAB No. 101 will not have a material adverse effect on the Company's financial position or results of operations.

                          INTERSIL HOLDING CORPORATION

  YEARS ENDED JULY 3, 1998 AND JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                        AND 46 WEEKS ENDED JUNE 30, 2000


NOTE C--ACCOUNTING PRONOUNCEMENTS--(CONTINUED)

     In April 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25." Among other issues, that interpretation clarifies the definition of employees for purposes of applying Opinion No. 25, the criteria for determining whether a plan qualifies as a non-compensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award and the accounting for an exchange of stock compensation awards in a business combination. This interpretation is effective July 1, 2000, but certain conclusions in the interpretation cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that this interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effect of applying this interpretation is recognized on a prospective basis from July 1, 2000. We are currently reviewing stock grants to determine the impact, if any, that may arise from implementation of this interpretation, although we do not expect the impact, if any, to be material to our financial statements.

NOTE D--INVENTORIES

     Inventories are summarized below (in thousands):

                                                                              (PREDECESSOR)     (SUCCESSOR)
                                                                              -------------    -------------
                                                                                 JULY 2,         JUNE 30,
                                                                                   1999            2000
                                                                              -------------    -------------
Finished products..........................................................     $  58,041        $  45,064
Work in process............................................................       102,457           96,278
Raw materials and supplies.................................................        11,441            7,072
                                                                                ---------        ---------
                                                                                  171,939          148,414
Less inventory reserves....................................................        18,117           21,933
                                                                                ---------        ---------
                                                                                $ 153,822        $ 126,481
                                                                                =========        =========

     At July 2, 1999 and June 30, 2000 Intersil Holding was committed to purchase $22.5 million and $24.9 million, respectively of inventory from suppliers. Management believes the cost of this inventory approximates current market value.

                          INTERSIL HOLDING CORPORATION

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,

                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE E--PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are summarized below (in thousands):

                                                                                  (PREDECESSOR)     (SUCCESSOR)
                                                                                  -------------    -------------
                                                                                     JULY 2,         JUNE 30,
                                                                                       1999            2000
                                                                                  -------------    -------------
Land...........................................................................     $   3,966        $   3,860
Buildings......................................................................       266,364           78,940
Machinery and equipment........................................................       722,816          179,383
                                                                                    ---------        ---------
                                                                                      993,146          262,183
Less allowances for depreciation...............................................       582,616           36,699
                                                                                    ---------        ---------
                                                                                    $ 410,530        $ 225,484
                                                                                    =========        =========

NOTE F--INTANGIBLES

     Intangibles are summarized below (in thousands):

                                                                                    (PREDECESSOR)     (SUCCESSOR)
                                                                                    -------------    -------------
                                                                    PERIOD OF          JULY 2,          JUNE 30,
                                                                   AMORTIZATION          1999             2000
                                                                   -------------    -------------    -------------
Developed technology............................................       11 years        $    --         $  56,925
Customer base...................................................        7 years             --            23,482
Assembled workforce.............................................        5 years             --             9,606
Goodwill........................................................      5-7 years         65,297           110,823
                                                                                       -------         ---------
                                                                                        65,297           200,836
Less accumulated amortization...................................                        19,929            10,686
                                                                                       -------         ---------
                                                                                       $45,368         $ 190,150
                                                                                       =======         =========

                          INTERSIL HOLDING CORPORATION

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE G--LOSS PER SHARE

     The following table sets forth the computation of basic and diluted loss per share (in thousands, except per share amounts):

                                                                                 (SUCCESSOR)
                                                                              -----------------
                                                                                JUNE 30, 2000
                                                                              -----------------
Numerator:
  Net loss available to common shareholders (numerator for basic and
     diluted earnings per share)...........................................       $ (48,099)
                                                                                  =========
Denominator:
  Denominator for basic earnings per share-weighted average common
     shares................................................................          76,745
  Effect of dilutive securities:
     Stock options.........................................................              --
     Warrants..............................................................              --
                                                                                  ---------
  Denominator for diluted earnings per share-adjusted weighted average
     shares................................................................          76,745
                                                                                  =========
Basic and diluted loss per share...........................................       $   (0.63)
                                                                                  =========

     The effect of dilutive securities is not included in the computation for the 46 weeks ended June 30, 2000 because to do so would be antidilutive.

NOTE H--LONG-TERM DEBT

LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                                             (PREDECESSOR)     (SUCCESSOR)
                                                                             -------------    --------------
                                                                             JULY 2, 1999     JUNE 30, 2000
                                                                             -------------    --------------
13.25% Senior Subordinated Notes..........................................      $    --          $112,384
Other.....................................................................        4,567             4,208
                                                                                -------          --------
                                                                                  4,567           116,592
Less current portion......................................................          360               404
                                                                                -------          --------
                                                                                $ 4,207          $116,188
                                                                                =======          ========

                          INTERSIL HOLDING CORPORATION

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE H--LONG-TERM DEBT--(CONTINUED)

     Scheduled future principal payments under Intersil Holding's and Intersil's indebtedness are as follows (in thousands):

2001....................................................................   $    404
2002....................................................................        416
2003....................................................................        429
2004....................................................................        388
2005....................................................................        373
Thereafter..............................................................    114,582
                                                                           --------
                                                                           $116,592
                                                                           ========

  13.25% Senior Subordinated Notes and Warrants

     On August 13, 1999, in connection with the acquisition of the Semiconductor Business, Intersil completed an offering of 200,000 units consisting of $200 million of its 13.25% Senior Subordinated Notes due 2009 and warrants to purchase 3,703,707 shares of Class A Common Stock of Intersil Holding. Each unit consisted of $1,000 principal amount of 13.25% Senior Subordinated Notes of Intersil and one warrant to purchase 18.5185 shares of Class A Common Stock of Intersil Holding. The total gross proceeds from the sale of the 13.25% Senior Subordinated Notes were $194.0 million, net of $6.0 million of deferred financing fees. The $6.0 million deferred financing fees were treated as additional interest related to the 13.25% Senior Subordinated Notes and amortized over the life of the 13.25% Senior Subordinated Notes on an effective yield method.

     The 13.25% Senior Subordinated Notes are unsecured and are fully and unconditionally guaranteed by Intersil Holding and all of Intersil's current and future domestic subsidiaries. The 13.25% Senior Subordinated Notes are not guaranteed by Intersil's foreign subsidiaries. The 13.25% Senior Subordinated Notes require semi-annual interest payments beginning on February 15, 2000 through maturity on August 15, 2009. The 13.25% Senior Subordinated Notes may be redeemed at the option of Intersil Holding after August 15, 2004 upon the payment of certain redemption premiums, although up to 35% of the 13.25% Senior Subordinated Notes can be redeemed prior to August 15, 2002 with the proceeds of certain equity offerings and upon the payment of certain redemption premiums. The 13.25% Senior Subordinated Notes contain various restrictive covenants, including limitations on the incurrence of additional indebtedness, restrictions and limitations on payment of dividends, making investments, engaging in transactions with affiliates, consolidating, merging or transfering assets and restrictions and limitations on the sales of certain assets, among others. The 13.25% Senior Subordinated Notes also require the maintenance of certain ratios.

     Each warrant entitles the holder to purchase 18.5185 shares of Intersil Holding Class A Common Stock at a price of $.001 per share. The warrants are exercisable beginning on the first anniversary of their issue date (August 13, 1999) and expire on August 15, 2009. Warrant holders have no voting rights. The warrants were preliminarily valued at $0.3 million and will be treated as additional interest related to the 13.25% Senior Subordinated Notes and amortized over the life of the 13.25% Senior Subordinated Notes on an effective yield method.

  Extinguishment of Debt

     On August 13, 1999, in connection with the acquisition of the semiconductor business, Intersil entered into senior credit facilities with a syndicate of financial institutions. The senior credit facilities include a $205.0 million funded term loan facility (the "Tranche B Senior Term Facility") and a revolving line of

                          INTERSIL HOLDING CORPORATION

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE H--LONG-TERM DEBT--(CONTINUED)

credit (the "Revolving Credit Facility"). The Revolving Credit Facility provides for up to $70.0 million of which no amounts were outstanding as of June 30, 2000.

     The Revolving Credit Facility bears interest ranging from LIBOR + 2.00% to LIBOR + 3.25%, depending on the results of applicable ratios. The Revolving Credit Facility matures in 2005.

     The senior credit facilities are unconditionally guaranteed, jointly and severally, by Intersil Holding, Intersil and existing and subsequently acquired or organized domestic subsidiaries. The Company's obligations and those of the guarantors under the Senior Credit Facilities are secured by a pledge of all of Intersil's capital stock and by substantially all of the assets of Intersil Holding, Intersil and each of Intersil's existing and subsequently acquired or organized domestic (and, to the extent no adverse consequences will result, foreign) subsidiaries. The senior credit facilities contain various restrictive covenants, including, incurrence of indebtedness, payment of dividends, making certain investments and acquisitions, disposing of assets, among others. The senior credit facilities also require the maintenance of certain ratios.

     Also on August 13, 1999, in connection with the acquisition of the semiconductor business, Intersil Holding issued to Harris a $90.0 million 11.13% Seller Holding PIK Note and issued to Citicorp Mezzanine Partners, L.P. a
$30.0 million 13.5% Subordinated Holding PIK Note.

     On February 25, 2000, the Company issued 22,000,000 shares of common stock at a price of $25.00 per share. From the proceeds of the initial public offering, the Company paid off approximately $419.0 million of debt incurred through the acquisition of the semiconductor business, including all amounts then outstanding under the Tranche B Senior Term Facility, the 11.13% Seller Holding PIK Note and the 13.5% Subordinated PIK Note. In connection with the early extinguishment of debt, the Company recorded extraordinary charges (net of tax) of $25.5 million.

     Other

     The other debt consists of five loans made by agencies of the Commonwealth of Pennsylvania with maturity dates ranging from 2003 to 2017 and are secured by Intersil's manufacturing facility in Mountaintop, Pennsylvania, which has a net carrying value of $4.6 million at July 2, 1999 and $4.2 million at June 30, 2000, respectively. The weighted average interest rate for this debt was 3.0% at July 2, 1999 and June 30, 2000.

NOTE I--PREFERRED STOCK

     Intersil Holding has 100,000 shares of preferred stock authorized, stated value of $1,000 per share. The rights of holders of preferred stock will be stipulated at the time of issuance as determined pursuant to the adoption of a shareholder rights plan. On August 13, 1999, Intersil Holding sold 83,434 shares of its 12% Series A Cumulative Compounding Preferred Stock to certain buyers, including Sterling Holding Company, LLC, Harris and certain members of management. The $83.4 million received from the sale was used as a cash equity contribution from Intersil Holding to Intersil for the acquisition of the semiconductor business.

     On August 13, 1999, Intersil Holding granted to certain members of management options to purchase 766.67 shares of Series A Preferred Stock at an option price of $250 per share, and a sign-on bonus in the aggregate amount of $575,025, representing the difference between the stated par value and the option price. The preferred stock options vest immediately. Intersil Holding recorded compensation expense for the $575,025 as of the grant date.

                          INTERSIL HOLDING CORPORATION

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE I--PREFERRED STOCK--(CONTINUED)

     Concurrent with the initial public offering, Intersil Holding exchanged all outstanding shares of its 12% Series A Cumulative Compounding Preferred Stock plus accrued and unpaid dividends for approximately 2.6 million shares of its Class A Common Stock. Also, the outstanding options to purchase 766.67 shares of Series A Preferred Stock were exchanged for options to purchase 40,881 shares of Class A Common Stock.

NOTE J--LEASE COMMITMENTS


     Total rental expense amounted to $6.3 million in fiscal year 1998, $6.3 million in fiscal year 1999, $0.6 million for the six weeks ended
August 13, 1999 and $5.0 million for the 46 weeks ended June 30, 2000. Future minimum rental commitments under noncancelable operating leases, primarily used for land and office buildings amounted to approximately $11.8 million at June 30, 2000. These commitments for the years following 2000 (which exclude the estimated rental expense for annually renewable contracts) are: 2001--
$2.4 million, 2002--$1.6 million, 2003--$1.0 million, 2004--$0.6 million,
2005--$0.5 million and $5.7 million thereafter.


NOTE K--BUSINESS EQUITY

     Changes in the business equity of the Predecessor's financial statements are summarized as follows (in thousands):

                                                                                 FISCAL YEAR ENDED        SIX WEEKS ENDED
                                                                            ---------------------------   ---------------
                                                                            JULY 3, 1998   JULY 2, 1999   AUGUST 13, 1999
                                                                            ------------   ------------   ---------------
Balance at beginning of period............................................    $646,173       $699,077        $ 658,879
Net income (loss).........................................................      12,911         27,406           (3,029)
Foreign currency translation adjustments..................................      (1,851)          (574)           2,475
Net cash transfers and billings from (to) Harris Corporation..............      41,844        (67,030)          (1,198)
Purchase price elimination................................................          --             --         (657,127)
                                                                              --------       --------        ---------
Balance at end of period..................................................    $699,077       $658,879        $      --
                                                                              ========       ========        =========

NOTE L--COMMON STOCK

     On February 25, 2000, Intersil Holding completed the filing of a registration statement with the Securities and Exchange Commission for a public offering of shares of its Class A Common Stock. Intersil Holding issued 22,000,000 shares of its Class A Common Stock at a price of $25.00 per share. The net proceeds of this offering, after deducting underwriting discounts and commissions, were approximately $513.1 million. In connection with the public offering, Intersil Holding effected a 1-for-1.5 reverse stock split of its Class A and Class B Common Stock as of February 23, 2000. All references to common shares in the accompanying financial statements reflect Intersil Holding's reverse stock split, retroactively applied to all periods presented.

                          INTERSIL HOLDING CORPORATION

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE L--COMMON STOCK--(CONTINUED)

     Intersil Holding is authorized to issue 600.0 million shares of Intersil Holding common stock, par value $0.01 per share, divided into two classes consisting of 300.0 million shares of Intersil Holding Class A Common Stock and
300.0 million shares of Intersil Holding Class B Common Stock. Holders of
Class A Common Stock are entitled to one vote for each share held and holders of Class B Common Stock have no voting rights. A holder of either class of Intersil Holding common stock may convert any or all shares into an equal number of shares of the other class of Intersil Holding common stock.

     On August 13, 1999, Intersil Holding sold 15.76 million shares of Class A Common Stock and 50.91 million shares of Class B Common Stock for approximately $5.0 million. The $5.0 million proceeds, along with the $83.4 million proceeds from the sale of Series A Preferred Stock were used as a cash equity contribution from Intersil Holding to Intersil for the acquisition of the semiconductor business.

     On August 13, 1999, in connection with the issuance of the 13.5% Subordinated Holding PIK Note, Intersil Holding issued to Citicorp Mezzanine Partners, L.P. warrants to purchase 3,703,707 shares of its Class A Common Stock at an exercise price of $.001 per share, subject to certain anti-dilution adjustments. These warrants may be exercised at any time after August 13, 2001 and expire on August 15, 2009. As Intersil Holding has prepaid in full the 13.5% Subordinated Holding PIK Note within 24 months after issuance, the warrants have become exercisable for 2,222,224 shares of Intersil Holding Class A Common Stock. The warrants were valued at $0.3 million and were treated as additional interest related to the 13.5% Subordinated Holding PIK Note.


     On May 29, 2000, Intersil Holding acquired 100% of the outstanding capital stock of Bilthoven, The Netherlands-based No Wires Needed B.V. ("NWN"). Consideration for the acquisition of NWN was 3.35 million shares (which includes 323,493 shares issuable upon the exercise of options) of Intersil Holding
Class A Common Stock valued at $111.3 million at the date of closing. (Note Q)


     During the 46 weeks ended June 30, 2000, Intersil Holding recorded $0.9 million of unearned compensation for the excess of the fair value of the Class A Common Stock over the grant price for stock sold to certain executives by the majority shareholder of Intersil Holding. Upon the Company's initial public offering, the stock sold became fully vested and the unearned compensation was written off.

     Intersil Holding had an option to purchase 1,161,905 shares from a majority shareholder at $0.075 per share pursuant to an agreement executed at the initial capitalization. Intersil Holding repurchased the 1,161,905 shares in January 2000.

     In the third quarter of fiscal year 2000, approximately 1.2 million shares of Class B Common Stock were exchanged for an equivalent number of Class A Common Stock. The exchanged Class B Common Stock is included in the authorized and unissued shares.

                          INTERSIL HOLDING CORPORATION

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE M--INCOME TAXES

     The provisions for income taxes are summarized below (pro forma for predecessor financial statements) (in thousands):

SUCCESSOR (46 WEEKS ENDED JUNE 30, 2000)
Current taxes:
          Federal..................................................................    $   --
          State....................................................................        --
          Foreign..................................................................     4,391
                                                                                       ------
                                                                                        4,391
Deferred taxes:
          Federal..................................................................    (4,198)
          State....................................................................      (482)
          Foreign..................................................................        --
                                                                                       ------
                                                                                       (4,680)
                                                                                       ------

Income tax benefit.................................................................    $ (289)
                                                                                       ======

PREDECESSOR
-----------                                                                                                 SIX WEEKS
                                                                                                              ENDED
                                                                                 FISCAL YEAR ENDED        --------------
                                                                            ---------------------------     AUGUST 13,
                                                                            JULY 3, 1998   JULY 2, 1999        1999
                                                                            ------------   ------------   --------------
United States (benefit)...................................................     $4,221        $ (6,626)       $   (399)
International.............................................................      4,910           1,605             352
State and local (benefit).................................................        813          (1,006)            (55)
                                                                               ------        --------        --------
                                                                               $9,944        $ (6,027)       $   (102)
                                                                               ======        ========        ========

     The benefit related to tax deductions for the Company's stock option plans is recorded as an increase to additional paid in capital when realized. For the 46 weeks ended June 30, 2000, the Company realized tax benefits of approximately $2.1 million related to its stock option plans.

     In the year 2000, the Malaysian taxing authority converted its income tax system to a self-assessment system. The new self-assessment system requires Malaysian corporate taxpayers to begin making estimated tax payments in year 2000 based on year 2000 estimated taxable income. Previously, Malaysian corporate taxpayers submitted tax payments following the year of assessment. In fiscal year 1999, the Semiconductor Business made Malaysian taxing payments based on fiscal year 1998's taxable income. As a result of the change in the Malaysian taxing system, the semiconductor business was not required to make tax payments on its fiscal year 1999 Malaysian taxable income, and therefore has not provided a tax provision for Malaysian taxes for the fiscal year ended July 2, 1999, which would have amounted to approximately $15.1 million. The Malaysian tax holiday is effective for Intersil's fiscal year ended July 2, 1999 only, and does not impact the six weeks ended August 13, 1999 or the 46 weeks ended
June 30, 2000.

                          INTERSIL HOLDING CORPORATION

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE M--INCOME TAXES--(CONTINUED)

     The components of deferred income tax assets (liabilities) are as follows (in thousands):

                                                                          (PREDECESSOR)            (SUCCESSOR)
                                                                      ---------------------   ----------------------
                                                                          JULY 2, 1999            JUNE 30, 2000
                                                                      ---------------------   ----------------------
                                                                      CURRENT   NON-CURRENT   CURRENT    NON-CURRENT
                                                                      -------   -----------   --------   -----------
Receivables.........................................................  $   --      $    --     $    239    $      --
Inventory...........................................................      --           --        8,664           --
Fixed Assets........................................................      --           --           --      (21,590)
Intangibles.........................................................      --           --           --      (14,363)
Accrued Expenses....................................................      --           --       18,582           --
NOL Carryforward....................................................      --           --           --       13,961
Depreciation........................................................      --       (7,022)          --           --
All other--net......................................................   3,476           --       (1,717)          --
                                                                      -------     -------     --------    ---------
                                                                      $3,476      $(7,022)    $ 25,768    $ (21,992)
                                                                      =======     =======     ========    =========

     A reconciliation of the statutory United States income tax rate to the Company's effective income tax rate follows:


                                                                 (PREDECESSOR)           (PREDECESSOR)      (SUCCESSOR)
                                                          ---------------------------   ---------------   ---------------
                                                               FISCAL YEAR ENDED        SIX WEEKS ENDED   46 WEEKS ENDED
                                                          ---------------------------   ---------------   ---------------
                                                          JULY 3, 1998   JULY 2, 1999   AUGUST 13, 1999   JUNE 30, 2000
                                                          ------------   ------------   ---------------   ---------------
Statutory U.S. income tax rate..........................       35.0%          35.0%           35.0%             35.0%
State taxes.............................................        2.3           (3.1)            1.1               1.1
International income....................................        5.2          (61.9)          (29.7)              7.6
Research credits........................................       (2.9)          (2.7)            2.2               0.8
In-process research and development.....................         --             --              --             (16.5)
Subpart F...............................................         --             --              --              (7.6)
Goodwill amortization...................................        3.5            4.0            (4.9)             (1.2)
Effect of sale of Malaysian operations..................         --             --              --             (18.0)
Other items.............................................        0.4            0.5            (0.5)             (0.5)
                                                             ------         ------           -----             -----
Effective income tax rate...............................       43.5%         (28.2)%           3.2%              0.7%
                                                             ======         ======           =====             =====


     United States income taxes have not been provided on undistributed earnings of international subsidiaries because of Intersil Holding's intention to reinvest these earnings. The determination of unrecognized deferred U.S. tax liability for the undistributed earnings of international subsidiaries is not practicable.

     Pretax income (loss) of international subsidiaries was $10.2 million in fiscal year 1998, $41.9 million in fiscal year 1999, $(1.6) million for the six weeks ended August 13, 1999 and $21.6 million for the 46 weeks ended June 30, 2000.

     Income taxes paid were $14.8 million in fiscal year 1998, $3.4 million in fiscal year 1999, $0.2 million for the six weeks ended August 13, 1999 and $0.6 million for the 46 weeks ended June 30, 2000.

     The Company has a tax year-end of December 31 for federal and state income tax purposes and has estimated that as of December 31, 1999, it had a cumulative federal and state operating loss carryforward of $17.0 million. The federal net operating loss carryforwards will expire in 2020. The state net operating loss carryforwards will expire in varying amounts beginning in 2005. Calculated as of June 30, 2000, the

                          INTERSIL HOLDING CORPORATION

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE M--INCOME TAXES--(CONTINUED)

Company recorded a deferred tax asset associated with federal and state net operating loss carryforwards of $14.0 million.

     The federal and state net operating loss and tax credit carryforwards could be subject to limitation if, within any three year period prior to the expiration of the applicable carryforward period, there is a greater than 50% change in ownership of the Company.

     No valuation allowance has been provided in connection with the net deferred tax asset as the Company expects to be able to utilize its deferred tax assets against future taxable income. Based on the Company's projected taxable income and estimates of future profitability, management has concluded that operating income will more likely than not be sufficient to give rise to income tax expense to cover all deferred tax assets.

NOTE N--GEOGRAPHIC INFORMATION

     Intersil Holding operates exclusively in the semiconductor industry. Substantially all revenues result from the sale of semiconductor products. All intercompany revenues and balances have been eliminated.

     A summary of the operations by geographic area is summarized below (in thousands):

                                                                   (PREDECESSOR)           (PREDECESSOR)      (SUCCESSOR)
                                                            ---------------------------   ---------------   ---------------
                                                                 FISCAL YEAR ENDED        SIX WEEKS ENDED   46 WEEKS ENDED
                                                            ---------------------------   ---------------   ---------------
                                                            JULY 3, 1998   JULY 2, 1999   AUGUST 13, 1999   JUNE 30, 2000
                                                            ------------   ------------   ---------------   ---------------
United States operations
  Net sales...............................................    $563,180       $519,555        $  54,664         $ 574,867
  Long-lived assets.......................................     386,333        371,448          366,386           333,668
International
  Net sales...............................................      13,656         13,163            2,672            21,982
  Long-lived assets.......................................     122,397        121,330          118,277           112,487

     Export sales included in U.S. operations were, $258.4 million in fiscal year 1998, $254.8 million in fiscal year 1999, $30.4 million for the six weeks ended August 13, 1999 and $340.3 million for the 46 weeks ended June 30, 2000.

NOTE O--FINANCIAL INSTRUMENTS

     The carrying values of accounts receivable, accounts payable and short-term debt approximates fair value due to the short-term maturities of these assets and liabilities. The fair value of long-term debt is based on quoted market prices or pricing models using prevailing financial market information at the date of measurement.

     Letters of credit are issued by Intersil during the ordinary course of business through major financial institutions as required by certain vendor contracts. As of June 30, 2000, Intersil had outstanding letters of credit totaling $2.7 million.

     Intersil Holding markets its products for sale to customers, including distributors, primarily in the United States, Europe and Asia/Pacific. Credit is extended based on an evaluation of the customer's financial condition and collateral is generally not required. Intersil Holding maintains an allowance for losses based upon the expected collectibility of all accounts receivable. Intersil Holding believes it is adequately reserved with regard to receivables from its domestic and international customers.

                          INTERSIL HOLDING CORPORATION

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE O--FINANCIAL INSTRUMENTS--(CONTINUED)

     In August 1999, Intersil Holding began to use foreign exchange contracts to hedge anticipated foreign cash flow commitments up to six months. Hedges on anticipated foreign cash flow commitments do not qualify for deferral and therefore, gains and losses on changes in the fair market value of the foreign exchange contracts are recognized in income. Total net gains on foreign exchange contracts for the 46 weeks ended June 30, 2000 were $3.2 million. At June 30, 2000, open foreign exchange contracts were $30.9 million, all of which were to hedge anticipated foreign cash flow commitments. For the year ended June 30, 2000, Intersil Holding purchased and sold $87.4 million of foreign exchange forward contracts.

     Prior to August 1999, Intersil Holding used foreign exchange contracts and options to hedge intercompany accounts and off-balance-sheet foreign currency commitments. Specifically, these foreign exchange contracts offset foreign currency denominated inventory and purchase commitments from suppliers, accounts receivable from and future committed sales to customers and firm committed operating expenses. Foreign currency financial instruments were used to reduce the risks that arise from doing business in international markets. Such contracts generally had a term of one year or less. At July 2, 1999, open foreign exchange contracts were $22.0 million, all of which were to hedge off-balance-sheet commitments. Additionally, for the year ended July 2, 1999, the Semiconductor Business purchased and sold $120.7 million of foreign exchange forward contracts.

     Deferred gains and losses are included on a net basis in the Consolidated Balance Sheets as other assets and are recorded in operations as part of the underlying transaction when recognized. At July 2, 1999, Intersil Holding had deferred foreign exchange contract losses on future commitments of approximately $28.6 million.

     Total open foreign exchange contracts and options at July 2, 1999 and June 30, 2000, are described in the table below:

JULY 2, 1999

COMMITMENTS TO BUY FOREIGN CURRENCIES

                                                                      CONTRACT AMOUNT
                                                                ---------------------------    DEFERRED    MATURITIES
CURRENCY                                                        FOREIGN CURRENCY     U.S.       GAINS      (IN MONTHS)
-------------------------------------------------------------   ----------------    -------    --------    -----------
                                                                                      (IN THOUSANDS)
Malaysian Ringgit............................................          80,589       $19,000     $2,208         1-2

COMMITMENTS TO SELL FOREIGN CURRENCIES

                                                                      CONTRACT AMOUNT
                                                                ---------------------------    DEFERRED    MATURITIES
CURRENCY                                                        FOREIGN CURRENCY     U.S.       GAINS      (IN MONTHS)
-------------------------------------------------------------   ----------------    -------    --------    -----------
                                                                                       (IN THOUSANDS)
French Franc.................................................          10,900       $ 1,857     $  138         1-2
British Pound................................................             691         1,094          2           1

                          INTERSIL HOLDING CORPORATION

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE O--FINANCIAL INSTRUMENTS--(CONTINUED)

JUNE 30, 2000

OPTIONS TO SELL FOREIGN CURRENCIES

                                                                                 CONTRACT AMOUNT
                                                                           ---------------------------    MATURITIES
CURRENCY                                                                   FOREIGN CURRENCY     U.S.      (IN MONTHS)
------------------------------------------------------------------------   ----------------    -------    -----------
                                                                                 (IN THOUSANDS)
Euro....................................................................           3,000       $ 2,883        5-6

COMMITMENTS TO SELL FOREIGN CURRENCIES

                                                                                 CONTRACT AMOUNT
                                                                           ---------------------------    MATURITIES
CURRENCY                                                                   FOREIGN CURRENCY     U.S.      (IN MONTHS)
------------------------------------------------------------------------   ----------------    -------    -----------
                                                                                 (IN THOUSANDS)
Euro....................................................................          16,500       $15,697        1-6
British Pound...........................................................           2,300         3,572        1-6
Japanese Yen............................................................       1,190,000        11,655        1-7

NOTE P--EMPLOYEE BENEFIT PLANS

  Equity Compensation Plan

     On November 5, 1999, Intersil Holding adopted the 1999 Equity Compensation Plan (the "Plan"), which became effective on August 13, 1999, for salaried officers and key employees. The Plan authorizes the grant of options for up to
7.5 million shares of Intersil Holding Class A Common Stock and can include
(i) options intended to constitute incentive stock options under the Internal Revenue Code, (ii) non-qualified stock options, (iii) restricted stock,
(iv) stock appreciation rights, and (v) phantom share awards. The exercise price of each option granted under the Plan shall be determined by a committee of the Board of Directors (the "Board"). The maximum term of any option shall be ten years from the date of grant for incentive stock options and ten years and one day from the date of grant for non-qualified stock options. Options granted under the Plan are exercisable at the determination of the Board, currently vesting ratably over approximately 5 years. Employees receiving options under the Plan may not receive in any one year period options to purchase more than 666,667 shares of common stock. During the 46 weeks ended June 30, 2000, Intersil Holding granted 1,596,793 options to acquire Intersil Holding Class A Common Stock at a price of $2.25 per share, 1,239,291 options at a price of $25.00 per share, and 118,100 options at an average price of $45.65 per share. The Company accounts for its Equity Compensation Plan in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. During the 46 weeks ended June 30, 2000, the Company recorded no deferred compensation. Had compensation cost for the Company's stock option plan been determined consistent with SFAS Statement No. 123, the Company would have reported a net loss of $43.7 million for the 46 weeks ended June 30, 2000.

     The Company estimates the fair value of each option as of the date of grant using a Black-Scholes pricing model with the following weighted average assumptions.

                          INTERSIL HOLDING CORPORATION

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE P--EMPLOYEE BENEFIT PLANS--(CONTINUED)

                                                                                  JUNE 30, 2000
                                                                                  -------------
Expected volatility............................................................         0.5
Dividend yield.................................................................          --
Risk-free interest rate........................................................        6.25%
Expected life, in years........................................................           7

     A summary of the status of the Company's stock option plan as of June 30, 2000, and changes during the 46 weeks then ended are presented in the table below.

                                                                             JUNE 30, 2000
                                                                       --------------------------
                                                                                         WEIGHTED
                                                                                         AVERAGE
                                                                                         EXERCISE
                                                                           SHARES         PRICE
                                                                       --------------    --------
                                                                       (IN THOUSANDS)
Outstanding at beginning of period..................................           --         $   --
Granted.............................................................        3,177          15.41
Exercised...........................................................         (194)         10.21
Canceled............................................................          (28)         15.20
                                                                           ------         ------
Outstanding at end of period........................................        2,955         $15.76
                                                                           ======         ======
Exercisable at end of period........................................          191         $ 2.25
                                                                           ======         ======
Weighted average fair value of options granted......................                      $ 5.07
                                                                                          ======

     Information with respect to stock options outstanding and stock options exercisable at June 30, 2000, is as follows:

                                                                OPTIONS OUTSTANDING
                                                      ---------------------------------------      OPTIONS EXERCISABLE
                                                                                                 ------------------------
                                                                      WEIGHTED
                                                                       AVERAGE      WEIGHTED-                   WEIGHTED-
                                                                      REMAINING      AVERAGE                     AVERAGE
                                                        NUMBER       CONTRACTUAL    EXERCISE        NUMBER      EXERCISE
                  EXERCISE PRICE                      OUTSTANDING       LIFE          PRICE      EXERCISABLE      PRICE
---------------------------------------------------   -----------    -----------    ---------    -----------    ---------
                                                         (IN                                        (IN
                                                      THOUSANDS)                                 THOUSANDS)
$2.25..............................................      1,458           9.19        $  2.25         191          $2.25
$25.00.............................................      1,156           9.65        $ 25.00          --             --
$28.50-$42.13......................................        208           9.89        $ 36.62          --             --
$42.94-$58.50......................................        133           9.89        $ 47.40          --             --

  Employee Stock Purchase Plan


       In February 2000, Intersil Holding adopted the Employee Stock Purchase Plan ("the ESPP") whereby eligible employees can purchase shares of Intersil Holding's common stock. Intersil has reserved 1,333,334 shares of common stock for issuance under the Plan. The ESPP permits employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee's compensation, at a price not less than 85% of the market value of the stock on specified dates. In no event, may any participant purchase more than $25,000 worth of shares in any calendar year and no more than 16,667 shares may be

                          INTERSIL HOLDING CORPORATION

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE P--EMPLOYEE BENEFIT PLANS--(CONTINUED)

purchased by an employee on any purchase date. Unless sooner terminated by the Board, the ESPP shall terminate upon the earliest of (1) February 28, 2010, (2) the date on which all shares available for issuance under the ESPP shall have been sold pursuant to purchase rights exercised under the ESPP, or (3) the date on which all purchase rights are exercised in connection with a Corporate Transaction (as defined in the ESPP). As of June 30, 2000, no shares have been issued under the ESPP.

NOTE Q--ACQUISITION OF NO WIRES NEEDED B.V.

     On May 29, 2000, Intersil Holding acquired 100% of the outstanding capital stock of Bilthoven, The Netherlands-based No Wires Needed B.V. ("NWN"). Consideration for the acquisition of NWN was 3.35 million shares of Intersil Holding Class A Common Stock valued at $111.3 million at the date of closing. The NWN acquisition has been accounted for by the purchase method of accounting and, accordingly, the results of operations of NWN have been included in the accompanying consolidated financial statements since the acquisition date. The preliminary purchase price exceeded the fair value of the net tangible assets acquired by approximately $109.0 million. NWN had completed all in-process research and development programs prior to its acquisition. Therefore, none of the preliminary purchase price in excess of the fair value of the net tangible assets was allocated to purchase in-process research and development. The preliminary purchase price in excess of fair value of net tangible assets was allocated to goodwill, which will be amortized on a straight-line basis over seven years.

     The following unaudited pro forma consolidated results of operations are presented as if the NWN acquisition occurred on August 14, 1999 (in millions, except per share data):

                                                                                46 Weeks Ended
                                                                                June 30, 2000
                                                                                --------------
Product sales................................................................       $603.2
Net loss before extraordinary item...........................................        (31.7)
Net loss.....................................................................        (57.3)
Net loss to common shareholders..............................................        (62.7)
Net loss per basic and diluted share:........................................        (0.79)

     The pro forma results of operations include adjustments to give affect to additional depreciation and amortization related to the increased value of acquired assets and identifiable intangibles. The unaudited pro forma information is not necessarily indicative of the results of operations that would have occurred had the acquisition actually been made at the beginning of the period presented or the future results of the combined operations.

NOTE R--SALE OF INTERSIL'S KUALA LUMPUR, MALAYSIA-BASED SEMICONDUCTOR ASSEMBLY
        AND TEST OPERATIONS

     On June 30, 2000, Intersil Holding completed the sale of its Kuala Lumpur, Malaysia-based semiconductor assembly and test operations to ChipPAC, Inc. ("ChipPAC") which, under a multi-year supply agreement, will supply integrated circuit (IC) assembly and test services to Intersil Holding. Under the terms of the transaction, ChipPAC acquired all of Intersil's Kuala Lumpur assets, including a 524,000 square foot semiconductor assembly and test facility, wireless and analog/mixed-signal capabilities, product distribution center as well as the operation's management team and approximately 2,900 employees. As consideration for the sale, Intersil received approximately $52.5 million in cash and $15.8 million in

                          INTERSIL HOLDING CORPORATION

    YEARS ENDED JULY 3, 1998, JULY 2, 1999, SIX WEEKS ENDED AUGUST 13, 1999,
                      AND THE 46 WEEKS ENDED JUNE 30, 2000


NOTE R--SALE OF INTERSIL'S KUALA LUMPUR, MALAYSIA-BASED SEMICONDUCTOR ASSEMBLY
        AND TEST OPERATIONS--(CONTINUED)

ChipPAC preferred convertible stock. Intersil Holding recognized a non-recurring charge of $24.8 million for the loss on sale in connection with the transaction.


NOTE S--FINANCIAL INFORMATION FOR GUARANTOR AND NON-GUARANTOR SUBSIDIARIES

     Intersil Holding is a holding company for Intersil. All of the operations are conducted through Intersil and its wholly-owned domestic and foreign subsidiaries. On August 13, 1999, in connection with the acquisition, Intersil issued the Notes and entered into the Senior Credit Facilities (Note H), which are fully and unconditionally guaranteed on a joint and several basis by Intersil Holding (Parent), Intersil and all of Intersil's wholly-owned current and future domestic subsidiaries (the "Guarantor Subsidiaries"). Intersil's wholly-owned foreign subsidiaries are not guarantors (the "Non-Guarantor Subsidiaries"). In management's opinion, separate financial statements of the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries are not material to investors.

     The condensed consolidated financial information presented below includes the Predecessor consolidated balance sheet as of July 2, 1999 and the Predecessor consolidated statements of operations and cash flows for the fiscal years ended July 3, 1998, and July 2, 1999, and the six weeks ended August 13, 1999 for the Predecessor Guarantor and Non-Guarantor Subsidiaries. The condensed consolidated balance sheet as of June 30, 2000 and the condensed consolidated statements of income operations and cash flows for the 46 weeks ended
June 30, 2000 reflect the Parent, Guarantor Subsidiaries and Non-Guarantor Subsidiaries.

                          INTERSIL HOLDING CORPORATION


         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS


                            YEAR ENDED JULY 3, 1998

                                                                                    PREDECESSOR
                                                            ------------------------------------------------------------
                                                                              FOREIGN
                                                            GUARANTOR       NON-GUARANTOR    ELIMINATING
                                                            SUBSIDIARIES    SUBSIDIARIES      ENTRIES       CONSOLIDATED
                                                            ------------    -------------    -----------    ------------
                                                                                    (IN THOUSANDS)
REVENUE
  Product sales..........................................     $609,136        $ 418,721       $(451,021)      $576,836

COSTS AND EXPENSES
  Cost of product sales..................................      402,892          388,729        (422,289)       369,332
  Research and development...............................       74,466              659              --         75,125
  Selling, general and administrative....................       79,547           18,637              --         98,184
  Harris corporate expense allocations...................       10,941             (979)             --          9,962
  Goodwill amortization..................................        2,292               --              --          2,292
                                                              --------        ---------       ---------       --------
Operating income (loss)..................................       38,998           11,675         (28,732)        21,941
  Interest net...........................................       40,793           (5,325)        (36,382)          (914)
                                                              --------        ---------       ---------       --------
  Income (loss) before income taxes......................       (1,795)          17,000           7,650         22,855
  Income taxes (benefit).................................         (887)          (1,418)         12,249          9,944
                                                              --------        ---------       ---------       --------
  NET INCOME (LOSS)......................................     $   (908)       $  18,418       $  (4,599)      $ 12,911
                                                              ========        =========       =========       ========

                            YEAR ENDED JULY 2, 1999

                                                                                    PREDECESSOR
                                                            ------------------------------------------------------------
                                                                              FOREIGN
                                                            GUARANTOR       NON-GUARANTOR    ELIMINATING
                                                            SUBSIDIARIES    SUBSIDIARIES      ENTRIES       CONSOLIDATED
                                                            ------------    -------------    -----------    ------------
                                                                                   (IN THOUSANDS)
REVENUE
  Product sales..........................................     $524,142        $ 480,981       $(472,405)      $532,718

COSTS AND EXPENSES
  Cost of product sales..................................      379,282          337,287        (366,793)       349,776
  Research and development...............................       67,316             (237)             --         67,079
  Selling, general and administrative....................       65,866           18,132              --         83,998
  Harris corporate expense allocations...................       10,115             (812)             --          9,303
  Goodwill amortization..................................        2,414               --              --          2,414
                                                              --------        ---------       ---------       --------
Operating income (loss)..................................         (851)         126,611        (105,612)        20,148
  Interest, net..........................................       33,894           (4,975)        (30,150)        (1,231)
                                                              --------        ---------       ---------       --------
  Income (loss) before income taxes......................      (34,745)         131,586         (75,462)        21,379
  Income taxes (benefit).................................      (39,176)          10,313          22,836         (6,027)
                                                              --------        ---------       ---------       --------
  NET INCOME (LOSS)......................................     $  4,431        $ 121,273       $ (98,298)      $ 27,406
                                                              ========        =========       =========       ========

                          INTERSIL HOLDING CORPORATION


         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS


                        SIX WEEKS ENDED AUGUST 13, 1999

                                                                                    PREDECESSOR
                                                            ------------------------------------------------------------
                                                                              FOREIGN
                                                            GUARANTOR       NON-GUARANTOR    ELIMINATING
                                                            SUBSIDIARIES    SUBSIDIARIES      ENTRIES       CONSOLIDATED
                                                            ------------    -------------    -----------    ------------
                                                                            (IN THOUSANDS)
REVENUE
  Product sales..........................................     $ 39,470        $ 129,546       $(111,680)      $ 57,336
COSTS AND EXPENSES
  Cost of product sales..................................       37,484          139,292        (137,095)        39,681
  Research and development...............................        8,511              (12)             --          8,499
  Selling, general and administrative....................        8,986            1,778             144         10,908
  Harris corporate expense allocations...................        1,393              (85)           (144)         1,164
  Intangible amortization................................          326               --              --            326
                                                              --------        ---------       ---------       --------
Operating income (loss)..................................      (17,230)         (11,427)         25,415         (3,242)
  Interest, net..........................................         (161)              50              --           (111)
                                                              --------        ---------       ---------       --------
  Income (loss) before income taxes......................      (17,069)         (11,477)         25,415         (3,131)
  Income taxes (benefit).................................       (4,943)             (15)          4,856           (102)
                                                              --------        ---------       ---------       --------
  NET INCOME (LOSS)......................................     $(12,126)       $ (11,462)      $  20,559       $ (3,029)
                                                              ========        =========       =========       ========

                          46 WEEKS ENDED JUNE 30, 2000

                                                                               SUCCESSOR
                                                ------------------------------------------------------------------------
                                                                              FOREIGN
                                                            GUARANTOR       NON-GUARANTOR    ELIMINATING
                                                 PARENT     SUBSIDIARIES    SUBSIDIARIES      ENTRIES       CONSOLIDATED
                                                --------    ------------    -------------    -----------    ------------
                                                                           (IN THOUSANDS)
REVENUE
  Product sales..............................   $     --      $568,091        $ 527,695       $(498,937)      $596,849
COSTS AND EXPENSES
  Cost of product sales......................         --       362,807          499,438        (509,732)       352,513
  Research and development...................         --        69,341              115              --         69,456
  Selling, general and administrative........        123        75,609           21,495              --         97,227
  Harris corporate expense allocation........         --            --               --              --             --
  Intangible amortization....................         --         9,124            1,562              --         10,686
  In-process research and development........         --        20,239               --              --         20,239
  Other......................................        300           878               --              --          1,178
                                                --------      --------        ---------       ---------       --------
Operating income (loss)......................       (423)       30,093            5,085          10,795         45,550
  Loss on sale of Malaysian operation........         --        24,825               --              --         24,825
  Interest, net..............................      7,855        30,404              (91)             36         38,204
  Equity in subsidiary (loss)................    (19,960)           --               --          19,960             --
                                                --------      --------        ---------       ---------       --------
  Income (loss) before income taxes and
    extraordinary item.......................     11,682       (25,136)           5,176          (9,201)       (17,479)
  Income taxes (benefit).....................         --           193             (482)             --           (289)
                                                --------      --------        ---------       ---------       --------
  Income (loss) before extraordinary item....     11,682       (25,329)           5,658          (9,201)       (17,190)
  Extraordinary item--loss on extinguishment
    of debt, net of tax effect...............       (568)      (24,950)              --              --        (25,518)
                                                --------      --------        ---------       ---------       --------
  Net income (loss)..........................     11,114       (50,279)           5,658          (9,201)       (42,708)
  Preferred dividends........................      5,391         5,391               --          (5,391)         5,391
                                                --------      --------        ---------       ---------       --------
  NET INCOME (LOSS) TO COMMON SHAREHOLDERS...   $  5,723      $(55,670)       $   5,658       $  (3,810)      $(48,099)
                                                ========      ========        =========       =========       ========

                          INTERSIL HOLDING CORPORATION

              SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS

                                  JULY 2, 1999

                                                                                    PREDECESSOR
                                                            ------------------------------------------------------------
                                                                              FOREIGN
                                                            GUARANTOR       NON-GUARANTOR    ELIMINATING
                                                            SUBSIDIARIES    SUBSIDIARIES      ENTRIES       CONSOLIDATED
                                                            ------------    -------------    -----------    ------------
                                                                           (IN THOUSANDS)
ASSETS
  Trade receivables, net.................................     $ 97,043        $   3,631       $      --       $100,674
  Intercompany balances..................................     (139,993)          19,554         120,439             --
  Inventories............................................       86,986           86,049         (19,213)       153,822
  Other current assets...................................        7,782              946              --          8,728
  Property, plant and equipment, net.....................      291,645          118,885              --        410,530
  Intangibles, net.......................................       45,368               --              --         45,368
  Investment in subsidiaries.............................       10,907           72,195         (83,102)            --
  Other non-current assets...............................       39,721            2,336              --         42,057
                                                              --------        ---------       ---------       --------
    Total Assets.........................................     $439,459        $ 303,596       $  18,124       $761,179
                                                              ========        =========       =========       ========
LIABILITIES AND BUSINESS EQUITY
  Trade payables.........................................     $ 21,503        $   9,565       $      --       $ 31,068
  Compensation and benefits..............................       26,120            6,803              --         32,923
  Other current liabilities..............................       42,778           (8,254)         (7,444)        27,080
  Other non-current liabilities..........................       11,229               --              --         11,229
  Business Equity........................................      337,829          295,482          25,568        658,879
                                                              --------        ---------       ---------       --------
    Total Liabilities and Business Equity................     $439,459        $ 303,596       $  18,124       $761,179
                                                              ========        =========       =========       ========

                                 JUNE 30, 2000

                                                                            SUCCESSOR
                                             ------------------------------------------------------------------------
                                                                           FOREIGN
                                                          GUARANTOR      NON-GUARANTOR    ELIMINATING
                                              PARENT     SUBSIDIARIES    SUBSIDIARIES       ENTRIES      CONSOLIDATED
                                             --------    ------------    -------------    -----------    ------------
                                                                         (IN THOUSANDS)
ASSETS
  Cash and cash equivalents...............   $     --     $  200,237       $  11,703      $        --      $211,940
  Trade receivables, net..................         --        104,769           6,926               --       111,695
  Intercompany balances...................         --         (3,009)          3,009               --            --
  Inventories.............................         --        126,313             168               --       126,481
  Other current assets....................         --         37,295             372               --        37,667
  Property, plant and equipment, net......         --        223,852           1,632               --       225,484
  Intangibles, net........................         --         80,888         109,262               --       190,150
  Investment in subsidiaries..............    719,768        323,526           1,370       (1,044,664)           --
  Other non-current assets................         --         28,927           1,594                         30,521
                                             --------     ----------       ---------      -----------      --------
    Total Assets..........................   $719,768     $1,122,798       $ 136,036      $(1,044,664)     $933,938
                                             ========     ==========       =========      ===========      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Trade payables..........................   $     --     $   32,953       $   4,038      $        --      $ 36,991
  Compensation and benefits...............         --         35,254           3,372               --        38,626
  Other current liabilities...............         --         35,823           5,322               --        41,145
  Long-term debt..........................         --        116,188              --               --       116,188
  Other non-current liabilities...........         --         21,992              --               --        21,992
  Common stock............................        945             --              --               --           945
  Additional paid-in capital..............    718,823            300              --               --       719,123
  Retained deficit........................         --        880,288         121,668       (1,044,664)      (42,708)
  Accumulated other comprehensive income..         --             --           1,636               --         1,636
                                             --------     ----------       ---------      -----------      --------
    Total Liabilities and Shareholders'
      Equity..............................   $719,768     $1,122,798       $ 136,036      $(1,044,664)     $933,938
                                             ========     ==========       =========      ===========      ========

                          INTERSIL HOLDING CORPORATION


         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS


                            YEAR ENDED JULY 3, 1998

                                                                                    PREDECESSOR
                                                            ------------------------------------------------------------
                                                                             FOREIGN
                                                            GUARANTOR       NON-GUARANTOR    ELIMINATING
                                                            SUBSIDIARIES    SUBSIDIARIES      ENTRIES       CONSOLIDATED
                                                            ------------    -------------    -----------    ------------
                                                                                   (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss)......................................     $   (908)        $18,418        $  (4,599)      $ 12,911
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities
  Depreciation and amortization..........................       51,295          16,036               --         67,331
  Provision for inventory obsolescence...................        7,317              --               --          7,317
  Changes in working capital.............................     (162,132)         12,669          110,235        (39,228)
                                                              --------         -------        ---------       --------
    Net cash provided by (used in) operating
      activities.........................................     (104,428)         47,123          105,636         48,331

INVESTING ACTIVITIES:
Property, plant and equipment............................      (49,762)        (40,422)              --        (90,184)
                                                              --------         -------        ---------       --------
    Net cash used in investing activities................      (49,762)        (40,422)              --        (90,184)

FINANCING ACTIVITIES:
  Proceeds from borrowings...............................        2,750              --               --          2,750
  Payments of borrowings.................................          (83)             --               --            (83)
  Net cash transfer and billings from (to) parent........      151,523          (4,043)        (105,636)        41,844
                                                              --------         -------        ---------       --------
    Net cash provided by (used in) financing
      activities.........................................      154,190          (4,043)        (105,636)        44,511
Effect of exchange rates on cash.........................           --          (2,658)              --         (2,658)
                                                              --------         -------        ---------       --------
Net increase in cash.....................................           --              --               --             --
Cash at the beginning of the period......................           --              --               --             --
                                                              --------         -------        ---------       --------
Cash at the end of the period............................     $     --         $    --        $      --       $     --
                                                              ========         =======        =========       ========

                            YEAR ENDED JULY 2, 1999

                                                                                    PREDECESSOR
                                                            ------------------------------------------------------------
                                                                              FOREIGN
                                                             GUARANTOR      NON-GUARANTOR    ELIMINATING
                                                            SUBSIDIARIES    SUBSIDIARIES      ENTRIES       CONSOLIDATED
                                                            ------------    -------------    -----------    ------------
                                                                                    (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss)......................................    $    4,431       $ 121,273       $ (98,298)      $ 27,406
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities
  Depreciation and amortization..........................        59,615          21,016              --         80,631
  Provision for inventory obsolescense...................         3,894              --              --          3,894
  Changes in working capital.............................       144,087          19,084        (163,853)          (682)
                                                             ----------       ---------       ---------       --------
    Net cash provided by (used in) operating
      activities.........................................       212,027         161,373        (262,151)       111,249

INVESTING ACTIVITIES:
Cash paid for acquired business..........................        (1,335)             --              --         (1,335)
Property, plant and equipment............................       (21,648)        (16,915)             --        (38,563)
                                                             ----------       ---------       ---------       --------
    Net cash used in investing activities................       (22,983)        (16,915)             --        (39,898)

FINANCING ACTIVITIES:
  Proceeds from borrowings...............................           800              --              --            800
  Payments of borrowings.................................          (302)             --              --           (302)
  Net cash transfer and billings from (to) parent........      (189,542)       (139,639)        262,151        (67,030)
                                                             ----------       ---------       ---------       --------
    Net cash provided by (used in) financing
      activities.........................................      (189,044)       (139,639)        262,151        (66,532)
Effect of exchange rates on cash.........................            --          (4,819)             --         (4,819)
                                                             ----------       ---------       ---------       --------
Net increase in cash.....................................            --              --              --             --
Cash at the beginning of the period......................            --              --              --             --
                                                             ----------       ---------       ---------       --------
Cash at the end of the period............................    $       --       $      --       $      --       $     --
                                                             ==========       =========       =========       ========

                          INTERSIL HOLDING CORPORATION


         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS


                        SIX WEEKS ENDED AUGUST 13, 1999

                                                                                    PREDECESSOR
                                                            ------------------------------------------------------------
                                                                              FOREIGN
                                                             GUARANTOR      NON-GUARANTOR    ELIMINATING
                                                            SUBSIDIARIES    SUBSIDIARIES      ENTRIES       CONSOLIDATED
                                                            ------------    -------------    -----------    ------------
                                                                                   (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss)......................................    $  (11,462)      $ (12,126)      $  20,559       $ (3,029)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities
  Depreciation and amortization..........................         2,380           6,693              --          9,073
  Provision for inventory obsolescense...................         1,919              --              --          1,919
  Non-current deferred income taxes......................            --           4,815          (9,571)        (4,756)
  Changes in working capital.............................       208,945         128,451        (337,221)           175
                                                             ----------       ---------       ---------       --------
    Net cash provided by (used in) operating
       activities........................................       201,782         127,833        (326,233)         3,382
INVESTING ACTIVITIES:
Property, plant and equipment............................        (1,020)           (867)             --         (1,887)
                                                             ----------       ---------       ---------       --------
    Net cash used in investing activities................        (1,020)           (867)             --         (1,887)
FINANCING ACTIVITIES:
  Payments of borrowings.................................            --           4,535          (4,567)           (32)
  Net cash transfer and billings from (to) parent........      (200,497)       (131,501)        330,800         (1,198)
                                                             ----------       ---------       ---------       --------
    Net cash provided by (used in) financing
       activities........................................      (200,497)       (126,966)        326,233         (1,230)
Effect of exchange rates on cash.........................         1,177              --              --          1,177
                                                             ----------       ---------       ---------       --------
Net increase in cash.....................................         1,442              --              --          1,442
Cash at the beginning of the period......................            --              --              --             --
                                                             ----------       ---------       ---------       --------
Cash at the end of the period............................    $    1,442       $      --       $      --       $  1,442
                                                             ==========       =========       =========       ========

                          46 WEEKS ENDED JUNE 30, 2000

                                                                                 SUCCESSOR
                                                 -------------------------------------------------------------------------
                                                                                FOREIGN
                                                               GUARANTOR      NON-GUARANTOR    ELIMINATING
                                                  PARENT      SUBSIDIARIES    SUBSIDIARIES      ENTRIES       CONSOLIDATED
                                                 ---------    ------------    -------------    -----------    ------------
                                                                             (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income (loss)...........................   $  11,114     $  (50,279)      $   5,658        $(9,201)      $  (42,708)
Adjustments to reconcile net income (loss) to
  net cash provided by (used in) operating
  activities
  Depreciation and amortization...............          --         52,500           8,788             --           61,288
  Provision for inventory obsolescense........          --         23,906              --             --           23,906
  Write-off of in-process research and
    development...............................          --         20,239              --             --           20,239
  Write-off of unearned compensation..........         878             --              --             --              878
  Loss on sale of Malaysian operations........          --             --          24,825             --           24,825
  Non-current deferred income taxes...........          --         (4,680)             --             --           (4,680)
  Changes in working capital..................    (527,091)       622,854         (77,573)         9,201           27,391
                                                 ---------     ----------       ---------        -------       ----------
    Net cash provided by (used in) operating
      activities..............................    (515,099)       664,540         (38,302)            --          111,139
INVESTING ACTIVITIES:
Sale of Malaysian operation...................          --             --          52,500             --           52,500
Property, plant and equipment.................          --        (35,031)         (3,782)            --          (38,813)
                                                 ---------     ----------       ---------        -------       ----------
    Net cash provided by (used in) investing
      activities..............................          --        (35,031)         48,718             --           13,687
FINANCING ACTIVITIES:
Proceeds from offering........................     513,114             --              --             --          513,114
Proceeds from exercise of stock options.......       1,985             --              --             --            1,985
Payments of borrowings........................          --       (435,204)             --             --         (435,204)
                                                 ---------     ----------       ---------        -------       ----------
  Net cash provided by (used in) financing
    activities................................     515,099       (435,204)             --             --           79,895
Effect of exchange rates on cash and cash
  equivalents.................................          --             --            (158)            --             (158)
                                                 ---------     ----------       ---------        -------       ----------
Net increase in cash and cash equivalents.....          --        194,305          10,258             --          204,563
Cash at the beginning of the period...........          --          5,932           1,445             --            7,377
                                                 ---------     ----------       ---------        -------       ----------
Cash and cash equivalents at the end of the
  period .....................................   $      --     $  200,237       $  11,703        $    --       $  211,940
                                                 =========     ==========       =========        =======       ==========

NOTE T--QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                                                      QUARTERS ENDED
                                                                    ---------------------------------------------------
                                                                    OCTOBER 1,    DECEMBER 31,    MARCH 31,    JUNE 30,
                                                                      1999          1999            2000        2000
                                                                    ----------    ------------    ---------    --------
                                                                        (IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS)
Net sales........................................................     $134.0         $158.1        $ 170.9      $191.2
Gross margin.....................................................       48.3           61.7           69.4        82.6
Income (loss) before extraordinary item..........................      (23.1)          (1.7)           2.8         1.8
Extraordinary item...............................................         --             --          (25.5)         --
                                                                      ------         ------        -------      ------
Net income (loss)................................................     $(23.1)        $ (1.7)       $ (22.7)     $  1.8
                                                                      ======         ======        =======      ======
Net income (loss) to common shareholders.........................     $(24.5)        $ (4.2)       $ (24.2)     $  1.8
Per Share (Basic):
  Income (loss) before extraordinary item........................     $(0.37)        $(0.06)       $  0.02      $ 0.02
  Extraordinary item.............................................         --             --          (0.34)         --
                                                                      ------         ------        -------      ------
  Net income (loss)..............................................     $(0.37)        $(0.06)       $ (0.32)     $ 0.02
                                                                      ======         ======        =======      ======
Per Share (Diluted):
  Income (loss) before extraordinary item........................     $(0.37)        $(0.06)       $  0.02      $ 0.02
  Extraordinary item.............................................         --             --          (0.34)         --
                                                                      ------         ------        -------      ------
  Net income (loss)..............................................     $(0.37)        $(0.06)       $ (0.32)     $ 0.02
                                                                      ======         ======        =======      ======

                                [INTERSIL LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following expenses (other than the SEC filing fee, the NASD filing fee and the Nasdaq National Market listing fee) are estimated:


SEC Registration Fee................................................................................   $  162,236
NASD Filing Fee.....................................................................................       30,500
Nasdaq National Market Listing Fee..................................................................       35,000
Accounting Fees.....................................................................................       *
Printing and Engraving Expenses.....................................................................       *
Legal Fees and Expenses (other than blue sky).......................................................       *
Blue Sky Fees and Expenses..........................................................................       *
Transfer Agent and Registrar Fees...................................................................       *
Miscellaneous Fees and Expenses.....................................................................       *
                                                                                                       ----------
  Total.............................................................................................   $   *
                                                                                                       ==========


------------------
* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by the Delaware General Corporation Law, the Restated Certificate of Incorporation of the Issuer provides that directors of the Issuer shall not be personally liable to the Issuer or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Issuer or its shareholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. In addition, the By-laws of the Issuer provide for indemnification of the Issuer's officers and directors to the fullest extent permitted under Delaware law.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons, including officers and directors, who were or are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling an Issuer pursuant to the foregoing provisions, the Issuer has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The directors and officers of the Issuer are insured against certain liabilities under the Issuer's directors' and officers' liability insurance.

     The Underwriting Agreement filed as Exhibit 1.01 to this Registration Statement provides for indemnification by the underwriters of the Issuer and its officers and directors for some liabilities that arise under the Securities Act or otherwise.

     The foregoing summary of the Delaware General Corporation Law and of the Certificate of Incorporation and By-laws of the Issuer is qualified in its entirety by reference to the relevant provisions of the Delaware General Corporation Law and of the Issuer's Certificate of Incorporation and By-laws, which are filed as exhibits to this Registration Statement.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On August 13, 1999, pursuant to an Amended and Restated Master Transaction Agreement, Intersil and Intersil Holding acquired selected portions of the semiconductor business of Harris (the "Acquisition"). In connection with the Acquisition, (i) Intersil Holding issued an 11.13% subordinated promissory note to Harris in the principal amount of $90.0 million; (ii) Harris paid about $9.0 million in cash to Intersil Holding to purchase shares of 12% Series A Cumulative Compounding Preferred Stock ("Intersil Holding Preferred Stock") and shares of common stock ("Intersil Holding Common Stock"); (iii) Intersil Holding sold to Sterling Holding Company, LLC shares of Intersil Holding Preferred Stock and Intersil Holding Common Stock and to senior management and other key employees and certain other investors shares of Intersil Holding Common Stock for a total of about $81.0 million in cash, (iv) Citicorp Mezzanine Partners, L.P. contributed $30.0 million in cash to Intersil Holding in exchange for a 13.5% subordinated promissory note and warrants to purchase about 3,703,707 shares of Class A Common Stock of Intersil Holding. In addition, Intersil Holding granted to senior managers a sign-on bonus in the aggregate amount of about $574,000, in the form of options to purchase Intersil Holding Preferred Stock. Intersil Holding has determined that the issuance of the subordinated notes, the Intersil Holding Preferred Stock, the Intersil Holding Common Stock, the warrants, the options to purchase Intersil Holding Preferred Stock were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

     Also in connection with the Acquisition, Intersil offered Senior Subordinated Notes due 2009, the old notes, to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). That offering was consummated on August 13, 1999 with the sale of 200,000 units, each unit consisting of one 13 1/4% Senior Subordinated Note due 2009 of Intersil with a principal amount of $1,000 and one warrant to purchase 18,5185 shares of Intersil Holding's Class A Common Stock. An exchange offer registration statement filed by Intersil became effective on January 12, 2000 with respect to the exchange of the old notes for registered notes having substantially identical terms, the new notes. A registration statement was filed by Intersil Holding on November 20, 1999 to register the warrants and the shares of Common Stock issuable upon exercise of the warrants.

     Pursuant to the 1999 Equity Compensation Plan, Intersil Holdings granted certain salaried officers and key employees options to acquire 1,549,333 shares of Intersil Holding Class A Common Stock, effective as of August 14, 1999. The options vest 20% per year over five years, and 20% became immediately vested upon the initial public offering. Intersil Holding has determined that the issuance of the options to purchase Intersil Holding Common Stock were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


     Incorporated by reference to the Exhibit Index following page II-4 hereof.


     (b) Financial Statement Schedules:

     Schedule I Condensed Financial Information of Registrant

     The information required by Schedule I is included in the notes to the Consolidated Financial Statements.

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS
                                (IN THOUSANDS $)

                                                                          ADDITIONS
                                                                          CHARGED      ADDITIONS                 BALANCE
                                                            BALANCE AT    TO COSTS     CHARGED      DEDUCTION       AT
                                                            BEGINNING       AND        TO OTHER       FROM       END OF
                                                            OF PERIOD     EXPENSES     ACCOUNTS     RESERVES      PERIOD
                                                            ----------    ---------    ---------    ---------    ---------
Valuation and qualifying accounts deducted from the
  assets to which they apply:

ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS
  2000...................................................    $    582      $   423       $ 395       $    59      $ 1,341
  1999...................................................    $    571      $   487       $  --       $   476      $   582
  1998...................................................    $  1,336      $   324       $  --       $ 1,089      $   571

INVENTORY RESERVE
  2000...................................................    $ 18,117      $38,074       $ 573       $34,831      $21,933
  1999...................................................    $ 24,482      $ 8,373       $ 257       $14,995      $18,117
  1998...................................................    $ 31,736      $ 9,846       $ 120       $17,220      $24,482

DISTRIBUTOR RESERVES
  2000...................................................    $  6,542      $37,408       $  --       $36,584      $ 7,366
  1999...................................................    $  6,189      $52,965       $  --       $52,612      $ 6,542
  1998...................................................    $ 11,278      $66,062       $  --       $71,151      $ 6,189

     All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) for the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective; and

          (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the below-named Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 5th day of September, 2000.


                                          INTERSIL HOLDING CORPORATION


                                          By: GREGORY L. WILLIAMS
                                              ----------------------------------
                                              Gregory L. Williams
                                              Chief Executive Officer and
                                              Director



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on September 5, 2000.



                      SIGNATURE                                               TITLE
------------------------------------------------------    ---------------------------------------------

GREGORY L. WILLIAMS                                       Chief Executive Officer and Director
------------------------------------------------------    (principal executive officer)
Gregory L. Williams

DANIEL J. HENEGHAN                                        Vice President, Chief Financial Officer
------------------------------------------------------    and Assistant Secretary (principal financial
Daniel J. Heneghan                                        and accounting officer)

                         *                                Director
------------------------------------------------------
Robert W. Conn

                         *                                Director
------------------------------------------------------
Gary E. Gist

                         *                                Director
------------------------------------------------------
Jan Peeters

                         *                                Director
------------------------------------------------------
Robert N. Pokelwaldt

                         *                                Director
------------------------------------------------------
James A. Urry

*By: STEPHEN M. MORAN
     ------------------------------------------------
     Stephen M. Moran
     Attorney-in-fact

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                                    DESCRIPTION
----------  -------------------------------------------------------------------------------------------------------
   1.01     Form of Underwriting Agreement.*

   2.01     Amended and Restated Master Transaction Agreement dated as of June 2, 1999, by and among Intersil
            Holding Corporation ("Holding"), Intersil Corporation ("Intersil") and Harris Corporation ("Harris")
            (incorporated by reference to Exhibit 2.01 to the Registration Statement on Form S-1 previously filed by Intersil Holding Corporation on November 10, 1999 (Registration No. 333-90857) ("Registration
            Statement on Form S-1")).

   2.02     Agreement Concerning Deferred Closings dated as of August 13, 1999, by and among Harris and Intersil
            (incorporated by reference to Exhibit 2.02 to the Registration Statement on Form S-1).

   2.03     Transition Services Agreement dated as of August 13, 1999, by and among Intersil and Harris
            (incorporated by reference to Exhibit 2.03 to the Registration Statement on Form S-1).

   2.04     Share Sale Agreement dated August 13, 1999, between Harris Airport Systems (Malaysia) Sdn. Bhd., Harris
            Solid State (Malaysia) Sdn. Bhd. and Sapphire Worldwide Investments, Inc. (incorporated by reference to
            Exhibit 2.04 to the Registration Statement on Form S-1).

   2.05     Agreement for the Sale and Purchase of the Business and Assets of Harris Semiconductor Limited dated as of August 13, 1999, between Harris Semiconductor Limited and Intersil Limited (incorporated by reference to Exhibit 2.05 to the Registration Statement on Form S-1).

   2.06     Asset Purchase Agreement dated as of August 20, 1999, between Harris Semiconductor Design & Sales Pte.
            Ltd. and Intersil Pte. Ltd. (incorporated by reference to Exhibit 2.06 to the Registration Statement on
            Form S-1).

   2.07     Purchase Agreement of Corporate Quotas of a Limited Liability Company, dated as of August 13, 1999, between Harris Semiconductor BV, Harris Semiconductor Limited and Intersil (incorporated by reference to Exhibit 2.07 to the Registration Statement on Form S-1).

   2.08     Assignment of Shares, dated as of August 13, 1999, between Intersil and Harris for the transfer by
            Harris of all of its shares of Harris Semiconducteurs, Sarl to Intersil (incorporated by reference to
            Exhibit 2.08 to the Registration Statement on Form S-1).

   2.09     Share Transfer Agreement, dated as of August 1, 1999, between Harris and Intersil for the transfer of stock of Harris Semiconductor Y.H. (incorporated by reference to Exhibit 2.09 to the Registration
            Statement on Form S-1).

   2.10     Equity Purchase Agreement, dated as of August 13, 1999, between Harris Advanced Technology (Malaysia)
            Sdn. Bhd. and Harris Airport Systems (M) Sdn. Bhd. (incorporated by reference to Exhibit 2.10 to the
            Registration Statement on Form S-1).

   2.11     Agreement Re: China Subsidiaries, dated as of August 13, 1999, between Harris and Intersil
            (incorporated by reference to Exhibit 2.11 to the Registration Statement on Form S-1).

   2.12     Agreement Re: Anshan Joint Venture, dated as of August 13, 1999, between Harris Advanced Technology
            (Malaysia) Sdn. Bhd. and Harris Airport Systems (M) Sdn. Bhd. (incorporated by reference to Exhibit
            2.12 to the Registration Statement on Form S-1).

   2.13     Agreement Re: Guangzhou Joint Venture, dated as of August 13, 1999, between Harris Advanced Technology
            (Malaysia) Sdn. Bhd. and Harris Airport Systems (M) Sdn. Bhd. (incorporated by reference to Exhibit
            2.13 to the Registration Statement on Form S-1).

   2.14     Agreement Re: Suzhou Harris, dated as of August 13, 1999, between Harris Advanced Technology (Malaysia)
            Sdn. Bhd. and Harris Airport Systems (M) Sdn. Bhd. (incorporated by reference to Exhibit 2.14 to the
            Registration Statement on Form S-1).

   2.15     Intellectual Property Agreement, dated as of August 13, 1999, among Harris, Harris Semiconductor
            Patents, Inc. and Holding (incorporated by reference to Exhibit 2.15 to the Registration Statement on
            Form S-1).

 EXHIBIT
   NO.                                                    DESCRIPTION
----------  -------------------------------------------------------------------------------------------------------
   2.16     Patent Assignment and Services Agreement, dated as of August 13, 1999, among Harris, Harris
            Semiconductor Patents, Inc. and Holding (incorporated by reference to Exhibit 2.16 to the Registration
            Statement on Form S-1).

   2.17     License Assignment Agreement, dated as of August 13, 1999, among Harris, Harris Semiconductor Patents,
            Inc. and Holding (incorporated by reference to Exhibit 2.17 to the Registration Statement on Form S-1).

   2.18     Harris Trademark License Agreement, dated as of August 13, 1999, among Harris, HAL Technologies, Inc.
            and Holding (incorporated by reference to Exhibit 2.18 to the Registration Statement on Form S-1).

   2.19     Secondary Trademark Assignment and License Agreement, dated as of August 13, 1999, between Harris and
            Holding (incorporated by reference to Exhibit 2.19 to the Registration Statement on Form S-1).

   2.20     PRISM(R) Intellectual Property Assignment, dated August 13, 1999, between Holding and Intersil
            (incorporated by reference to Exhibit 2.20 to the Post-Effective Amendment No. 1 to the Registration
            Statement on Form S-1).

   2.21     Tax Sharing Agreement, dated as of August 13, 1999, among Holding, Intersil and Choice Microsystems,
            Inc. (incorporated by reference to Exhibit 2.21 to the Registration Statement on Form S-1).

   2.22     Royalty Agreement, dated as of August 13, 1999, among Harris and Intersil (incorporated by reference to
            Exhibit 2.22 to the Registration Statement on Form S-1).

   2.23     Option Agreement, dated as of August 13, 1999, among Intersil and Intersil PRISM, LLC. (incorporated by reference to Exhibit 2.23 to the Registration Statement on Form S-1).

   2.24     Stock Purchase Agreement among ChipPAC Limited, ChipPAC, Inc., Sapphire Worldwide Investments, Inc. and
            Intersil Corporation dated as of June 30, 2000 (incorporated by reference to Exhibit 2.1 to the Current
            Report on Form 8-K previously filed by ChipPAC, Inc. on July 14, 2000 (Commission File No.
            333-91641)).

   2.25     Share Purchase Agreement dated April 27, 2000 by and among Holding, Intersil B.V., No Wires Needed
            B.V., Gilde It Fund B.V., Parnib B.V., 3Com Corporation, Kennet I L.P., Hans B. Van Der Hoek and the
            shareholders named therein (incorporated by reference to Exhibit 2.25 to the Report on Form 10-K previously filed by Intersil Holding Corporation on August 17, 2000).

   2.26     Amendment No. 1 to the Share Purchase Agreement dated April 27, 2000 by and among Holding, Intersil
            B.V., No Wires Needed B.V., Gilde It Fund B.V., Parnib B.V., 3Com Corporation, Kennet I L.P., Hans B.
            Van Der Hoek and the shareholders named therein (incorporated by reference to Exhibit 2.26 to the
            Report on Form 10-K previously filed by Intersil Holding Corporation on August 17, 2000).

   3.01     Restated Certificate of Incorporation of Holding (incorporated by reference to Exhibit 3.01 to the
            Post-Effective Amendment No. 1 to the Registration Statement on Form S-1).

   3.02     Bylaws of Holding (incorporated by reference to Exhibit 3.02 to the Registration Statement on Form
            S-1).

   4.01     Specimen Certificate of Holding's Class A Common Stock (incorporated by reference to Exhibit 4.01 to
            Amendment No. 2 to the Registration Statement on Form S-1 (Registration Number 333-95199)).

   4.02     Amended and Restated Registration Rights Agreement, dated as of January 21, 2000, by and among Holding,
            Sterling Holding Company, L.L.C., Manatee Investment Corporation, Citicorp Mezzanine Partners, L.P. and
            the management investors named therein (incorporated by reference to Exhibit 4.02 to the Registration
            Statement on Form 8-A previously filed by Intersil Holding Corporation on February 18, 2000).

   5.01     Opinion of Dechert.*

 EXHIBIT
   NO.                                                    DESCRIPTION
----------  -------------------------------------------------------------------------------------------------------
  10.01     Warrant Agreement, dated as of August 13, 1999, between Holding and United States Trust Company of New
            York (incorporated by reference to Exhibit 4.01 to the Registration Statement on Form S-1).

  10.02     Purchase Agreement, dated as of August 6, 1999, between Intersil, Holding, Harris Semiconductor, LLC,
            Harris Semiconductor (Ohio), LLC, Harris Semiconductor (Pennsylvania), LLC, Choice Microsystems, Inc.,
            Credit Suisse First Boston Corporation, J. P. Morgan Securities Inc. and Salomon Smith Barney Inc.
            (incorporated by reference to Exhibit 4.02 to the Registration Statement on Form S-1).

  10.03     Registration Rights Agreement, dated as of August 6, 1999, between Intersil, Holding, Harris
            Semiconductor, LLC, Harris Semiconductor (Ohio), LLC, Harris Semiconductor (Pennsylvania), LLC, Choice
            Microsystems, Inc., Credit Suisse First Boston Corporation, J. P. Morgan Securities Inc. and Salomon
            Smith Barney Inc. (incorporated by reference to Exhibit 4.03 to the Registration Statement on Form
            S-1).

  10.04     Indenture, dated as of August 13, 1999, among Intersil, Holding, Harris Semiconductor, LLC, Harris
            Semiconductor (Ohio), LLC, Harris Semiconductor (Pennsylvania), LLC, Choice Microsystems, Inc. and
            United States Trust Company of New York for 13 1/4% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 10.01 to the Registration Statement on Form S-1).

  10.05     Form of 13 1/4% Senior Subordinated Notes due 2009 (included in Exhibit 10.01).

  10.06     Credit Agreement, dated as of August 13, 1999, among Intersil, the Lender Parties thereto, Credit
            Suisse First Boston, as the Administrative Agent, Salomon Smith Barney, as Syndication Agent, and
            Morgan Guaranty Trust Company of New York, as Documentation Agent (incorporated by reference to Exhibit
            10.03 to the Registration Statement on Form S-1).

  10.07     Amendment No. 1 and Waiver, dated as of January 28, 2000, to the Credit Agreement, dated as of August
            13, 1999, among Intersil, Holding, Credit Suisse First Boston, as the Administrative Agent, Salomon
            Smith Barney, Syndication Agent, and Morgan Guaranty Trust Company of New York, as Documentation Agent
            (incorporated by reference to Exhibit 10.07 to the Amendment No. 2 to the Registration Statement on
            Form S-1).

  10.08     Subordinated Credit Agreement, dated as of August 13, 1999, among Holding and Citicorp Mezzanine
            Partners, L.P. for 13 1/2% Subordinated Pay-In-Kind Note due 2010 (incorporated by reference to Exhibit
            10.04 to the Registration Statement on Form S-1).

  10.09     Form of 13 1/2% Subordinated Pay-In-Kind Note due 2010 (included in Exhibit 10.04).

  10.10     Indenture, dated as of August 13, 1999, among Holding and United States Trust Company of New York for
            11.13% Subordinated Pay-In-Kind Notes due 2010 (incorporated by reference to Exhibit 10.06 to the
            Registration Statement on Form S-1).

  10.11     Form of 11.13% Subordinated Pay-In-Kind Note due 2010 (included in Exhibit 10.06).

  10.12     Securities Purchase and Holders Agreement, dated as of August 13, 1999, among Holding, Sterling Holding
            Company, LLC, Manatee Investment Corporation, Intersil Prism LLC, Citicorp Mezzanine Partners, L.P.,
            William N. Stout and the management investors named therein (incorporated by reference to Exhibit 10.09 to the Registration Statement on Form S-1).

  10.13     Option Award Agreement, dated as of August 13, 1999 (incorporated by reference to Exhibit 10.10 to the
            Registration Statement on Form S-1).

  10.14     Employment Agreement, dated as of August 9, between Intersil and Gregory L. Williams (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1).

  10.15     Agreement between Harris and Local Union No. 1907 International Brotherhood of Electrical Workers,
            AFL-CIO (Findlay, OH Facility), effective as of July 1, 1996 (incorporated by reference to Exhibit
            10.12 to the Registration Statement on Form S-1).

 EXHIBIT
   NO.                                                    DESCRIPTION
----------  -------------------------------------------------------------------------------------------------------
  10.16     Agreement between Harris and Local Union 177 International Union of Electronic, Electrical, Salaried,
            Machine and Furniture Workers, AFL-CIO (Mountaintop, PA Facility), effective December 1, 1998
            (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-1).

  10.17     Machinery and Equipment Loan Agreement, dated September 9, 1996, between Commonwealth of Pennsylvania,
            Department of Community and Economic Development and Harris (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-1).

  10.18     Machinery and Equipment Loan Agreement, dated as of November 3, 1998, between Commonwealth of
            Pennsylvania, Department of Community and Economic Development and Harris (incorporated by reference to
            Exhibit 10.15 to the Registration Statement on Form S-1).

  10.19     Master Agreement, dated as of December 2, 1997, between Harris Semiconductor and Optum Software
            (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-1).

  10.20     Purchase Agreement, dated as of March 14, 1997, between Harris Semiconductor and Praxair, Inc.
            (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-1).

  10.21     Asset Purchase Agreement, dated as of July 2, 1999, by and among Align-Rite International, Inc.,
            Align-Rite, Inc. and Harris (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-1).

  10.22     Bill of Sale and Assignment, dated as of July 2, 1999, by Harris in favor of Align-Rite International,
            Inc. and Align-Rite, Inc. (incorporated by reference to Exhibit 10.19 to the Registration Statement on
            Form S-1).

  10.23     Lease Agreement, dated as of July 2, 1999, by and among Harris Corporation Semiconductor Business Unit and Align-Rite, Inc. (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form
            S-1).

  10.24     Photomask Supply and Strategic Alliance Agreement, dated as of July 2, 1999, by and among Harris,
            Align-Rite International, Inc. and Align-Rite, Inc. (incorporated by reference to Exhibit 10.21 to the
            Registration Statement on Form S-1).

  10.25     Site Services Agreement, dated as of July 2, 1999, by and among Harris Corporation Semiconductor
            Business Unit and Align-Rite, Inc. (incorporated by reference to Exhibit 10.22 to the Registration
            Statement on Form S-1).

  10.26     Software License Agreement, dated as of July 31, 1984, between Harris and Consilium Associates, Inc.
            (incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-1).

  10.27     Addendum Software License and Maintenance Agreement, dated as of October 27, 1995, between Harris and
            Consilium, Inc. (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-1).

  10.28     Specialty Gas Supply Agreement, dated as of October 15, 1996, between Air Products and Chemicals, Inc.
            and Harris (incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-1).

  10.29     Silicon Wafer Purchase Agreement, dated as of January 1, 1997, between Mitsubishi Silicon America
            Corporation and Harris (incorporated by reference to Exhibit 10.26 to the Registration Statement on
            Form S-1).

  10.30     Nitrogen Supply Agreement, dated as of September 22, 1992, between Harris Corporation Semiconductor
            Sector and Liquid Air Corporation Merchant Gases Division (incorporated by reference to Exhibit 10.27 to the Registration Statement on Form S-1).

  10.31     Nitrogen Supply System Agreement, Amendment Number 1, dated as of September 15, 1996, between Air
            Liquide America Corporation and Harris Corporation Semiconductor Sector (incorporated by reference to
            Exhibit 10.28 to the Registration Statement on Form S-1).

 EXHIBIT
   NO.                                                    DESCRIPTION
----------  -------------------------------------------------------------------------------------------------------
  10.32     Site Subscription Agreement, dated as of July 1, 1993, between Harris Semiconductor Sector of Harris and Cadence Design Systems, Inc. (incorporated by reference to Exhibit 10.29 to the Registration
            Statement on Form S-1).

  10.33     Site Subscription Addendum, dated December 19, 1997, between Harris Semiconductor Sector of Harris and
            Cadence Design Systems, Inc. (incorporated by reference to Exhibit 10.30 to the Registration Statement on Form S-1).

  10.34     HMCD--HSS Memorandum of Agreement, dated March 26, 1999, between Harris Microwave Communication
            Division and Harris Semiconductor Sector (incorporated by reference to Exhibit 10.31 to the
            Registration Statement on Form S-1).

  10.35     Investment Agency Appointment and Participation Authorization, dated September 3, 1999, between
            Intersil, Intersil Corporation Master Trust and T. Rowe Price Trust Company (incorporated by reference to Exhibit 10.32 to the Registration Statement on Form S-1).

  10.36     Investment Agency Appointment and Participation Authority, dated September 3, 1999, between Intersil
            Corporation Master Trust and T. Rowe Price Trust Company (incorporated by reference to Exhibit 10.33 to the Registration Statement on Form S-1).

  10.37     Investment Advisory Agreement (Equity Growth Fund), dated September 3, 1999, between T. Rowe Price
            Associates, Inc. and Intersil Corporation Retirement Committee (incorporated by reference to Exhibit
            10.34 to the Registration Statement on Form S-1).

  10.38     Investment Advisory Agreement (Equity Income Fund), dated September 3, 1999, between T. Rowe Price
            Associates, Inc. and Intersil Corporation Retirement Committee (incorporated by reference to Exhibit
            10.35 to the Registration Statement on Form S-1).

  10.39     Intersil Corporation Retirement Plan (Non-Union), dated September 3, 1999 (incorporated by reference to
            Exhibit 10.36 to the Registration Statement on Form S-1).

  10.40     Intersil Corporation Retirement Plan (Union), dated September 3, 1999 (incorporated by reference to
            Exhibit 10.37 to the Registration Statement on Form S-1).

  10.41     Commercial Supply Agreement, dated December 3, 1998, by and between Texas Instruments Incorporated and
            Harris (incorporated by reference to Exhibit 10.38 to the Registration Statement on Form S-1).

  10.42     Military Supply Agreement, dated December 3, 1998, by and between Texas Instruments Incorporated and
            Harris (incorporated by reference to Exhibit 10.39 to the Registration Statement on Form S-1).

  10.43     Intellectual Property Agreement, dated December 3, 1998, by and between Texas Instruments Incorporated,
            Harris, Harris Advanced Technology (Malaysia) Sdn. Bhd. and Harris Southwest Properties, Inc.
            (incorporated by reference to Exhibit 10.40 to the Registration Statement on Form S-1).

  10.44     Asset Transfer Agreement, dated December 3, 1998, by and between Texas Instruments Incorporated and
            Harris Advanced Technology (Malaysia) Sdn. Bhd. (incorporated by reference to Exhibit 10.41 to the
            Registration Statement on Form S-1).

  10.45     Military Asset Purchase Agreement, dated October 23, 1998, by and between Texas Instruments
            Incorporated, Harris, Harris Advanced Technology (Malaysia) Sdn. Bhd. and Harris Southwest Properties,
            Inc. (incorporated by reference to Exhibit 10.42 to the Registration Statement on Form S-1).

  10.46     Commercial Asset Purchase Agreement, dated October 23, 1998, by and between Texas Instruments
            Incorporated, Harris, Harris Advanced Technology (Malaysia) Sdn. Bhd. and Harris Southwest Properties,
            Inc. (incorporated by reference to Exhibit 10.43 to the Registration Statement on Form S-1).

  10.47     Certificate of Leasehold Property for Land Office No. 7668 by Harris Advanced Technology (M) Sdn. Bhd.
            (incorporated by reference to Exhibit 10.44 to the Registration Statement on Form S-1).

 EXHIBIT
   NO.                                                    DESCRIPTION
----------  -------------------------------------------------------------------------------------------------------
  10.48     State Lease for Lot No. 7716 by Harris Advanced Technology (Malaysia) Sdn. Bhd. (incorporated by reference to Exhibit 10.45 to the Registration Statement on Form S-1).

  10.49     Certificate of Leasehold Property for Land Office No. 7666 by Harris Advanced Technology (M) Sdn. Bhd.
            (incorporated by reference to Exhibit 10.46 to the Registration Statement on Form S-1).

  10.50     Amendment No. 1, dated as of December 13, 1999, to the Securities Purchase and Holders Agreement by and
            among Holding, Sterling Holding Company, LLC, Manatee Investment Corporation, Citicorp Mezzanine
            Partners, L.P. and the management investors named therein.**

  10.51     Amendment No. 2, dated as of May 31, 2000, to the Securities Purchase and Holders Agreement, by and
            among Holding, Sterling Holding Company, LLC, Manatee Investment Corporation, Citicorp Mezzanine
            Partners, L.P. and the management investors named therein.**

  10.52     Supply Agreement entered into as of June 30, 2000 by and between ChipPAC Limited and lntersil
            Corporation (incorporated by reference to Exhibit 10.33 to the Registration Statement on Form S-1
            previously filed by ChipPAC, Inc. on July 14, 2000 (Registration No. 333-39428)).

  10.53     Intellectual Property Agreement entered into as of June 30, 2000 between Intersil Corporation and
            ChipPAC Limited (incorporated by reference to Exhibit 10.32 to the Registration Statement on Form S-1
            previously filed by ChipPAC, Inc. on July 14, 2000 (Registration No. 333-39428)).

  10.54     Intersil Holding Corporation 1999 Equity Compensation Plan, effective as of August 13, 1999
            (incorporated by reference to Exhibit 10.54 to the Report on Form 10-K previously filed by Intersil
            Holding Corporation on August 17, 2000).

  10.55     The Intersil Holding Corporation Employee Stock Purchase Plan, effective as of February 25, 2000
            (incorporated by reference to Exhibit 10.55 to the Report on Form 10-K previously filed by Intersil
            Holding Corporation on August 17, 2000).

  21.01     Subsidiaries of Holding (incorporated by reference to Exhibit 21.01 to the Report on Form 10-K previously filed by Intersil Holding Corporation on August 17, 2000).

  23.01     Consent of Dechert (included in Exhibit 5.01).*

  23.02     Consent of Ernst & Young LLP.**

  24.01     Power of Attorney (included on Signature Page previously filed).

  27.01     Financial Data Schedule (previously filed).


------------------
 * To be filed.
** Filed herewith.